Exhibit 10.2

Execution Version

U.S. WELL SERVICES, LLC

SECOND LIEN CREDIT AGREEMENT

DATED AS OF DECEMBER 14, 2018

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4.5	Governmental Consents and Permits	51

4.6	Binding Obligation	51

4.7	Financial Information	51

4.8	Projections	52

4.9	Reserved	52

4.10	Reserved	52

4.11	Adverse Proceedings, etc.	52

4.12	Payment of Taxes	52

4.13	Properties	52

4.14	Environmental Matters	53

4.15	No Defaults	54

4.16	Reserved	54

4.17	Governmental Regulation	54

4.18	Margin Stock	55

4.19	Employee Matters	55

4.20	Employee Benefit Plans	55

4.21	Solvency	56

4.22	Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices	56

4.23	Disclosure	57

4.24	Insurance	57

4.25	Separate Entity	57

4.26	Security Interest in Collateral	58

4.27	Reserved	58

4.28	Swap Agreements	58

4.29	Customers and Suppliers	58

4.30	Names and Places of Business	58

SECTION 5. RESERVED		59

SECTION 6. AFFIRMATIVE COVENANTS		59

6.1	Financial Statements and Other Reports	59

6.2	Notice of Material Events	62

6.3	Corporate Existence, Etc.	63

6.4	Payment of Taxes and Claims	64

6.5	Operation and Maintenance of Properties	64

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6.6	Insurance	64

6.7	Books and Records; Inspections	65

6.8	Reserved	65

6.9	Compliance with Laws	65

6.10	Environmental	65

6.11	Subsidiaries	68

6.12	Further Assurances	68

6.13	Use of Proceeds	69

6.14	Additional Properties; Other Collateral	69

6.15	Refinancing	70

6.16	Post-Closing Covenants	70

SECTION 7. NEGATIVE COVENANTS		70

7.1	Indebtedness	71

7.2	Liens	73

7.3	No Further Negative Pledges	74

7.4	Restricted Junior Payments	74

7.5	Restrictive Agreements	75

7.6	Investments	75

7.7	Financial and Performance Covenants	76

7.8	Fundamental Changes; Disposition of Assets	76

7.9	Limitation on Leases	77

7.10	Sales and Lease Backs	77

7.11	Transactions with Management and Affiliates	77

7.12	Conduct of Business	77

7.13	Reserved	78

7.14	Fiscal Year	78

7.15	Deposit Accounts	78

7.16	Amendments to Organizational Agreements	78

7.17	Reserved	78

7.18	OFAC; USA Patriot Act; Anti-Corruption Laws	79

7.19	Swap Agreements	79

7.20	Intercompany Transfers	79

SECTION 8. EVENTS OF DEFAULT		79

8.1	Events of Default	79
8.2	Remedies	82

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SECTION 9. THE ADMINISTRATIVE AGENT		83

9.1	Appointment of Administrative Agent	83

9.2	Powers and Limited Duties	83

9.3	General Immunity	85

9.4	The Administrative Agent Entitled to Act as Lender	89

9.5	Lenders’ Representations, Warranties and Acknowledgment	90

9.6	Right to Indemnity	90

9.7	Successor Administrative Agent	91

9.8	Collateral Documents	93

9.9	Posting of Approved Electronic Communications	94

9.10	Proofs of Claim	95

SECTION 10. MISCELLANEOUS		95

10.1	Notices	95

10.2	Expenses	96

10.3	Indemnity	97

10.4	Set Off	98

10.5	Sharing of Payments by Lenders	98

10.6	Amendments and Waivers	99

10.7	Successors and Assigns; Assignments	101

10.8	Survival of Representations, Warranties and Agreements	103

10.9	No Waiver; Remedies Cumulative	103

10.10	Marshalling; Payments Set Aside	104

10.11	Severability	104

10.12	Obligations Several	104

10.13	Headings	104

10.14	APPLICABLE LAW	104

10.15	CONSENT TO JURISDICTION	104

10.16	WAIVER OF JURY TRIAL	105

10.17	Confidentiality	105

10.18	Usury Savings Clause	106

10.19	Counterparts	107

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10.20	Patriot Act	107

10.21	Disclosure	107

10.22	Appointment for Perfection	107

10.23	Advertising and Publicity	107

10.24	Acknowledgments and Admissions	107

10.25	Third Party Beneficiaries	108

10.26	Entire Agreement	108

10.27	Replacement of Notes	108

10.28	Intercreditor Agreements	109

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APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.5	Governmental Consents
	4.11	Adverse Proceedings
	4.12	Payment of Taxes
	4.13	Intellectual Property; Real Property
	4.14	Environmental Matters
	4.24	Insurance
	4.28	Swap Agreements
	4.30	Names and Places of Business
	6.16	Post-Closing Covenants
	7.1	Indebtedness
	7.15	Deposit Accounts

EXHIBITS:	A	Form of Borrowing Request
B C D E F G H J1-J4 K L M N

Form of Approval Letter

Form of Note

Form of Compliance Certificate

Form of Closing Date Certificate

Form of Solvency Certificate

Form of Guarantee and Collateral Agreement

Reserved

Forms of U.S. Tax Compliance Certificate

Form of Assignment Agreement

Form of Intercreditor Agreement

Reserved

Form of Landlord Estoppel, Consent and Access Agreement

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U.S. WELL SERVICES, LLC

770 South Post Oak Lane, Suite 405

Houston, Texas 77056

This SECOND LIEN CREDIT AGREEMENT, dated as of December 14, 2018 (together with any amendments, restatements, supplements or other modifications, the “Agreement”), is entered into by and among U.S. WELL SERVICES, LLC, a Delaware limited liability company (the “Borrower”); USWS Holdings LLC, a Delaware limited liability company (“Holdings”), as guarantor; U.S. WELL SERVICES, INC., a Delaware corporation (“Parent”), as guarantor; the Lenders (as defined below) from time to time party hereto; and PIPER JAFFRAY FINANCE, LLC, as the administrative agent and collateral agent for the Lenders (in such capacity, “Administrative Agent”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein and the Loans to be made by the Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

1.2 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Lien” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien and other Permitted Encumbrances or Liens permitted pursuant to Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d), Section 7.2(i) or Section 7.2(k) are the only Liens to which such Collateral is subject.

“Additional Compensation Letter” has the meaning given such term in Section 2.5.

“Additional Interest Amount” means an amount equal to (i)(a) 0.75% per annum for the period beginning April 1, 2019 through June 30, 2019, (b) 1.75% per annum for the period beginning July 1, 2019 through September 30, 2019 and (c) 3.00% on or after October 1, 2019; provided, however, that (i) on or after the date on which the Borrower has replaced the Existing Credit Agreement with an asset based first lien credit facility the Additional Interest Amount shall be 0% and (ii) on or after any date on which a replacement asset based first lien credit facility could have been entered into but for solely the Administrative Agent’s failure to enter into a customary term loan/asset based facility intercreditor agreement on behalf of the lenders providing for crossing lien priorities in connection therewith, the Additional Interest Amount shall be 0%.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account at any bank in New York designated by Administrative Agent from time to time as the account into which Loan Parties shall make all payments to Administrative Agent for the benefit of Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Administrative Agent’s Office” means, the “Administrative Agent’s Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or threatened in writing against or affecting any of the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis), or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Each officer or director (or Person holding an equivalent position) of a Loan Party shall be considered an Affiliate of such Loan Party and of each other Loan Party. For the avoidance of doubt, under no circumstances shall any Lender or Affiliate thereof be deemed an “Affiliate” of any Loan Party due to such Lender’s or Affiliate’s role as Lender.

“Aggregate Amounts Due” as defined in Section 2.12.

“Agreement” as defined in the preamble hereto.

“Annualized” means, for any period as set forth in the table below, the Consolidated Adjusted EBITDA, Consolidated Maintenance Capital Expenditures or Fixed Charges, as applicable, for such period is multiplied by the factor for such period as set forth in the table below.

Period	Factor
One Fiscal Quarter period ending March 31, 2019	4
Two Fiscal Quarter period ending June 30, 2019	2
Third Fiscal Quarter period ending September 30, 2019	4/3

“Anniversary Fee” means a payment equal to 3.50% of the aggregate then outstanding amount of Loans.

“Anti-Corruption Laws” has the meaning given to it in Section 4.22(c).

“Applicable Office” means the office through which a Lender’s investment in any Loan is made.

“Approval Letter” means a letter addressed to the Borrower with a copy to Administrative Agent on behalf of the Requisite Lenders in the form of Exhibit B.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock owned by such Person, but excluding any Permitted Disposition.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in form of Exhibit K or such other form reasonably acceptable to the Administrative Agent.

“Attributable Debt” means as of the date of determination thereof, without duplication, (a) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then-remaining term of any applicable lease, and (b) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet notes or similar off- balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, president, chief financial officer, executive vice president or treasurer, in each case, whose signatures and incumbency have been certified in a certificate delivered to Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Borrower” as defined in the preamble hereto.

“Borrowing Request” means a written notice by the Borrower that it wishes to borrow Loans, which Borrowing Request (a) sets forth the principal amount of Loans to be made, contains other documentation reasonably required by the Requisite Lenders, contains the information required by Section 2.2 and (b) is substantially in the form of Exhibit A.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Texas or is a day on which banking institutions located in either of such states are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP as in existence on the Closing Date, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, or in general any instruments commonly known as “equity securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” as defined in the definition of “Environmental Laws.”

“Change of Control” means, at any time, (a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, at any time of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Stock representing more than fifty percent (50%) of the outstanding Voting Capital Stock of Parent on a fully diluted basis, (b) Parent shall fail to own, directly or indirectly, seventy-five percent (75%) of the issued and outstanding Capital Stock of Holdings or (c) Holdings shall fail to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Capital Stock of the Borrower.

“Closing Date” means December 14, 2018.

“Closing Date Certificate” means a certificate in the form of Exhibit E attached hereto.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means each Control Agreement, the Guarantee and Collateral Agreement, any Landlord Estoppel, Consent and Access Agreement, any Mortgage, bailee’s letters, if any, each Intercreditor Agreement, any other intercreditor agreement and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to (a) grant to Administrative Agent, for the benefit of the Secured Parties, a Lien on any Collateral or (b) set forth the relative priorities of any Lien on any Collateral.

“Commitments” shall mean (a) as to any Lender, the aggregate of such Lender’s Initial Term Loan Commitment and Delayed Draw Term Loan Commitment as set forth on Appendix A hereto (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate of all Lenders’ Initial Term Loan Commitments and Delayed Draw Term Loan Commitments which aggregate commitments shall be Seventy Five Million and No/100 Dollars ($75,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Communications” as defined in Section 9.9(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” as defined in Section 10.17.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Loan Parties on a consolidated basis equal to:

(a) the sum, without duplication, to the extent deducted in the calculation of Consolidated Net Income, of the amounts for such period of:

(i) Consolidated Net Income, plus

(ii) Consolidated Interest Expense, plus

(iii) provisions for taxes based on income of the Loan Parties, plus

(iv) total depreciation expense, plus

(v) total amortization expense, plus

(vi) debt issuance costs and commissions, discounts, and other fees associated with Indebtedness permitted under this Agreement; plus

(vii) unrealized, non-Cash mark-to-market hedging losses resulting from the requirements of ASC 815, plus

(viii) non-cash charges related to compensation expense recognized under stock option plans or otherwise accrued or realized from any deferred equity compensation plan or grants of equity appreciation or similar rights, equity options, restricted equity or other similar rights to officers, directors and employees and the recognition of one-time expenses related to purchase accounting adjustments relating thereto, plus

(ix) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus

(x) extraordinary or non-recurring losses not to exceed (x) $2,500,000 in any consecutive four Fiscal Quarter period or (y) $5,000,000 in the aggregate, plus

(xi) costs, expenses and losses related to dispositions of Property permitted under this Agreement (as evidenced by documentation reasonably acceptable to Administrative Agent), plus

(xii) costs, fees, and expenses incurred in connection with (x) any amendment or supplement to, or modification of, the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) in connection therewith, (y) this Agreement or any other Loan Document and any amendment, restatement or supplement to, or modification thereof and (z) the consummation of an equity purchase on the Closing Date, plus

(xiii) reserved, plus

(xiv) travel and expense reimbursements of board members and cash fees paid to independent members of the Loan Parties’ boards of directors, in all cases in an aggregate amount not to exceed $500,000 per annum, plus

(xv) investment banker fees (x) in the case of transactions which are not consummated, not to exceed $1,000,000 per annum and $2,500,000 during the terms of this agreement and (y) in the case of transactions which are consummated, without limit, plus

(xvi) with respect to any Investment or capital expenditure permitted hereunder in Frac Fleets made after the Closing Date, the actual non-capitalized cash costs associated with deploying such Frac Fleets for utilization in respect of a customer contract; provided that the aggregate amount of addbacks pursuant to this clause (xvi) shall not to exceed $1,000,000 for each Frac Fleet during the term of this Agreement; plus

(xvii) fees and expenses incurred in connection with any workout or restructuring (including, but not limited to, the Restructuring), plus

(xviii) any amounts paid by any of the Loan Parties pursuant to Section 2.14, plus

(xix) Investments, costs and expenses related to launching Fleet 10 and Fleet 11, plus

(xx) reserved, plus

(xxi) fees and expenses incurred in connection with the MPAC Transaction, plus

(xxii) fees and expenses incurred in connection with any Capital Lease financing permitted under Section 7.1(g), plus

(xxiii) reserved.

minus, to the extent added in the calculation of Consolidated Net Income,

(b) the sum, without duplication of the amounts for such period of:

(i) unrealized, non-Cash mark-to-market hedging gains resulting from the requirements of ASC 815, plus

(ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(iii) interest income, plus

(iv) gains related to dispositions of Property; plus

(v) extraordinary or non-recurring gains and other extraordinary or non- recurring income (as determined in accordance with GAAP).

For purposes of calculating the Total Leverage Ratio and the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA shall be Annualized for the first three full Fiscal Quarters following the Closing Date.

“Consolidated Interest Expense” means, for any period, total Cash interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt.

“Consolidated Maintenance Capital Expenditures” means expenditures for the required maintenance of property, plant and equipment of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any period:

(a) the net income (or loss) of the Loan Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP,

minus

(b) the sum of:

(i) the income (or plus the loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, plus

(ii) reserved, plus

(iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(iv) any after tax gains, or plus any after tax losses, attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Consolidated Total Debt” means, as at any date of determination, for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP: (a) the aggregate amount of all Indebtedness, plus (b) the aggregate outstanding amount, without duplication, of Attributable Debt.

“Contractual Obligation” means, as applied to any Person, any provision of any Capital Stock issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its Properties is subject.

“Control Agreement” means a control agreement, in form and substance satisfactory to Administrative Agent, entered into with the bank or securities intermediary at which any Deposit Account or Securities Account is maintained by any Loan Party in accordance with Section 7.15.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” as defined in Section 2.5(c).

“Defaulting Lender” means any Lender that:

(a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded under this Agreement, unless such Lender notifies Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more of the conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within two (2) Business Days of the date when due,

(b) has notified the Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan under this Agreement and states that such position is based on such Lender’s determination that one or more of the conditions precedent to funding (which conditions precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), or

(c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets;

provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such Governmental Authority’s ownership of such equity interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent or the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, or Administrative Agent, as applicable, and each Lender.

“Delayed Draw Commitment Termination Date” means (a) with respect to Delayed Draw Term Loan 1, the earliest of (i) April 1, 2019, (ii) the date of termination of Lenders’ obligations to make Delayed Draw Term Loans, (iii) the date on which Delayed Draw Term Loan 1 is funded and (iv) the date of acceleration of the Loans and (b) with respect to Delayed Draw Term Loan 2, the earliest of (i) June 30, 2019, (ii) the date of termination of Lenders’ obligations to make Delayed Draw Term Loans, (iii) the date on which Delayed Draw Term Loan 2 is funded and (iv) the date of acceleration of the Loans.

“Delayed Draw Term Loan 1” means the term loans funded after the Closing Date under the Delayed Draw Term Loan Commitment 1 pursuant to Section 2.1(b) (it being understood that such term shall refer to the aggregate amount of any Delayed Draw Term Loan 1 funded to the Borrower when used in the context of all Lenders collectively and a particular Lender’s portion of the aggregate amount of such Delayed Draw Term Loan 1 when used in the context of an individual Lender).

“Delayed Draw Term Loan 2” means the term loans funded after the Closing Date under the Delayed Draw Term Loan Commitment 2 pursuant to Section 2.1(b) (it being understood that such term shall refer to the aggregate amount of any Delayed Draw Term Loan 2 funded to the Borrower when used in the context of all Lenders collectively and a particular Lender’s portion of the aggregate amount of such Delayed Draw Term Loan 2 when used in the context of an individual Lender).

“Delayed Draw Term Loans” means, collectively, Delayed Draw Term Loan 1 and Delayed Draw Term Loan 2.

“Delayed Draw Term Loan Commitment” means, collectively, Delayed Draw Term Loan Commitment 1 and Delayed Draw Term Loan Commitment 2.

“Delayed Draw Term Loan Commitment 1” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Delayed Draw Term Loan 1 as set forth on Appendix A hereto (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Delayed Draw Term Loan 1, which aggregate commitment shall be Twenty Million and No/100 Dollars ($20,000,000) on the Closing Date.

“Delayed Draw Term Loan Commitment 2” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Delayed Draw Term Loan 2 as set forth on Appendix A hereto (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Delayed Draw Term Loan 2, which aggregate commitment shall be Fifteen Million and No/100 Dollars ($15,000,000) on the Closing Date.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Division/Series Transaction” shall mean, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, (b) any Subsidiary, Affiliate, or Related Fund of a Lender, and (c) any commercial bank, investment fund, sovereign wealth fund or other financial institution and, for the avoidance of doubt, in no event shall an Eligible Assignee be a natural Person. For the avoidance of doubt, no Loan Party is an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, asserting liability, losses, damages, penalties, claims pursuant to or in connection with: (a) any actual or alleged violation of any Environmental Law; (b) any actual or alleged Hazardous Material Activity; or (c) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment, including natural resource damages.

“Environmental Laws” means any and all applicable Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which a Loan Party is conducting or at any time has conducted any activity, operation, practice or business, or where any Property of a Loan Party is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the term “hazardous substance” shall have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state of any other applicable jurisdiction establish a meaning for “oil,” “hazardous substance,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, waiver, plan, directive, franchise, certificate, credit or other authorization required under or issued pursuant to any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person each trade or business (whether or not incorporated) that together with such Person would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Internal Revenue Code. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in a material liability to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (determined without regard to any waiver of the funding provisions therein or in Section 303 of ERISA or Section 430 of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing of a notice of intent to terminate a Pension Plan, the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA, or the incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (d) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 502(c), (l) or (m), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” means (i) tax withholding accounts funded in the ordinary course of business or required by applicable law, (ii) deposit accounts used only for payroll obligations in the ordinary course of business, (iii) deposit accounts used only to hold pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs, (iv) deposit accounts in which cash collateral in respect of the Existing Letters of Credit is deposited, (v) deposit accounts maintained by Fleet 10 and Fleet 11 until the Fleet 10 and 11 Indebtedness has been satisfied in full; and (i) other deposit accounts, so long as at any one time the aggregate balance in all such accounts referred to in this clause (vi) does not exceed $250,000.

“Excluded Assets” means any of the following Property or assets of any Loan Party:

(a) any Property, assets, or rights to the extent that the Loan Parties are prohibited from granting a security interest in, pledge of, or charge, mortgage or Lien upon any such Property or assets by reason of any applicable laws to which such Loan Parties are subject, except to the extent such prohibition is ineffective under the UCC or other applicable laws; provided that, notwithstanding the foregoing, the term “Collateral” shall include any and all accounts and proceeds arising from such excluded Property to the extent that the assignment or encumbering of such accounts and proceeds is not subject to the same or similar prohibitions or restrictions;

(b) any Property that is subject to a Lien permitted under Sections 7.2(d) or (e), if and for so long as the grant of a security interest in or Lien on any such lease, license, contract, agreement or Property shall (i) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, Property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable laws or principles of equity) or (ii) require the consent of any Person other than a Loan Party or any of their respective Affiliates which has not been obtained as a condition to the grant by any Loan Party of a security interest in or Lien on such lease, license, contract, agreement or Property, provided that, (1) if requested by Administrative Agent, such Loan Party will use commercially reasonable efforts to promptly obtain consent to the collateral assignment thereof and the granting of a security interest therein to Administrative Agent and, at such time such consent is obtained, such lease, license, contract, Property rights or agreement shall constitute “Collateral” hereunder, (2) notwithstanding the foregoing, the term “Collateral” shall include any and all accounts and proceeds arising from such excluded Property to the extent that the assignment or encumbering of such accounts and proceeds is not subject to the same or similar prohibitions or restrictions, and (3) such security interest or Lien shall attach immediately at such time as the condition causing such breach or termination shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, Property rights or agreement that does not result in any of the consequences specified above;

(c) any interest in real Property that does not constitute a Material Real Estate Asset;

(d) Excluded Accounts;

(e) any trademark application that would be invalidated, canceled, voided or abandoned due to the grant and/or enforcement of a security interest therein (including intent-to-use trademark applications filed with the United States Patent and Trademark Office prior to the acceptance of a statement of use or amendment to allege use) to the extent and for so long as the grant and/or enforcement of a security interest therein would cause such application to be invalidated, canceled, voided or abandoned; and

(f) any assets as to which the Borrower and Administrative Agent mutually and reasonably agree that the cost of obtaining a security interest in or Lien on such asset, or perfection of such security interest or Lien, is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Administrative Agent or a Lender or required to be withheld and deducted from a payment to Administrative Agent or a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.14(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Senior Secured Credit Agreement dated as of February 2, 2017 among U.S. Bank National Association, as administrative agent and collateral agent thereunder, the Borrower and the lenders from time to time party thereto, as such agreement was amended, amended and restated, supplemented or otherwise modified on or prior to the date hereof.

“Existing Letters of Credit” has the meaning given such term in the Existing Credit Agreement.

“Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) the outstanding principal amount of the Loans held by such Lender and (ii) undrawn Delayed Draw Term Loan Commitments held by such Lender.

“Facility” means any real Property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning given to it in Section 4.22(c).

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Officer” means, for any Person, the President or Chief Financial Officer. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Officer Certification” means (a) with respect to financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Loan Parties as of the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments, and (b) with respect to any Projections, Financial Plan, or other estimates, that such Projections, Financial Plan, or estimates were based on good faith estimates and assumptions believed to be reasonable when made in light of circumstances then existing.

“Financial Plan” as defined in Section 6.1(f).

“First Lien Intercreditor Agreement” means the intercreditor agreement, dated as of the Closing Date, among, inter alios, Administrative Agent, as agent under this Agreement, the “Administrative Agent” (as defined under the Existing Credit Agreement), the other collateral agents from time to time party thereto and acknowledged and agreed to by the Loan Parties in the form of Exhibit L attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Expense paid or payable in cash during such period and (b) scheduled principal payments in respect of Indebtedness (including the principal portion of Capital Leases) that are required to be paid during such period.

“Fixed Charge Coverage Ratio” means, when determined for any period, for the Loan Parties on a consolidated basis, the ratio of (a) Consolidated Adjusted EBITDA minus Consolidated Maintenance Capital Expenditures made or incurred, in each case during the period of twelve consecutive months then ending (unless Annualized in accordance with the definition thereof), to (b) Fixed Charges for the period of twelve consecutive months then ending. For purposes of calculating the Fixed Charge Coverage Ratio, Fixed Charges shall be Annualized for the first three full Fiscal Quarters following the Closing Date.

“Fleet 10” means USWS Fleet 10, LLC, a Delaware limited liability company.

“Fleet 11” means USWS Fleet 11, LLC, a Delaware limited liability company.

“Fleet 10 and 11 Indebtedness” means Capital Leases and Indebtedness incurred solely by Fleet 10 and/or Fleet 11 which is not recourse to the Borrower or Holdings.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Administrative Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States, any State thereof, or the District of Columbia.

“Frac Fleet” means all equipment, vehicles, labor and materials used to perform hydraulic fracturing services as part of the exploration and production of oil, natural gas and related products.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.3, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America, any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative powers or functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, registration, license, approval, authorization, plan, directive, franchise, certificate, waiver, variance, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” means, at any time, any applicable law, treaty, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, approval, waiver, variance, common law or other applicable directive whether now or hereafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the Lenders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor on the Closing Date, substantially in the form of Exhibit G.

“Guarantor” means each Subsidiary of the Borrower and any other Person that is required to guarantee the Obligations pursuant to Sections 6.11, 6.12 or 6.14.

“Guaranty” means the guaranty of each Guarantor set forth in the Guarantee and Collateral Agreement.

“Hazardous Material” means any substance regulated by or as to which liability may arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, effluent, emission, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; (c) explosives, radioactive materials, polychlorinated biphenyls, radon, asbestos containing materials, mold, silica or other silicate and (d) any material which is or has been handled, stored, treated, remediated, transported, arranged for disposal, disposed of or removed from any property (including any Properties) pursuant to any Environmental Law or Environmental Permit.

“Hazardous Material Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business consistent with past practice that are not overdue by more than one hundred twenty (120) days) which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (f) all Indebtedness (as defined in other clauses of this definition) secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts, provided that Indebtedness shall not include such Person’s obligations with respect to any letter of credit (including, but not limited to, the Existing Letters of Credit) to the extent that such obligations are cash collateralized; (h) any earn-out obligations or purchase price adjustments under purchase agreements to the extent that such items would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; (i) all Guarantees by such Person of Indebtedness (as otherwise defined herein) of any other Person; (j) all obligations of such Person in respect of Swap Agreements, whether entered into for hedging or speculative purposes; (k) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (l) all Attributable Debt of such Person, and (m) Indebtedness of any partnership or Joint Venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person. The amount of Indebtedness under any Swap Agreements outstanding at any time, if any, shall be the Net Mark-to-Market Exposure of such Person under such Swap Agreements at such time.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action to remove, remediate, clean up or abate Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of a single outside counsel for all Indemnitees and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict retains its own counsel and informs you, of another firm of counsel for such affected Indemnitee) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) the execution, delivery, performance, administration or enforcement of the Loan Documents or any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto); or (b) any Environmental Claim or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, business or practice of the Borrower or any of its Subsidiaries or Affiliates and any of their respective Properties.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.6.

“Indemnitees” as defined in Section 2.4(b).

“Initial Term Loan” shall mean the term loan funded on the Closing Date under the Initial Term Loan Commitment pursuant to Section 2.1(a) (it being understood that such term shall refer to the aggregate Initial Term Loan funded to the Borrower when used in the context of all Lenders collectively and a particular Lender’s portion of the aggregate Initial Term Loan when used in the context of an individual Lender).

“Initial Term Loan Commitment” shall mean (a) as to any Lender with an Initial Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Initial Term Loan as set forth on Appendix A hereto (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders with an Initial Term Loan Commitment, the aggregate commitment of all Lenders to make the Initial Term Loan, which aggregate commitment shall be Forty Million and No/100 Dollars ($40,000,000) on the Closing Date.

“Intellectual Property” means all intellectual property rights, both statutory and common, throughout the world, including but not limited to the following: (a) patents, together with any foreign counterpart patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and patent applications, as well as any related continuation, continuation in part, and divisional applications and patents issuing therefrom and any respective foreign counterpart foreign patent applications or foreign patents issuing therefrom; (b) works of authorship and copyrightable works, copyrights and registrations and applications for registrations thereof; (c) any trademark, service mark, trade name, trade dress, brand names, slogans, domain names, registrations and any trademarks or service marks issuing from applications for registrations for the foregoing, and all goodwill associated therewith; (d) all trade secrets, know- how or proprietary property or technology and (e) all other intellectual property rights material to the operation of the Borrower’s or any of its Subsidiaries’ business.

“Intercreditor Agreement” means (a) the First Lien Intercreditor Agreement and (b) an intercreditor agreement in form and substance satisfactory to Administrative Agent with respect to any applicable Indebtedness permitted under Section 7.1(v).

“Interest Payment Date” means the last Business Day of each calendar month.

“Interest Period” means with respect to a LIBOR Loan (a) initially from the commencement of such LIBOR Loan to the next successive Interest Payment Date, and (b) thereafter from Interest Payment Date to the next succeeding Interest Payment Date; provided, that (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period, (iii) Borrower may not select any Interest Period for a LIBOR Loan which would extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter (except as otherwise provided herein).

“Investment” means (a) any direct or indirect purchase or other acquisition by any Person of, or of a beneficial interest in, any of the Capital Stock of any other Person; (b) any direct or indirect loan, advance, acquisition of all or substantially all assets of another Person or a business unit of another Person, capital contribution or other investment by any Person to any other Person and (c) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions (whether in Cash or Property) thereto.

“IRS” as defined in Section 2.14(f).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Estoppel, Consent and Access Agreement” means an estoppel, consent and access agreement substantially in the form of Exhibit N, with such changes or modifications as may be approved by Administrative Agent.

“Lease” means any lease of real Property to which a Loan Party is a party as lessor or lessee.

“Lenders” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement or a joinder agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“LIBOR” means, at any time, the greater of (a) the rate appearing on the applicable Bloomberg Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period of each month, as the rate for dollar deposits with a maturity of one (1) month, and (b) one percent (1.00%) per annum. If such rate ceases to be available and the Administrative Agent determines in good faith that the rate so published no longer accurately reflects the rate available to the Administrative Agent in the London Interbank Market then the LIBOR Rate for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate per annum equal to the average offered quotation rate to three (3) major banks in the London interbank market for deposits in Dollars of amounts in same day funds determined as of approximately 11:00 a.m., London England time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

“Loans” means, collectively, the Initial Term Loans and Delayed Draw Term Loans.

“Loan Document” means any of this Agreement, the Notes (if any), the Collateral Documents, the Perfection Certificate and the Additional Compensation Letter, any amendments of any of the foregoing and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Loan Party for the benefit of Administrative Agent or any Lender in connection herewith on or after the date hereof.

“Loan Party” means the Borrower and each Guarantor.

“Long-Term Leases” means leases or lease agreements for the payment or rent or hire of Property of any kind whatsoever (real or personal), in each case having a primary term in excess of six (6) months, but excluding any Capital Leases.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, and condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) the ability of the Loan Parties and their Subsidiaries taken as a whole to fully and timely perform their Obligations; (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document; (d) Administrative Agent’s Liens (on behalf of itself and the Secured Parties) on any Collateral or the priority of such Liens; or (e) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender under any Loan Document.

“Material Leased Location” means any location (including such locations that are leased by any Loan Party pursuant to leases, licenses, or similar agreements for the use and occupancy of real Property and such locations that are the subject of a warehouse or bailee arrangement but excluding such locations owned by a Loan Party) which holds, stores or otherwise maintains Collateral having a fair market value of $500,000 individually for each such location.

“Material Real Estate Asset” means any fee-owned real Property having a fair market value in excess of $2,500,000 as of the date of the acquisition thereof.

“Maturity Date” means the earlier of (a) May 31, 2020 and (b) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgaged Properties” means all fee-owned real Property owned or acquired after the date hereof constituting Material Real Estate Assets, in each case as to which Administrative Agent for the benefit of the Lenders shall be granted an Acceptable Lien pursuant to one or more Mortgages.

“Mortgages” means Mortgages in form and substance reasonably satisfactory to Administrative Agent, as they may be amended, supplemented or otherwise modified from time to time.

“MPAC Merger Agreement” means that certain Merger and Contribution Agreement dated as of July 13, 2018 by and among Matlin & Partners Acquisition Corporation, a Delaware corporation, MPAC Merger Sub LLC, a Delaware limited liability company, Holdings, and certain former shareholders of Holdings.

“MPAC Transaction” means the transactions contemplated by the MPAC Merger Agreement.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“National Flood Insurance Program” means the program created by the United States Congress pursuant to the Flood Insurance Regulations, that mandates the purchase of flood insurance to cover real Property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) the sum of Cash payments and Cash Equivalents received by any Loan Party from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide costs incurred in connection with such Asset Sale, including income or gains taxes paid or estimated to be payable by the seller as a result of any gain recognized in connection with such Asset Sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements), minus (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the applicable Loan Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, minus (d) any amounts payable by any Loan Party in respect of any working capital or purchase price adjustment, and (e) reasonable fees, costs and expenses payable by the Loan Parties in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by any Loan Party (i) under any casualty insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of any Loan Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by any Loan Party in connection with the adjustment or settlement of any claims of any Loan Party in respect thereof, and (ii) any bona fide costs, fees and expenses incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination and with respect to any Swap Agreement, the net amount (after giving effect to any applicable netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Non-Consenting Lender” means any Lender that does not approve any consent, forbearance, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.6 and (b) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” as defined in Section 2.14(f).

“Notes” means the promissory notes of the Borrower issued with respect to the Loans, and being substantially in the form of Exhibit C, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means all liabilities and obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to Administrative Agent (including any former Administrative Agent), the Lenders, any Indemnitee or any of them under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), or fees, expenses, penalties, premiums (including the Payment Premium), reimbursements, indemnification or other amounts payable under the Loan Documents, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OPA” as defined in the definition of “Environmental Laws.”

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, amalgamation, formation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or certificate of formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Sources” as defined in Section 10.3(c).

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, court or documentary, intangible, excise or property or similar Taxes, fees, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to or in connection with, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Parent” means U.S. Well Services, Inc., a Delaware corporation.

“Participant” as defined in Section 10.7(g).

“Participant Register” as defined in Section 10.7.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Payment Date” means (a) each Interest Payment Date and (b) the Maturity Date.

“Payment Premium” means a premium in an amount equal to the sum of:

(a) the product of (i) the percentage set forth below in respect of the month in which such payment is made as indicated below and (ii) the principal amount of such payment:

Calendar Month Beginning on	Payment Premium Percentage
January 01, 2019	0.333%
February 01, 2019	0.666%
March 01, 2019	1.000%
April 01, 2019	1.333%
May 01, 2019	1.666%
June 01, 2019	2.000%
July 01, 2019	2.333%
August 01, 2019	2.666%
September 01, 2019	3.000%
October 01, 2019	3.333%
November 01, 2019	3.666%
December 01, 2019	4.000%
January 01, 2020	4.250%
February 01, 2020	4.500%
March 01, 2020 April 01, 2020 May 01, 2020	4.750 5.000 5.250	% % %

and (b) to the extent the Loans are prepaid or otherwise repaid for any reason (including, as a result of a mandatory prepayment, optional prepayment, amortization payment, acceleration or otherwise) prior to the one-year anniversary of the Closing Date, an additional premium equal to all interest that would be required to be paid hereunder (based on LIBOR and the then-applicable interest rate, in each case, on such date) if the Loans prepaid or otherwise repaid were not prepaid or otherwise repaid on such date and instead remained outstanding until and were prepaid or otherwise repaid on the one-year anniversary of the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means that certain Perfection Certificate, dated no later than the date required pursuant to Schedule 6.16, executed by the Borrower.

“Permitted Dispositions” means

(a) dispositions of assets in the ordinary course of business which are obsolete, surplus or worn out;

(b) disposition (including discounts and forgiveness) of delinquent accounts in the ordinary course of business for purposes of collection;

(c) dispositions of inventory in the ordinary course of business;

(d) dispositions of assets by any Loan Party to another Loan Party;

(e) in each case, to the extent constituting a disposition, uses of Cash and Cash Equivalents in transactions not otherwise prohibited under this Agreement;

(f) to the extent constituting dispositions, transactions permitted under Sections 7.2, 7.4, 7.6 or 7.10;

(g) licenses and leases of assets in the ordinary course of business, in each case to the extent not otherwise prohibited under this Agreement; and

(h) the sale or other disposition of assets (other than Capital Stock of any Subsidiary) in an aggregate amount not to exceed $5,000,000.

“Permitted Encumbrances” means (a) statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, vendors and other similar Liens imposed by law, in each case incurred in the ordinary course of business consistent with past practice for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and in connection with transactions not prohibited by this Agreement; (b) Liens for taxes, assessments, or other governmental charges or levies and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business consistent with past practice (i) for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, or (ii) in connection with transactions not prohibited by this Agreement, the non-payment of which is permitted under Section 6.4; (c) easements, zoning restrictions, servitudes, covenants, conditions, permits, exceptions or reservations in any Property of any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines or distribution lines, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by such Loan Party or with respect to any such Property that constitutes a Material Real Estate Asset, materially impair the value of such Material Real Estate Asset subject thereto; (d) Liens arising from precautionary UCC filings with respect to operating leases and other leases which are not Capital Leases and cover assets that are leased by, but not owned by, a Loan Party; (e) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business, consistent with the past practices of such Loan Party and as customary in the oilfield services industry, but only to the extent otherwise permitted hereunder; (f) rights of offset or statutory banker’s Lien arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its affiliates, Liens of a collecting bank arising in the ordinary course of business under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon; (g) Liens (i) in favor of a banking or other depositary institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary to the banking industry, (ii) in favor of a financial institution arising as a matter of law encumbering financial assets on deposit in securities accounts (including the right of set-off) and which are within the general parameters customary to the securities industry and (iii) that are contractual rights of set-off relating to the establishment of depository and cash management relations with banks not given in connection with the issuance of Indebtedness for borrowed money and which are within the general parameters customary to the banking industry; provided that, in each case such Liens only encumber the accounts described in clauses (i)-(iii); (h) Liens securing Indebtedness permitted to be incurred under this Agreement with respect to the financing of insurance premiums, to the extent such Liens do not attach or otherwise extend to any other assets of any Loan Party other than the returned premiums on such insurance policies; and (i) Liens attaching to cash earnest money deposits made by a Loan Party in connection with an actual or anticipated acquisition not otherwise prohibited under this Agreement; provided that no intention to subordinate the Lien granted in favor of Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Permitted Encumbrance.

“Permitted Holders” means Crestview (as defined in the MPAC Merger Agreement) and any of its Affiliates and Parent Sponsor (as defined in the MPAC Merger Agreement) and any of its Affiliates.

“Permitted Liens” means each of the Liens permitted pursuant to Section 7.2.

“Permitted Recipients” as defined in Section 10.17.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means a Phase I Environmental Site Assessment prepared by a nationally recognized environmental consultant acceptable to the Lenders.

“Pro Forma Balance Sheet” as defined in Section 4.7.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loans of any Lender, the percentage obtained by dividing (a) the Exposure of that Lender, by (b) the aggregate Exposure of all Lenders.

“Proceeds” as defined in the Guarantee and Collateral Agreement.

“Projections” as defined in Section 4.8.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Cash, securities, accounts and contract rights.

“Quarterly Date” means the last Business Day of each Fiscal Quarter and if such day is not a Business Day, then the next succeeding Business Day after the last day of such Fiscal Quarter.

“RCRA” as defined in the definition of “Environmental Laws.”

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real Property.

“Recipient” as defined in Section 10.17.

“Register” as defined in Section 2.4(b).

“Related Fund” means, with respect to any Lender, (i) any fund, account of investment vehicle that is controlled or managed by (A) such Lender, (B) an Affiliate of such Lender, or (C) the same investment advisor or manager as such Lender or an Affiliate of such investment advisor or manager, or (ii) any Person formed and controlled by any of the foregoing. With respect to any Lender, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Requisite Lenders” means, when determined, one or more Lenders (other than Defaulting Lenders and any Loan Parties) having or holding Exposure representing at least fifty- one percent (51%) of the sum of the aggregate Exposure of all Lenders (other than Defaulting Lenders).

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party now or hereafter outstanding, except a dividend payable solely in additional shares of Capital Stock; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of any Loan Party now or hereafter outstanding; (d) any Cash payment of management or similar fees (other than compensation of officers and managers) and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated or unsecured Indebtedness (but not, for the avoidance of doubt, payments of scheduled interest as and when due and payments in respect of Capital Leases as and when due).

“Restructuring” has the meaning given such term in the Existing Credit Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctions” has the meaning given to it in Section 4.22(a).

“Sanctioned Country” has the meaning given to it in Section 4.22(a).

“SDN List” has the meaning given to it in Section 4.22(a).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” has the meaning assigned to that term in the Guarantee and Collateral Agreement.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer substantially in the form of Exhibit F.

“Solvent” means, with respect to any Person and its Subsidiaries, when taken as a whole on a consolidated basis, that as of the date of determination, both (a) (i) the sum of such Person’s and its consolidated Subsidiaries’ debt and liabilities (including contingent liabilities) does not exceed the fair saleable value of such Person’s and its consolidated Subsidiaries’ present assets; (ii) if applicable, such Person and its consolidated Subsidiaries’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such

Person and its consolidated Subsidiaries’ have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person and its consolidated Subsidiaries’ are “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Flood Hazard Area” means an area that Federal Emergency Management Agency’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or other financial measures and whether exchange traded, “over-the-counter” or otherwise.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, penalties or additional amounts thereon.

“Tax Distribution” means any distribution made by the Borrower in amounts which are sufficient to permit the direct and indirect members of the Borrower to pay their estimated income taxes which arise solely and directly as a result of their direct or indirect ownership interest in the Borrower, for any period during which the Borrower was a pass-through entity for U.S. federal income tax purposes, as determined or estimated by the Borrower in good faith, taking into account (a) any difference in rates applicable to ordinary income, capital gains and dividends and any allowable deductions in respect of such state taxes in computing the member’s liability for federal income taxes, without regard to the alternative minimum tax and (for the avoidance of doubt) Section 1411 of the Code, and (b) any tax losses or credits of the Borrower, including any tax losses or credits of any Subsidiary that is a pass-through entity for U.S. federal income tax purposes, allocated to such member in prior periods but not previously utilized as an offset against income or gains; provided, however, in no event will the aggregate tax distributions to the members exceed the aggregate tax liabilities of the direct or indirect members (looking through any intervening pass-through entities) with respect to the taxable income of the Borrower, calculated for each such member as the product of the portion of the taxable income of the Borrower allocated to such member (reduced by any deduction reasonably expected to be available to such member under Section 199A, as reasonably determined taking into account solely on facts related to the Borrower) and the highest marginal effective rate of federal and state income tax applicable to such member (i.e. the corporate rate for any corporate taxpayer and the individual rate for any individual taxpayer). If the Borrower’s actual reportable taxable income is less than prior estimates, the tax distributions will be reduced in the following taxable year to account for excess distributions. The tax distributions may be made on any date that is not more than five (5) business days prior to the date on which estimated income tax payments are required to be made by calendar year individual taxpayers and each due date for the income tax return of an individual calendar year taxpayer (without extensions). Upon request by a Lender, the Borrower will promptly provide appropriate documentation to such Lender regarding the computation of the tax distributions.

“Title Policy” means a policy or policies of title insurance insuring the Lien on any Property, in an amount equal to, for any fee mortgage policy, the aggregate of the land value and insurable building and improvements value of such Property (or such lesser amount as may be acceptable to the Lenders), free of all other Liens that are not expressly permitted under this Agreement, containing no general survey exception or mechanics lien exception and issued together with such endorsements and affirmative coverage as the Lenders may reasonably request.

“Total Leverage Ratio” means, with respect to the Borrower and its Subsidiaries at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarters most recently ended. For purposes of calculating the Total Leverage Ratio as of any date of determination, Consolidated Adjusted EBITDA shall be calculated on a pro forma basis (i) assuming that all sales and other dispositions of assets by the Borrower or of the equity interests of any Subsidiary, all or substantially all of the assets of any Subsidiary, or any line of business or division of the Borrower or any of its Subsidiaries, in each case completed during the most recently completed four Fiscal Quarter period (unless Annualized in accordance with the definition thereof) and in each case including any recourse Indebtedness incurred or repaid in connection therewith, have been made, incurred, or repaid (as the case may be) on the first day of such four Fiscal Quarter period (unless Annualized in accordance with the definition thereof), and (ii) using the historical financial results of any such Person, Subsidiary, or business line or division that was the subject of any such sale, or other disposition during the most recently completed four Fiscal Quarter period (unless Annualized in accordance with the definition thereof).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Person” has the meaning in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” as defined in Section 2.14(f)(ii)(B).

“Vehicle” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles both (i) that are covered by a certificate of title law of any state and, in any event, shall include all tires and appurtenances to any of the foregoing and (ii) perfection of a security interest in which may not be effected by the filing of a financing statement under the UCC.

“Voting Capital Stock” means, for any Person, the Capital Stock of such Person entitled to vote in the election of the members of such Person’s board of directors or other applicable governing body.

1.3 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Requisite Lenders shall so request, the Requisite Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to Administrative Agent and Lenders reconciliation statements requested by Administrative Agent or any Lender (reconciling the computations of such financial ratios and requirements from then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 6.1(a), (b) and (c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of the Borrower and the Pro Forma Balance Sheet. Notwithstanding anything to the contrary contained herein, any change in GAAP after the date hereof to the effect that operating leases, as defined pursuant to GAAP on the date hereof, are to be treated as, or similar to, Capital Leases, shall have no effect and the parties shall continue to account for such operating leases pursuant to GAAP as in effect on the date hereof.

1.4 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to a Schedule shall be considered a reference to such Schedule as of the Closing Date. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). The use herein of the phrase “to the knowledge of” with respect to a Loan Party shall be a reference to the knowledge of the Chief Executive Officer, President, or Chief Financial Officer of the applicable Loan Party.

SECTION 2.

THE CREDITS

2.1 Loans and Borrowings.

(a) Initial Term Loans. Subject to the terms and conditions hereof, on the Closing Date, each Lender agrees, severally and not jointly, to make an Initial Term Loan to the Borrower in an original principal amount not to exceed such Lender’s Pro Rata Share of the Initial Term Loan Commitment. Amounts paid or prepaid in respect of the Initial Term Loan may not be reborrowed.

(b) Delayed Draw Term Loans.

(i) Subject to the terms and conditions hereof, on any Business Day prior to the applicable Delayed Draw Commitment Termination Date, each Lender agrees, severally and not jointly, to make available to the Borrower in a single drawing, in accordance with its Pro Rata Share of advances under Delayed Draw Term Loan Commitment 1 or Delayed Draw Term Loan Commitment 2, as applicable, the Delayed Draw Term Loan 1 or the Delayed Draw Term Loan 2, as applicable. Delayed Draw Term Loan 2 may only be borrowed after the Delayed Draw Term Loan Commitment 1 is terminated in full. Amounts paid or prepaid in respect of any Delayed Draw Term Loan may not be reborrowed.

2.2 Requests for Loans. The Borrower must give to Administrative Agent written or electronic notice of any requested Borrowing Request of Loans to be made by Lenders. Each such notice constitutes a “Borrowing Request” hereunder and must:

(a) specify the aggregate amount of any such Loan and the date on which such Loans are to be made;

(b) specify wire instructions to the Borrower’s account; and

(c) be received by Administrative Agent no later than 10:00 a.m., New York, New York time, (i) with respect to the Initial Term Loans, two (2) Business Days prior to the Closing Date and (ii) with respect to any Delayed Draw Term Loan, ten (10) Business Days (or such shorter time as the Administrative Agent may agree) prior to the making of such Delayed Draw Term Loan.

Each such written request or confirmation must be made in the form and substance of the Borrowing Request, duly completed. Upon receipt of any such Borrowing Request, Administrative Agent shall give each Lender prompt notice of the terms thereof.

On the requested borrowing date, each Lender shall provide Administrative Agent with immediately available funds no later than 12:00 p.m. New York time, covering that Lender’s Pro Rata Share of that borrowing so long as the applicable Lender has not received written notice from Administrative Agent that the conditions precedent set forth in Section 3 with respect to that borrowing have not been satisfied. After Administrative Agent’s receipt of the proceeds of the applicable Loans from Lenders and upon receipt of all requested funds, Administrative Agent shall make the proceeds of those Loans available to the Borrower on the applicable borrowing date by transferring to the Borrower immediately available funds equal to the proceeds received by Administrative Agent or as may otherwise be directed by the Borrower in writing.

2.3 Use of Proceeds.

Proceeds of the Loans may be used from time to time for working capital purposes and for other general business purposes; provided that the proceeds of Loans may not be used, or permitted to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock, other than such Margin Stock that will be immediately cancelled upon any purchase.

2.4 Evidence of Debt; Register; Lenders’ Books and Records; Loans.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain in its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans held by such Lender and each repayment and prepayment in respect thereof. The failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Loans; and provided, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern absent manifest error.

(b) Register. The Administrative Agent shall maintain at one of its offices in the United States a register for the recordation of the name and address, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice. The entries in the Register shall be conclusive and binding on the Loan Parties, Administrative Agent and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Loan Parties’ Obligations in respect of any Loan. The Borrower, Administrative Agent and the Lenders shall treat each Person in whose name any Loan shall be registered as the owner and the Lender thereof for all purposes hereof. The Borrower hereby designates the entity serving as Administrative Agent to serve as the Borrower’s non- fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

2.5 Interest; Fees.

(a) Interest. Each Loan shall bear interest at a per annum rate equal to LIBOR plus (i) 7.75% from the Closing Date through the first anniversary of the Closing Date and (i) 11.50% from the day immediately succeeding the first anniversary of the Closing Date to the Maturity Date plus, in each case, the Additional Interest Amount.

(b) Interest Payment Dates. Interest shall be due and payable on each Payment Date, commencing December 31, 2018. All interest payable hereunder shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(c) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall automatically bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in Cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans (the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.5(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(d) Fees. The Borrower shall pay to Administrative Agent, fees in the amounts and at the times set forth in a letter agreement between the Borrower and Administrative Agent dated as of the date hereof (as amended from time to time, the “Additional Compensation Letter”), for Administrative Agent’s own account or the ratable account of the Lenders, in each case, as set forth therein.

(e) Anniversary Fee. The Borrower shall pay to the Administrative Agent, a fee in the amount equal to the Anniversary Fee on the one year anniversary of the Closing Date, for the ratable benefit of the Lenders.

(f) All fees referenced herein shall be paid on the dates due, in immediately available funds in Dollars, to Administrative Agent. Once paid, none of the fees shall be refundable under any circumstances.

2.6 Repayment of Loans.

(a) Scheduled Amortization. Commencing with the second Fiscal Quarter of 2019 and on each Quarterly Date thereafter, on the Quarterly Date the Borrower shall make a principal payment in respect of the Loans in an amount equal to 0.75% of the aggregate original principal amount of the Loans then outstanding as of such Quarterly Date. Additionally, any principal payments made pursuant to this Section 2.6(a) shall be accompanied by the payment of accrued and unpaid interest to the date of such payment, in each case, on the principal amount prepaid or otherwise repaid.

(b) Repayment on the Maturity Date. If any principal or interest amount payable under the Loans remains outstanding on the Maturity Date, such amount will be paid in full by the Borrower to Lenders in immediately available funds on the Maturity Date. Additionally, any principal payments made pursuant to this Section 2.6(b) shall be accompanied by a payment equal to the Payment Premium and the payment of accrued and unpaid interest to the date of such payment, in each case, on the principal amount repaid.

2.7 Optional Prepayments. The Borrower may prepay the Loans on any Business Day in whole or in part in an aggregate minimum amount equal to (a) if being paid in whole, the Obligations and (b) if being paid in part, $1,000,000 and integral multiples of $100,000 in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice (or such shorter period as may be consented to by Administrative Agent), in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and promptly confirmed in writing to Administrative Agent. Upon the giving of any such notice, the Borrower shall be obligated to make such prepayment on the prepayment date specified therein; provided, however, that any such notice may be conditioned upon the consummation of another transaction. Any such voluntary prepayment shall be applied as specified in Section 2.10 and shall be accompanied by the payment of the Payment Premium and the payment of accrued and unpaid interest to the date of such payment on the aggregate principal amount prepaid. For the avoidance of doubt, other than payments or prepayments made in accordance with Section 2.6(a), the Payment Premium shall be payable if the Loans are voluntarily or involuntarily accelerated for any reason, including upon the commencement of voluntary or involuntary bankruptcy proceedings, or otherwise become due and owing at any time.

2.8 Reserved.

2.9 Mandatory Prepayments.

(a) Asset Sales. Subject to Section 2.9(g) and any Intercreditor Agreement, on the date of receipt by any Loan Party (or any Affiliate on behalf of any Loan Party) of any Net Asset Sale Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds.

(b) Insurance/Condemnation Proceeds. Subject to Section 2.9(g) and any Intercreditor Agreement, on the date of receipt by any Loan Party (or any Affiliate on behalf of such Loan Party), or Administrative Agent as sole loss payee, or promptly thereafter of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that, the Borrower shall have the option to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in fixed assets of the general type used or usable in the business of the Borrower and its Subsidiaries.

(c) Issuance of Indebtedness. Subject to Section 2.9(g) and any Intercreditor Agreement, on the date of receipt by any Loan Party (or any Affiliate on behalf of such Loan Party) of any Cash proceeds from the incurrence of any Indebtedness (other than Indebtedness that is permitted hereunder) of such Loan Party, the Borrower shall prepay the Loans in an aggregate amount equal to one-hundred percent (100%) of such proceeds, net of all underwriting fees, discounts and commissions (including original issue discount, upfront fees, and arranger fees) and other reasonable fees and costs and expenses associated therewith, including reasonable legal fees and expenses.

(d) Reserved.

(e) Issuance of Capital Stock. Subject to Section 2.9(g) and any Intercreditor Agreement, on the date of receipt by any Loan Party (or any Affiliate on behalf of such Loan Party) of any Cash proceeds from the issuance of any Capital Stock of such Loan Party, the Borrower shall prepay the Loans in an aggregate amount equal to fifty percent (50%) of such proceeds, net of underwriting fees, discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.9(a)-(e), the Borrower shall deliver to Administrative Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable proceeds giving rise to the prepayment. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the calculation of such excess.

(g) Lender Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Lender, in its sole discretion, may, but is not obligated to, waive the Borrower’s requirements to make any prepayments pursuant to Sections 2.9(a)-(e) with respect to such Lender’s Pro Rata Share of such prepayment. Upon the dates set forth in Section 2.9 for any such prepayment, the Borrower shall notify Administrative Agent promptly of the amount that is available to prepay the Loans. Promptly after the date of receipt of such notice, Administrative Agent shall provide written notice to the Lenders of the amount available to prepay the Loans. Any Lender declining such prepayment shall give written notice thereof to Administrative Agent by 10:00 a.m. New York time no later than one (1) Business Day after the date of such notice from Administrative Agent. The Borrower shall prepay the Loans within one (1) Business Day after its receipt of notice from Administrative Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts with respect to such prepayment shall be retained by the Borrower.

(h) Payment Premium: Any prepayment required by this Section 2.9 shall be applied as specified in Section 2.10 and shall be accompanied by the payment of the Payment Premium and the payment of accrued and unpaid interest to the date of such payment on the aggregate principal amount prepaid.

2.10 Application of Payments.

(a) Any payment of any Loan made pursuant to Sections 2.6, 2.7, or 2.9 shall, subject to the applicable Intercreditor Agreement, be applied as follows:

first, to pay all unpaid expenses, fees and actual, incurred indemnities of Administrative Agent due hereunder to the full extent thereof;

second, ratably to pay all unpaid expenses, fees and actual, incurred indemnities due hereunder to the full extent thereof;

third, ratably to pay any due and unpaid interest on the Loans (including interest at the Default Rate, if any) until paid in full;

fourth, ratably to pay the Loans then outstanding in full;

fifth, ratably to pay any other Obligations then due and payable; and sixth, to the Borrower.

(b) If an Event of Default shall have occurred and not otherwise been waived, subject to the terms of each Intercreditor Agreement and the Guarantee and Collateral Agreement, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations shall be applied first, to pay any costs and expenses then due Administrative Agent in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise, and indemnities and other amounts then due to Administrative Agent under the Loan Documents until paid in full, second, to pay any costs, expenses, indemnities or fees then due to Administrative Agent under the Loan Documents until paid in full, third, ratably to pay any expenses, fees or indemnities then due to any of the Lenders under the Loan Documents, until paid in full, fourth, ratably to the payment of any accrued interest on the Loans (including interest at the Default Rate, if any) until paid in full, fifth, ratably to pay the principal amount of all Loans until paid in full, and sixth, ratably to pay any other Obligations then due and payable.

2.11 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due to Administrative Agent’s Account for the account of Lenders; funds received by Administrative Agent after that time on such due date may in the Administrative Agent’s discretion be deemed to have been paid by the Borrower on the next Business Day.

(b) All prepayments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) The Administrative Agent may in its discretion deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment. Any such payment may in the Administrative Agent’s discretion not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the applicable rate determined pursuant to Section 2.5(a) from the date such amount was due and payable until the date such amount is paid in full.

2.12 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to make Loans (which it shall be deemed to have made from each Lender simultaneously upon the receipt by such Lender of its portion of such payment) in the ratable Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those payments to that extent shall be rescinded and the amount of such Loans shall be returned to such Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any Lender may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Borrower to that Lender with respect thereto as fully as if that Lender were owed the amount of the Loan made by that Lender.

2.13 Increased Costs. In the event that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new applicable law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (a) subjects such Lender (or its Applicable Office) to any additional Tax (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its Applicable Office) of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its Applicable Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make Loans hereunder or to reduce any amount received or receivable by such Lender (or its Applicable Office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.13, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.14 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment, then the Borrower or Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Withholding of Taxes. Reserved.

(c) Other Taxes and Evidence of Tax Payments. In addition, the Loan Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Upon request by Administrative Agent or any Lender, after the payment of any Taxes by any Loan Party, the applicable Loan Party shall deliver to Administrative Agent official receipts or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Indemnification by Loan Parties. The Loan Parties shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or incurred by Administrative Agent or such Lender, as the case may be, relating to, arising out of, or in connection with any Loan Document or any payment or transaction contemplated hereby or thereby and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Administrative Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the assignment pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times upon a reasonable request as may be necessary in the determination of the Borrower or Administrative Agent (each in the reasonable exercise of its discretion), any documentation reasonably requested by Borrower that will permit payments hereunder to be made without, or at a reduced rate of, deduction or withholding (including backup withholding). Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than documentation set forth in Section 2.14(f)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Non-U.S. Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender:

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and Administrative Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the assignment pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times upon a reasonable request as may be necessary in the determination of the Borrower or Administrative Agent (each in the reasonable exercise of its discretion), two executed original copies of the Internal Revenue Service (the “IRS”) Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1. in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two executed original copies of IRS Form W-8BEN or IRS Form W- 8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2. two executed original copies of IRS Form W-8ECI;

3. in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit J to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form); or

4. to the extent a Non-U.S. Lender is not the beneficial owner, two executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN- E (or any applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner.

(C) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.15 Replacement of Lenders. If any Lender requests compensation pursuant to Section 2.13 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, notifies Administrative Agent or Borrower that such Lender is no longer able to make or hold Loans which bear interest based on LIBOR, or if any Lender is a Defaulting Lender or a Non- Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 10.7(c);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it under this Agreement (including any applicable premium (including the Payment Premium) or make-whole) and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent.

2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable laws:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set out in the definition of Requisite Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.5 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent under this Agreement; second, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by the Requisite Lenders and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement in accordance with Section 2.10; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set out in Article III applicable to such Loan were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the commitments under the facilities, as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to or in respect of that Defaulting Lender).

SECTION 3.

CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of each Lender to make Initial Term Loans on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions on or before the Closing Date:

(a) Loan Documents. The Administrative Agent shall have received copies of each of the following, executed and delivered by each applicable Loan Party, each Lender and Administrative Agent: (i) this Agreement; and (ii) each Loan Document (other than the Perfection Certificate).

(b) Know Your Customer. The Administrative Agent shall have received all requested documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and Sanctions Laws, which shall include a duly executed IRS Form W- 9 or other applicable tax form.

(c) Fees. The Borrower shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in the Additional Compensation Letter.

(d) Additional Compensation Letter. The Additional Compensation Letter shall have been duly executed and delivered by the Borrower and shall be in full force and effect.

(e) Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document of each Loan Party, certified as of a recent date by the appropriate Governmental Authority, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers executing the Loan Documents on behalf of each Loan Party; (iii) resolutions of the board of directors, the manager(s) or member(s) or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an Authorized Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate for each Loan Party from the applicable Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation, dated as of a recent date on or prior to the Closing Date.

(f) Governmental Authorizations and Consents. Except as provided in Schedule 4.5, each Loan Party shall have obtained all material Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) Personal Property Collateral. In order to create in favor of Administrative Agent, for the benefit of the Lenders a valid, perfected Acceptable Lien in all personal property Collateral (other than Excluded Assets or Vehicles) of the Loan Parties, Administrative Agent shall have received:

(i) evidence satisfactory to Administrative Agent of the compliance by each Loan Party of its respective obligations under the Guarantee and Collateral Agreement and the other Collateral Documents to which it is party (including its obligation to deliver UCC financing statements, and, subject to the Intercreditor Agreement, originals of securities, instruments and chattel paper);

(ii) reserved; and

(iii) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of each Loan Party in each such Loan Party’s jurisdiction of organization, together with copies of all such filings disclosed by such search and (ii) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search that do not constitute Permitted Liens.

(h) Intercreditor Agreement. The First Lien Intercreditor Agreement shall have been duly executed and delivered by the Borrower and the other parties thereto and shall be in full force and effect.

(i) Reserved.

(j) Reserved.

(k) Reserved.

(l) Evidence of Insurance. The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to Administrative Agent that all insurance required to be maintained pursuant to Section 6.6 is in full force and effect, together with all other endorsements and other requirements set forth in Section 6.6.

(m) Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received executed copies of the favorable written opinion of Gibson, Dunn & Crutcher LLP, counsel for the Loan Parties, addressed to the Lenders and Administrative Agent and the Lenders and dated as of the Closing Date and covering such matters as Administrative Agent may reasonably request and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to Administrative Agent and the Lenders).

(n) Expenses. The Borrower shall have paid to Administrative Agent all amounts due and payable pursuant to Section 10.2 for which an invoice has been presented on or prior to the Closing Date.

(o) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Borrower dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, certifying that after giving effect to the consummation of the transactions contemplated hereby, the Loan Parties and their Subsidiaries, when taken as a whole on a consolidated basis, are and will be Solvent.

(p) Closing Date Certificate. The Borrower shall have delivered to Administrative Agent an executed Closing Date Certificate attached hereto, together with all attachments thereto.

(q) No Litigation. Except for any matters disclosed in Schedule 4.11, there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Lenders, singly or in the aggregate, which could reasonably be expected to have a Material Adverse Effect on the ability of the Loan Parties to perform their obligations under the Loan Documents.

(r) Reserved.

(s) Reserved.

(t) Funds Flow. The Administrative Agent shall have received at least two (2) days prior to the Closing Date (or such shorter time as Administrative Agent may agree in its reasonable discretion), a funds flow memorandum, in form and substance reasonably satisfactory to Administrative Agent.

(u) Initial Borrowing Request. The Administrative Agent shall have received a fully-executed Borrowing Request.

(v) Pro Forma Balance Sheet. The Administrative Agent shall have received the Pro Forma Balance Sheet.

(w) Other Indebtedness. The Lenders shall be reasonably satisfied that the Loan Parties have no outstanding Indebtedness except for Indebtedness permitted pursuant to Section 7.1 and the Loan Parties shall not be in default with respect to such Indebtedness.

(x) Reserved.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.6) at or prior to 2:00 p.m., New York City time, on December 14, 2018 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

3.2 Conditions to Delayed Draw Term Loans. The obligation of each Lender to make any Delayed Draw Term Loan is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to the advancement of such Delayed Draw Term Loan, the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of the making of any such Delayed Draw Term Loan (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b) At the time of and immediately after giving effect to the advancement of such Delayed Draw Term Loan, no Default or Event of Default shall have occurred and be continuing.

(c)The Borrower shall be in pro forma compliance with the covenants set forth in Section 7.7.

(d) Since the Closing Date, no event, circumstance or change has occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Each advance of Delayed Draw Term Loans shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make their respective Loans, each Loan Party represents and warrants to Administrative Agent and each Lender, on (a) the Closing Date, and (b) each date that a Borrowing Request is delivered to Administrative Agent and any Loan is advanced, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations as now conducted, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.2 Capital Stock and Ownership. The Capital Stock of the Borrower and its Subsidiaries that is issued and outstanding has been duly authorized and validly issued. Except as set forth on Schedule 4.2, as of the Closing Date there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower and its Subsidiaries is a party requiring, and there is no other Capital Stock of the Borrower and its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower and its Subsidiaries of any additional membership interests or other Capital Stock of the Borrower and its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Borrower and its Subsidiaries. Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date, of the name of each Loan Party (other than Parent) and indicates for each such Person its ownership (including percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Person. Except as set forth on Schedule 4.2, as of the Closing Date, none of Holdings and its Subsidiaries has any equity investments in any other corporation or entity.

4.3 Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action and, if required, shareholder, member and/or partner action, on the part of each Loan Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which such Loan Party is a party do not and will not:

(a) violate in any material respect any provision of any Governmental Requirement applicable to, or any of the Organizational Documents of, any Loan Party;

(b) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of any Loan Party, other than with respect to agreements evidencing Indebtedness that is being repaid in full on the Closing Date;

(c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of Administrative Agent, on behalf of the Secured Parties and other Permitted Liens); or (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to any Loan Party’s operations or any of its properties, except for any such default, noncompliance, suspension, revocation, impairment, forfeiture, or nonrenewal that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Consents and Permits.

(a) Except as set forth on Schedule 4.5, the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions pursuant hereto do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority with respect to a Loan Party, except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent, for filing and/or recordation, (ii) filings necessary to maintain perfection of the Collateral, (iii) routine filings related to such Loan Party and the operating of its business, (iv) such filings as may be necessary in connection with Administrative Agent’s or the Lenders’ exercise of remedies hereunder, and (v) such consents and approvals set forth on Schedule 4.5 that have been obtained and remain in full force and effect.

(b) Except as disclosed in Schedule 4.5, each Loan Party has, and is in compliance with, all material Governmental Authorizations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person and no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Governmental Authorization, and there is no written claim that any thereof is not in full force and effect, in each case except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.6 Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.7 Financial Information. The unaudited pro forma balance sheet of the Borrower as of September 30, 2018 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made in connection with the Closing Date and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared in good faith based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly, in all material respects, on a pro forma basis the estimated financial position of the Borrower as of September 30, 2018, assuming that the events specified in the preceding sentence had actually occurred at such date (it being acknowledged and agreed by Administrative Agent and the Lenders that estimates and projections as to future events are made in good faith by the Borrower and that Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate). As of the Closing Date, the Borrower has no material contingent liability or material liability for taxes (other than with respect to taxes not yet due and payable), long term lease or unusual forward or long term material commitment including under any agreement that has not been disclosed in writing to Administrative Agent and the Lenders.

4.8 Projections. On and as of the Closing Date, the projections delivered by the Loan Parties for the period from the Closing Date through and including December 31, 2020, including monthly projections for each month during Fiscal Year 2019 (the “Projections”), are based on good faith estimates and assumptions made by the management of the Borrower in light of circumstances then existing and, as of the Closing Date, the management of the Borrower believed that the Projections were reasonable and attainable.

4.9 Reserved.

4.10 Reserved.

4.11 Adverse Proceedings, etc. Except as reflected on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in violation of any Governmental Requirement of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that relate to any Loan Party’s obligations under, or the enforceability of, any Loan Document.

4.12 Payment of Taxes. Except as reflected on Schedule 4.12, all income and franchise tax returns and other material tax return and reports of each Loan Party required to be filed by any of them have been (or extensions with respect thereto have been) timely filed and are true, correct and complete in all material respects, and all Taxes shown on such tax returns to be due and payable and all material Taxes, assessments, fees and other governmental charges upon any Loan Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due, except those which are being actively contested by such Person in good faith and by appropriate proceedings, which are reflected on Schedule 4.12 to the extent in existence on the Closing Date; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. To the knowledge of the Borrower, no claim is being asserted against any Loan Party with respect to any such Tax or other such governmental charge.

4.13 Properties.

(a) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(b) Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person. Set forth on Schedule 4.13 is a complete and accurate list as of the Closing Date of all material patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, and copyright applications of any Loan Party. Unless the same could not reasonably be expected to result in a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened in writing against any Loan Party.

(c) Schedule 4.13 sets forth a true and complete list, as of the Closing Date, by state and street address, of all Real Estate Assets owned or leased by any Loan Party. As of the Closing Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 4.13 to which it is a party. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for the applicable Loan Party to enter into and execute the Loan Documents to which it is a party or to consummate the transactions contemplated hereby except for any other matters that are set forth on Schedule 4.13.

(d) The Perfection Certificate shall be duly prepared, completed and executed no later than the date specified on Schedule 6.16 by an Authorized Officer of the Borrower and the information set forth therein, including the exact legal name of each Loan Party and the description of the Collateral owned by the Loan Parties, is true, correct and complete in all material respects as of the date of execution thereof.

4.14 Environmental Matters. Except for such matters as set forth on Schedule 4.14:

(a) To Borrower’s knowledge each of the Loan Parties, its businesses, its operations, and its Properties are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws, except for any such non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Loan Parties have obtained all Environmental Permits required for their businesses, operations and Properties with all such Environmental Permits being currently in full force and effect, and no Loan Party has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied, except where the failure to hold any such Environmental Permit, or where any such revocation or failure to renew could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) There are no pending, or to the Borrower’s knowledge, threatened, Environmental Claims against any Loan Party, its Properties, or as a result of its business, operation or ownership of Property that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) To Borrower’s knowledge, no Loan Party owns or operates (or owns any Property that contains or has contained) any: (i) underground storage tanks; (ii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (iv) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e) To Borrower’s knowledge, there has been no Release or threatened Release of Hazardous Materials that is: (i) caused by any Loan Party’s operations or related to any Loan Party’s business or Properties (ii) at, on, under or from any Loan Party’s Properties; that is required by law to be reported to any Governmental Authority or that could be reasonably expected to have a Material Adverse Effect (individually or cumulatively with any other Release). No Loan Party is required to undertake any, or is the subject of, any investigation, remediation, abatement, removal, or monitoring of Hazardous Materials under applicable Environmental Laws; and, to the knowledge of the Borrower, none of the Loan Parties’ operations, businesses, or Properties are materially and adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real Property.

(f) No Loan Party has received any written notice from any Governmental Authority asserting an alleged obligation on the party of such Loan Party under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials and, to Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such notice.

(g) To Borrower’s knowledge, there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the business, operations or Properties of any Loan Party that could reasonably be expected to form the basis for a claim for damages or compensation, which could reasonably be expected to have a Material Adverse Effect (individually or in the aggregate) and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.

(h) The Loan Parties have provided to Administrative Agent and the Lenders complete and correct copies of all material, final environmental compliance reports, audits, site assessment reports, investigations, studies, analyses, and correspondence on material environmental matters (including matters relating to any alleged material non-compliance with or liability under Environmental Laws) that are in the Borrower’s possession or control and relate to any Loan Party’s business, operations or Properties.

4.15 No Defaults.

(a) No any Loan Party is in default in the performance, observance or fulfillment of the obligations, covenants or conditions contained in its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

4.16 Reserved.

4.17 Governmental Regulation. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made by such Loan Party will be used to purchase or carry any such Margin Stock, other than such Margin Stock that will be immediately cancelled upon such repurchase, or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Matters. The Loan Parties, and their respective employees, agents and representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act, and no Loan Party has been or is engaged in any unfair labor practice, in each case that could reasonably be expected, individually or in the aggregate, to result in a material liability to such Loan Party. Except as reflected on Schedule 4.11, there has been and is (a) no unfair labor practice charge or complaint pending against any Loan Party, or to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against any Loan Party, or to the knowledge of the Borrower, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or, to the knowledge of the Borrower, threatened against, involving or affecting any Loan Party, (c) no labor union, labor organization, trade union, works council, or group of employees of any Loan Party that has made a pending demand for recognition or certification, and no representation or certification proceedings or petitions seeking a representation proceeding that is presently pending or, to the knowledge of the Borrower, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) no union representation question existing, or labor union organizing activity, with respect to any employees of any Loan Party, any of the foregoing of which individually or in the aggregate could reasonably be expected to result in a material liability to a Loan Party.

4.20 Employee Benefit Plans. Borrower, its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where such noncompliance or nonperformance could not, individually or in the aggregate, reasonably be expected to result in a material liability to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides any material health or life benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, or any its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount which, when aggregated with such excesses for all other Pension Plans, is material to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete or partial withdrawal from all Multiemployer Plans, is not in an amount that would be material to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. Borrower, its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan in all material respects and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21 Solvency. The Loan Parties and their Subsidiaries are Solvent.

4.22 Foreign Assets Control Regulations; Anti-Money Laundering;Anti- Corruption Practices.

(a) Each Loan Party and each Subsidiary of each Loan Party is in compliance with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by OFAC and the U.S. State Department. No Loan Party and no Subsidiary of a Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

(b) Each Loan Party and each Subsidiary of each Loan Party is in compliance with all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering laws, rules or regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such anti-money laundering laws, rules or regulations is pending or threatened to the knowledge of each Loan Party and each Subsidiary of each Loan Party.

(c) Each Loan Party and each Subsidiary of each Loan Party is in compliance with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of the Loan Party or any Subsidiary, nor to the knowledge of the Loan Party, any director, officer, agent, employee, or other person acting on behalf of the Loan Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Loan Party and each Subsidiary has instituted and will continue to maintain policies and procedures designed to promote compliance with applicable Anti-Corruption Laws.

4.23 Disclosure. No representation or warranty of any Loan Party contained in any Loan Document and none of the written reports, financial statements or certificates furnished to Administrative Agent and the Lenders by or on behalf of any Loan Party for use in connection with the transactions contemplated hereby contains, when taken as a whole, any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not materially misleading as of the time when made or delivered in light of the circumstances in which the same were made, provided that, with respect to any estimates or financial projections, the Borrower only represents that such estimates and projections were based on good faith estimates and assumptions believed to be reasonable when made in light of circumstances then existing events are made in good faith by the Borrower and that Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate. There are no agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and there are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby.

4.24 Insurance. The Loan Parties and the Property of each Loan Party are adequately insured in compliance with the requirements of Section 6.6. Attached as Schedule 4.24 are insurance certificates which summarize all insurance maintained by or on behalf of the Loan Parties as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid.

4.25 Separate Entity. The Borrower (a) has taken all necessary steps to maintain the separate status and records of the Loan Parties, on a consolidated basis, (b) does not commingle any assets or business functions with any other Person (other than any Loan Party), (c) maintains separate financial statements from all other Persons (other than the other Loan Parties), (d) has not assumed or guaranteed the debts, liabilities or obligations of others (other than any Loan Party) and Indebtedness permitted under Section 7.1(j), (e) holds itself out to the public and creditors as an entity separate from all other Persons (other than the other Loan Parties), (f) has not committed any fraud or misuse with respect to its separate entity legal status, (g) has not maintained its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its stockholders, (h) has not taken any action that would reasonably be expected to cause it to become insolvent, (i) to the extent required under its Organizational Documents or the applicable laws of the State of Delaware has not failed to hold appropriate meetings (or act by unanimous written consent) of its board of managers or other applicable governing body to authorize all applicable actions, or (ii) in authorizing such actions failed, to observe all applicable formalities required by the laws of the State of Delaware, or failed to observe all applicable formalities required by its Organizational Documents and (j) has not generally held itself out to be responsible for the material debts of another Person (other than any Loan Party).

4.26 Security Interest in Collateral. The provisions of the Loan Documents create legal and valid Liens on all the Collateral in favor of Administrative Agent, for the benefit of Administrative Agent and the Secured Parties, and in the case of Liens which may be perfected by filing a financing statement, when financing statements in appropriate form are filed in the appropriate office, such Liens will constitute perfected and continuing Acceptable Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and having priority over all other Liens on such Collateral, except for Permitted Encumbrances or Liens permitted pursuant to Sections 7.2(c), (d), (f), (g), (k).

4.27 Reserved.

4.28 Swap Agreements. Schedule 4.28, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 6.2(g), sets forth, a true and complete list of all Swap Agreements of the Loan Parties and the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Net Mark-to-Market Exposure thereof and the counterparty to each such agreement.

4.29 Customers and Suppliers. There exists no actual or, to the best knowledge of each Loan Party, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between any Loan Party, on the one hand, and any customer or any group thereof or supplier, on the other hand, whose agreements with a Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, in each case except for any such termination, cancellation, limitation, modification or change which could not reasonably be expected to have a Material Adverse Effect.

4.30 Names and Places of Business. No Loan Party has, during the preceding three (3) years, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 4.30. The chief executive office and principal place of business of each Loan Party is located at the address of such Person set out in Schedule 4.30. Each such Person’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and Federal Taxpayer Identification Number is stated on Schedule 4.1 (or as set forth in a notice delivered pursuant to Section 6.1(g)).

SECTION 5.

RESERVED

SECTION 6.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until payment in full in cash of the Obligations (other than contingent indemnification obligations and other provisions under the Loan Documents which by their terms expressly survive the payment of the Obligations), such Person shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports. Unless otherwise provided below, the Borrower will deliver to Administrative Agent (who will in turn deliver the same to the Lenders):

(a) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each calendar month thereafter, the consolidated balance sheets of the Loan Parties as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for such month and for the period from the beginning of the then-current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures (i) for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto, (ii) for the corresponding periods for the then applicable Financial Plan and (iii) for the last twelve (12) months of the Borrower and any other operating reports prepared by management for such period;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year thereafter (excluding the fourth Fiscal Quarter of each Fiscal Year), the consolidated balance sheets of the Loan Parties as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event for the Fiscal Year ending December 31, 2018 and for each Fiscal Year thereafter, within ninety (90) days after the end of such Fiscal Year, (A) the consolidated balance sheets of the Loan Parties as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (B) with respect to such financial statements a report thereon by independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to Administrative Agent (it being acknowledged and agreed that KPMG LLP is satisfactory to Administrative Agent), which shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Loan Parties as at the dates indicated and that the results of their operations and their cash flows for the periods indicated are in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting from, the upcoming maturity of the Loans), and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(d) Compliance Certificate. Together with each delivery of financial statements of the Loan Parties pursuant to Sections 6.1(b) and 6.1(c), a duly executed and completed Compliance Certificate;

(e) ERISA. With reasonable promptness (but, in any event, within five (5) Business Days), copies of (i) upon written request from Administrative Agent or the Lenders, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service or other Governmental Authority with respect to each Pension Plan; (ii) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event (determined without regard to any materiality standard included in the definition of such term); and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent or the Lenders shall reasonably request in writing;

(f) Financial Plan. As soon as practicable and in any event no later than ninety (90) days after the end of each Fiscal Year, a consolidated plan and financial forecast for the next Fiscal Year and each of the two Fiscal Years immediately following such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Loan Parties for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Loan Parties for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 7.7 through the Maturity Date, and (iv) forecasts demonstrating anticipated liquidity through the Maturity Date, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent and accompanied by a Financial Officer Certification;

(g) Certificate of Insurer. Upon request by the Requisite Lenders, concurrently with the delivery of financial statements pursuant to Sections 6.1(b) and 6.1(c), a certificate of insurance coverage from each insurer or its authorized agent or broker with respect to the insurance required by Section 6.6, in form and substance satisfactory to Administrative Agent;

(h) Exchange Act Reporting. Promptly after the same become publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Administrative Agent pursuant hereto.

(i) Reserved.

(j) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 6.1(c) commencing with Fiscal Year 2019, the Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer (i) either confirming that there has been no change in the information regarding the Collateral set forth in the Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except with respect to any continuation statements to be filed within such period);

(k) Information Regarding Collateral. The Borrower will furnish to Administrative Agent written notice at least thirty (30) days prior (or such shorter time as the Administrative Agent may agree in its discretion) to the occurrence of any change in any Loan Party’s (i) organizational name, (ii) type of organizational structure or (iii) Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will be simultaneously made under the UCC or other applicable law or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower will furnish to Administrative Agent prompt written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral or interest therein to the extent it has knowledge of the same. The Borrower also agrees promptly to notify Administrative Agent in writing if any material Collateral is lost, damaged or destroyed;

(l) Reserved.

(m) Reserved.

(n) Lender Meetings. The Borrower and each Loan Party will, upon the request of Administrative Agent or the Requisite Lenders, participate in a meeting, at least once per quarter, of the Lenders to be held (i) once per year at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Requisite Lenders) and (ii) for each other quarter, telephonically, at such time as may be agreed to by the Borrower and the Requisite Lenders.

(o) Other Information. Such other information and data with respect to any Loan Party as from time to time may be reasonably requested by Administrative Agent or the Requisite Lenders.

(p) Letters of Credit. Monthly, while any letters of credit issued pursuant to Section 7.1(y) are outstanding and solely to the extent provided under the Existing Credit Agreement, to the extent there has been any changes to such existing letters of credit or new letters of credit have been issued, a report shall be issued to Administrative Agent providing information in reasonable detail regarding any such letters of credit.

Documents required to be delivered pursuant to Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may, at Borrower’s option, be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the SEC website, the Borrower’s website on the Internet or another website identified by the Borrower to Administrative Agent and which is accessible by Administrative Agent at no charge or (ii) on which such documents are delivered to Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and such Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2 Notice of Material Events. Each Loan Party will furnish to Administrative Agent prompt written notice (but, in any event, within five (5) Business Days) of the following:

(a) (i) any condition or event that constitutes a Default or an Event of Default; (ii) that any Person has given any notice to any Loan Party or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) the occurrence of any event or change that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto.

(b) the filing or commencement of, or the receipt of a threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party not previously disclosed in writing (including in the Schedules hereto) to Administrative Agent that has caused or could reasonably be expected to result in, liability in excess of $3,000,000;

(c) the filing or commencement of any action, suit, proceeding, or arbitration by or on behalf of any Loan Party claiming or asserting damages in favor of such Loan Party valued in excess of $3,000,000;

(d) the occurrence of any ERISA Event (determined without regard to any materiality standard included in the definition of such term) that, individually, could reasonably be expected to result in liability of any Loan Party, its Subsidiaries or any of their respective ERISA Affiliates in an aggregate amount exceeding $3,000,000;

(e) Reserved;

(f) the receipt by any Loan Party of the institution of, any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders which, could reasonably be expected to result in liabilities to the Loan Parties in excess of $3,000,000;

(g) any Loan Party’s entry into a Swap Agreement or the termination or material modification of any Swap Agreement by any party thereto; provided that this clause shall not permit any Loan Party to enter into or terminate or materially modify a Swap Agreement not otherwise permitted by this Agreement;

(h) Reserved; and

(i) receipt of any Environmental Claim which could reasonably be expected to result in a liability to any Loan Party in excess of $3,000,000.

Borrower hereby acknowledges that (a) Administrative Agent will make available to Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) in such manner as described Section 9.9 and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.3 Corporate Existence, Etc..

(a) Borrower will (i) take all necessary steps to maintain the separate entity and records of the Loan Parties, on a consolidated basis, (ii) not commingle any assets or business functions with any other Person (other than any Loan Party), (iii) maintain separate financial statements from all other Persons (other than the other Loan Parties), (iv) not assume or guarantee the debts, liabilities or obligations of others (other than any Loan Party and Indebtedness permitted under this Agreement), (v) hold itself out to the public and creditors as an entity separate from all other Persons (other than the other Loan Parties), (vi) not commit any fraud or misuse of the separate entity legal status, (vii) not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its partners or Affiliates, (viii) not take any action that would reasonably be expected to cause it to become insolvent, (ix) to the extent required under its Organizational Documents or the applicable laws of the State of Delaware, not fail (A) to hold appropriate meetings of its board of managers or other applicable governing body (or cause such Persons to act by written consent) to authorize any applicable actions, or (B) in authorizing such actions, to observe all applicable organizational formalities required by the applicable laws of the State of Delaware or its Organizational Documents, and (x) not hold itself out to be generally responsible for the debts of another Person (other than another Loan Party).

(b) Each Loan Party will (i) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 7.8, and (ii) preserve and maintain its rights (charter and statutory), privileges, franchises and permits necessary or desirable in the normal conduct of its business except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.4 Payment of Taxes and Claims. Each Loan Party will file all income and franchise tax returns and other material tax returns and reports required to be filed by it in any jurisdiction and pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, unless any such tax is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserve or other appropriate provision shall have been made therefor in accordance with GAAP. No Loan Party shall make an election to be treated as a corporation for U.S. federal income tax purposes, without the consent of the Requisite Lenders, such consent not to be unreasonably withheld, delayed or conditioned.

6.5 Operation and Maintenance of Properties. Each Loan Party, at its own expense, will:

(a) operate and maintain its Properties in accordance with the practices of a reasonably prudent operator in the industry and in compliance in all respects with all applicable contracts and agreements and with all Governmental Requirements of all applicable Governmental Authorities, including, without limitation, applicable Environmental Laws, except for any such noncompliance that could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Properties, including, without limitation, all material equipment, machinery and facilities.

6.6 Insurance. Each Loan Party will maintain or cause to be maintained, with financially sound and reputable insurers, such casualty insurance, public liability insurance, and third party property all risk damage insurance, in each case, with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in such amounts (giving effect to self-insurance which comports with the requirements of this Section 6.6; and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Loan Party will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses. Each such policy of insurance shall (a) contain loss payable clauses or provisions in each such insurance policy or policies that are 438BFU or equivalent endorsements in favor of and made payable to Administrative Agent as its interests may appear and (b) name Administrative Agent as “additional insureds” and provide that the insurer will endeavor to give no less than thirty (30) days prior written notice of any cancellation to Administrative Agent (ten (10) days for non-payment). Such endorsement shall be further endorsed to show that each Loan Party waives the right (and each Loan Party does hereby so waive) and shall cause its insurers to waive the right, to subrogate against the Lenders. Each such policy shall be primary and not excess to or contributing with any insurance or self-insurance maintained by any Lender.

6.7 Books and Records; Inspections. Each Loan Party will, (a) keep adequate books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Administrative Agent on behalf of all Lenders (including employees of Administrative Agent or any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to visit any of the properties of any Loan Party and to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested, and by this provision the Loan Parties authorize such accountants to discuss with Administrative Agent and such representatives the affairs, finances and accounts of each Loan Party; provided, however, that unless an Event of Default has occurred and is continuing, the Borrower shall only be responsible for costs or expenses related to one such visit per year. The Loan Parties acknowledge that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by Administrative Agent and the Lenders.

6.8 Reserved.

6.9 Compliance with Laws. Each Loan Party will comply with the requirements of all applicable Governmental Requirements of any Governmental Authority (including all Environmental Laws) in all material respects.

6.10 Environmental.

(a) Environmental Disclosure. The Borrower will deliver to Administrative Agent (who will in turn deliver to same to the Lenders):

(i) promptly following receipt thereof by any Loan Party, copies of all environmental compliance reports, audits, investigations, analyses and reports, whether prepared by personnel of any Loan Party or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters regarding any Loan Party’s operations, business, Properties or at any leased or owned Facility of any Loan Party or with respect to any Environmental Claims but only if such environmental matter or Environmental Claim, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release of Hazardous Materials related to any Loan Party’s operations, business, Properties or at any Facility leased or owned by Borrower or any of its Subsidiaries required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by any Loan Party or any other Person in response to any Hazardous Material Activity or Environmental Claim that could reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or any threatened Environmental Claim that, the occurrence of which, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (C) any Loan Party’s discovery of any occurrence or condition at any Loan Party Properties or at any Facility owned or leased by Borrower or any of its Subsidiaries or any real Property adjoining or in the vicinity of any such Facility that could, individually or in the aggregate, reasonably be expected to cause any such Loan Party, or Properties or Facility owned or leased by Borrower or a Subsidiary thereof or any part of such Property or Facility to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) promptly following the sending or receipt thereof by any Loan Party, a copy of any and all written communications with respect to (A) any Environmental Claims that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported by any Loan Party to any federal, state or local Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such agency is investigating whether any Loan Party may be potentially responsible for any Hazardous Materials Activity; and

(iv) prompt written notice describing in reasonable detail any proposed action to be taken by any Loan Party to modify current operations in a manner that could reasonably be expected to subject any Loan Party to any additional material obligations or requirements under any Environmental Laws.

(b) Hazardous Materials. Each Loan Party shall promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party, and (ii) make an appropriate response to any Environmental Claim against such Loan Party and discharge any obligations it may have to any Person thereunder.

(c) Right of Access and Inspection. With respect to any event described in Section 6.10(a) or if an Event of Default with respect to an environmental matter has occurred and is continuing, at the sole cost and expense of the Borrower:

(i) Administrative Agent, the Lenders and their respective representatives shall have the right, but not the obligation or duty, upon reasonable notice to enter the applicable Properties and Facilities leased or owned by Borrower or its Subsidiaries at reasonable times for the purposes of observing such Properties and Facilities. Such access shall include, at the reasonable request of Administrative Agent or the Lenders, access to relevant documents and employees of each Loan Party and to their outside representatives, as reasonably necessary to obtain necessary information related to the event at issue. If an Event of Default with respect to an environmental matter has occurred and is continuing, the Loan Parties, in their sole discretion, may choose to conduct such tests and investigations on the Properties and leased or owned Facilities of the affected Loan Party or relevant portion thereof, as reasonably requested by Administrative Agent or the Lenders, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default with respect to an environmental matter has occurred and is continuing, and if a Loan Party does not undertake such tests and investigations in a reasonably timely manner following the request of Administrative Agent or the Lenders, Administrative Agent may hire an independent engineer, at the Loan Parties’ expense, to conduct such tests and investigations, which shall be conducted in a commercially reasonable manner. The Administrative Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Facilities.

(ii) any observations, tests or investigations of the Properties by or on behalf of Administrative Agent shall be solely for the purpose of protecting the Lenders’ interests and rights under the Loan Documents. The exercise or non-exercise of Administrative Agent’s rights under Section 6.10(c) shall not constitute a waiver of any Default or Event of Default of any Loan Party or impose any liability on Administrative Agent or any of the Lenders. In no event will any observation, test or investigation by or on behalf of Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Properties, or that there has been or will be compliance with any Environmental Law, and Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Loan Party nor any other Person is entitled to rely on any observation, test or investigation by or on behalf of Administrative Agent. The Administrative Agent and the Lenders owe no duty of care to protect any Loan Party or any other Person against any Hazardous Materials or any other adverse condition affecting any of the Facilities or any other Properties. The Administrative Agent shall, if requested by any Loan Party, disclose to the applicable Loan Party, and may disclose to any other Person if so required by law or other obligation, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If Administrative Agent is required under law to disclose any such report or finding to any Governmental Authority, then Administrative Agent shall to the extent possible give the applicable Loan Party prior notice of such disclosure and afford such Loan Party the opportunity to object or defend against such disclosure at its own and sole cost if such process is available; provided, that the failure of Administrative Agent to give such notice or afford such Loan Party the opportunity to object or defend against such disclosure shall not result in any liability to Administrative Agent. Each Loan Party acknowledges that it may be obligated under law to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Loan Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Loan Party without advice or assistance from Administrative Agent.

6.11 Subsidiaries.

(a) In the event that any Person becomes a Subsidiary of any Loan Party, whether directly or indirectly, such Person shall, within ten (10) days after such Person becomes a Subsidiary (or such longer period as permitted under the Existing Credit Agreement or by Administrative Agent in its reasonable discretion), (i) pledge to Administrative Agent all of the Capital Stock of such Subsidiary (other than the Capital Stock of Holdings, which shall not be required to be pledged) (including, without limitation, to the extent not delivered to Administrative Agent under the Existing Credit Agreement pursuant to the Intercreditor Agreement, delivering original stock certificates, if any, evidencing the Capital Stock of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), except for any such Capital Stock that constitutes Excluded Assets, (ii) cause such Subsidiary to become a Guarantor of the Obligations under the Guarantee and Collateral Agreement by executing and delivering to Administrative Agent a joinder to the Guarantee and Collateral Agreement, (iii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, opinions, instruments, agreements, and certificates as are similar to those described in Sections 3.1(e), 3.1(g), 3.1(m), and 3.1(p) and any Collateral Documents required by Section 6.14.

(b) Any Subsidiary of the Borrower must be a wholly-owned Subsidiary.

6.12 Further Assurances.

(a) At any time or from time to time upon the reasonable request of Administrative Agent or the Requisite Lenders, each Loan Party will, at its expense, promptly execute, acknowledge and deliver (or cause the applicable Subsidiary becoming a Loan Party pursuant to Section 6.11 to execute, acknowledge and deliver) such further documents and do such other acts and things as Administrative Agent or the Requisite Lenders may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information requested pursuant to Section 10.20. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent or the Requisite Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by all of the Collateral.

(b) Each Loan Party hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or part of the Property of any Loan Party without the signature of such Loan Party where permitted by law, including any financing or continuation statement, or amendment thereto, with “all assets” in the collateral description. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering any Property or any part thereof of any Loan Party shall be sufficient as a financing statement where permitted by law.

6.13 Use of Proceeds. The Loan Parties will use the proceeds of the Loans only in the manner and for the purposes set forth in Section 2.3 or in the applicable Borrowing Request. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any Governmental Requirement of any Governmental Authority, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

6.14 Additional Properties; Other Collateral.

(a) In the event that any Loan Party acquires any Property (or acquires a Subsidiary required to become a Loan Party pursuant to Section 6.11 owning any Property) after the Closing Date (other than any such Property that constitutes Excluded Assets), and such Property has not otherwise been made subject to the Lien of the Collateral Documents in favor of Administrative Agent for the benefit of the Lenders, then such Loan Party (including a Subsidiary becoming a Loan Party), promptly (and, in any event, within twenty (20) days (or such longer period as permitted by the Administrative Agent)) upon its acquiring such Property or becoming a Loan Party, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, Control Agreements, agreements, certificates of title (and notations thereto), Landlord Estoppel, Consent and Access Agreement, surveys, title commitments, opinions and certificates to the extent required in Section 6.14(b) and Section 3.1(g)(i), as applicable, with respect to each such Property, together with any other action, in each case that Administrative Agent or the Requisite Lenders may reasonably request in order to create in favor of Administrative Agent, for the benefit of the Lenders, a valid and, subject to any filing and/or recording referred to herein, perfected Acceptable Lien in such Property (subject only to Permitted Liens) such that, at all times Administrative Agent will have a Lien on all of the personal Properties and all of the real Properties constituting Material Real Estate Assets of the Loan Parties. All of the issued and outstanding Capital Stock (except for any such Capital Stock which constitutes Excluded Assets) of (i) the Borrower and (ii) each Subsidiary of the Borrower shall at all times be pledged to Administrative Agent pursuant to the Collateral Documents.

(b) In order to create in favor of Administrative Agent, for the benefit of the Lenders a valid, perfected Acceptable Lien in all Material Real Estate Assets of the Loan Parties, Administrative Agent shall have received:

(i) a Mortgage covering each of such Mortgaged Properties and evidence satisfactory to it that Acceptable Liens have been granted pursuant to one or more Mortgages in all of such Mortgaged Properties,

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Lenders may request, in each case in form and substance satisfactory to Administrative Agent;

(iii) (a) a Title Policy with respect to such Mortgaged Property, in amounts not less than the fair market value of such Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the date after which such Mortgaged Property was acquired (or such earlier date as Administrative Agent may agree) and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent and (B) evidence satisfactory to Administrative Agent that such Loan Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Mortgaged Property in the appropriate real estate records;

(iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Administrative Agent; and

(v) ALTA surveys of all such Mortgaged Properties.

(c) No Loan Party shall hold, store or otherwise maintain any equipment or inventory that is intended to constitute Collateral pursuant to the Collateral Documents at premises which are not owned by a Loan Party unless (i) such equipment is located at a job site at which such Collateral is then currently under contract or (ii) such Collateral is located at a Material Leased Location with respect to which such Loan Party has, within sixty (60) days after the date hereof, used commercially reasonable efforts to obtain a Landlord Estoppel, Consent and Access Agreement.

6.15 Refinancing.

(a) The Loan Parties shall use their commercially reasonable efforts to refinance the Loans by no later than June 30, 2019, and shall keep Administrative Agent and the Lenders apprised of their efforts to do the same, including, but not limited to, promptly responding to any requests for information with respect to the status of such refinancing efforts; provided, however, that nothing in this Section 6.15 shall require the Parent or any Loan Party to refinance the Loans in a manner that is, or on terms that are, adverse to the Loan Parties.

6.16 Post-Closing Covenants.

(a) Each Loan Party warrants, covenants and agrees with Administrative Agent and the Lenders that each relevant Loan Party will execute and deliver the documents and complete the tasks set forth on Schedule 6.16 hereto that are applicable to such Loan Party, in each case within the time limits specified on such Schedule 6.16.

SECTION 7.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, until payment in full of all Obligations (other than contingent indemnification obligations and other provisions under the Loan Documents which by their terms expressly survive the payment of the Obligations), such Person shall perform all covenants in this Section 7.

7.1 Indebtedness. No Loan Party shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) (i) Indebtedness incurred in respect of the Existing Credit Agreement in an aggregate principal amount that does not exceed $65,000,000 and (ii) the Obligations;

(b) Indebtedness related to non-recourse financing used for capital expenditures;

(c) Indebtedness in respect of Swap Agreements permitted under Section 7.19 in an amount not to exceed $5,000,000;

(d) Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(e) Indebtedness owing in connection with the financing of insurance premiums in the ordinary course of business;

(f) Indebtedness consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of any Loan Party in connection with the operation of the Properties;

(g) (i) Indebtedness consisting of Capital Leases or purchase money Indebtedness, (x) incurred at any time prior to the date hereof, (y) incurred at any time on or after the date hereof and prior to the Maturity Date, in an aggregate imputed principal amount not to exceed $200,000,000 at any one time outstanding, and (z) incurred at any time to finance capital expenditures associated with binding customer contracts entered into after the Closing Date; provided that Indebtedness consisting of Capital Leases or purchase money Indebtedness may only be incurred pursuant to clause (z) to the extent that the capital expenditure associated with the binding customer contract entered into after the Closing Date was not otherwise included in the Projections delivered to the Administrative Agent on or prior to the Closing Date; provided, further, that, with respect to clauses (y) and (z), (i) the Cash interest expense attributable to any Capital Lease or purchase money Indebtedness (calculated in accordance with GAAP) shall not exceed the greater of (A) LIBOR plus 6.00% per annum for any period prior to the Maturity Date and (B) 9.00% per annum for any period prior to the Maturity Date and (ii) no Capital Lease or purchase money Indebtedness shall have a term ending prior to (or a maturity occurring prior to) the six months after the Maturity Date;

(h) Indebtedness of the Loan Parties arising from endorsing negotiable instruments for collection in the ordinary course of business;

(i) Indebtedness among the Loan Parties;

(j) guarantees by any Loan Party of Indebtedness permitted under this Agreement;

(k) Indebtedness consisting of indemnities and warranties arising under agreements entered into by any Loan Party in the ordinary course of business;

(l) Indebtedness of the Loan Parties in respect of or in connection with workers’ compensation, unemployment insurance, employee compensation and benefits, and other social security legislation or performance bonds, bid bonds, appeal bonds, completion guaranties, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(m) Indebtedness of the Loan Parties consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business;

(n) obligations of the Loan Parties under company credit cards incurred in the ordinary course of business;

(o) Indebtedness of the Loan Parties arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (i) does not exceed $100,000 at any time outstanding or (ii) is extinguished within five (5) Business Days of receipt of notice from the applicable financial institution of such occurrence;

(p) reserved;

(q) reserved;

(r) reserved;

(s) Indebtedness listed on Schedule 7.1 attached hereto and any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person thereof (any Indebtedness subject to such changes, “Replacement Indebtedness”); provided that: (i) such Replacement Indebtedness does not mature prior to, or have a shorter weighted average life than, the applicable Indebtedness prior to such event, (ii) the other terms and conditions applicable to such Replacement Indebtedness are not materially less favorable to the Loan Parties than the applicable Indebtedness prior to such event and (iii) the aggregate principal amount of such Replacement Indebtedness shall not be greater than the aggregate principal amount of the applicable Indebtedness prior to such event;

(t) reserved;

(u) other unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 in aggregate at any time outstanding, provided that the maturity date of such Indebtedness is no earlier than the date which is six (6) months after the Maturity Date and (ii) interest on such Indebtedness is not payable in Cash at a rate that exceeds ten percent (10%) per annum of the proceeds of such Indebtedness;

(v) other Indebtedness approved by the Requisite Lenders pursuant to an Approval Letter;

(w) to the extent constituting Indebtedness, obligations with respect to the Existing Letters of Credit;

(x) reserved; and

(y) Indebtedness related to letters of credit issued by third parties in an aggregate amount not to exceed $3,000,000 at any time outstanding.

7.2 Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Capital Stock of any Loan Party), whether now owned or hereafter acquired, or any income or profits therefrom, or file, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (collectively, “Permitted Liens”):

(a) Permitted Encumbrances;

(b) (i) Liens securing Indebtedness permitted by Section 7.1(a)(i) and (ii) Liens in favor of Administrative Agent for the benefit of the Secured Parties granted pursuant to any Loan Document;

(c) Liens securing Indebtedness permitted by Section 7.1(b);

(d) Liens securing Indebtedness permitted by Section 7.1(g), provided that, (i) such Liens do not encumber any Property other than the Property that is being financed with such Indebtedness on the date such Property is acquired and (ii) such Liens attach to such Property concurrently with or within 90 days after the acquisition thereof;

(e) reserved;

(f) Liens, pledges or deposits made to secure payment of or in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs;

(g) good-faith pledges or deposits made in the ordinary course of business to secure (i) performance of bids, tenders, trade contracts (other than for the repayment of borrowed money) or leases, (ii) statutory obligations, or (iii) surety or appeal bonds, or indemnity, performance or other similar bonds;

(h) judgments and attachments permitted by Section 8.1(h);

(i) Liens securing Indebtedness permitted by Section 7.1(v) to the extent the applicable Approval Letter permits such Indebtedness to be secured; provided that, such Liens only encumber the assets permitted to be encumbered thereby pursuant to the applicable Approval Letter;

(j) reserved;

(k) Liens in favor of the issuer of the Existing Letters of Credit on Cash and Cash Equivalents pledged as cash collateral for the Existing Letters of Credit;

(l) Liens securing Indebtedness permitted by Section 7.1(s) (but only to the extent that such original Indebtedness was secured as of the Closing Date); and

(m) Liens in favor of issuers of letters of credit permitted under Section 7.1(y) on Cash and Cash Equivalents pledged as cash collateral for any such letters of credit.

7.3 No Further Negative Pledges. Except with respect to restrictions by reason of Permitted Liens and customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business consistent with past practice (provided that such restrictions are limited to the property or assets secured by such Permitted Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Loan Party shall permit to exist or enter into any agreement prohibiting the creation or assumption of any Lien in favor of Administrative Agent for the benefit of the Secured Parties upon any of the Collateral, whether now owned or hereafter acquired.

7.4 Restricted Junior Payments. The Parent shall not, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except (provided that none of the following shall be deemed to permit a Division/Series Transaction): (a) each Subsidiary of the Parent may make Restricted Junior Payments to the holders of its Capital Stock, (b) to the extent constituting Restricted Junior Payments, the Parent or any of its Subsidiaries may make payments in respect of Swap Agreements permitted by the terms of this Agreement, to the counterparties thereof, (c) so long as no Default or Event of Default under Section 8.1(a), Section 8.1(f), Section 8.1(g) or Section 8.1(c) (with respect to Section 8.1(c), only as a result of a breach of Section 7.7) has occurred and is continuing, the Parent or any of its Subsidiaries may make Tax Distributions, to the holders of its Capital Stock, (d) unless an Event of Default has occurred and is continuing or would result therefrom, and so long as no payments are made in cash or other property in connection therewith, the Parent or any of its Subsidiaries may redeem, repurchase, retire or otherwise acquire any of its Capital Stock upon or in connection with the exercise or vesting of options or restricted Capital Stock (granted pursuant to any option plan or incentive compensation plan of the Parent) if such Capital Stock constitutes all or a portion of the exercise price or is surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise or vesting, (e) unless an Event of Default has occurred and is continuing or would result therefrom, and so long as no payments are made in cash or other property in connection therewith, the Parent or any of its Subsidiaries may redeem, repurchase, retire, or otherwise acquire any of its Capital Stock upon the exercise of warrants if such Capital Stock constitutes all or a portion of the exercise price or is surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise, (f) [reserved]; (g) unless an Event of Default has occurred and is continuing or would result therefrom, the Parent or any of its Subsidiaries may repurchase its Capital Stock that is owned by former officers, directors or employees (or the estate thereof) of the Parent or its Subsidiaries in connection with their resignation, termination or severance of employment in an aggregate amount not to exceed $1,000,000 during any Fiscal Year, (h) unless an Event of Default has occurred and is continuing or would result therefrom, the Parent or any of its Subsidiaries may make cash payments solely in lieu of the issuance of fractional shares in connection with the exercise of warrants, Capital Stock options, restricted Capital Stock or other securities convertible into or exchangeable for Capital Stock of the Parent and (i) on or substantially contemporaneously with the Closing Date, the Parent or any of its Subsidiaries may make payments in connection with an equity repurchase and related redemption from Southpaw Credit Opportunity Master Fund LP in an amount not to exceed $11,500,000.

7.5 Restrictive Agreements. No Loan Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Loan Party, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Loan Party or any other Subsidiary of the Borrower, (c) make loans or advances to any Loan Party or (d) transfer any of its property or assets to any Loan Party, except (i) as required by law, (ii) pursuant to agreements related to Indebtedness permitted under this Agreement (but only to the extent such restrictions are included in agreements either (x) existing on the Closing Date or (y) permitted pursuant to Section 7.1(g) and are customary for such agreements (as determined by the Borrower in good faith)), and (iii) such Person’s Organizational Documents.

7.6 Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except (provided that none of the following shall be deemed to permit a Division/Series Transaction):

(a) Investments in Cash and Cash Equivalents; and

(b) Investments in any other Loan Party;

(c) expenditures in respect of purchase money Indebtedness and Capital Leases permitted by Section 7.1(g);

(d) reserved;

(e) reserved;

(f) to the extent constituting Investments, transactions permitted under Sections 7.1 and 7.8;

(g) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(h) advances to officers, directors and employees of the Loan Parties in the ordinary course of business, in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and other ordinary business purposes;

(i) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.8; and

(j) additional Investments not otherwise permitted in clauses (a)-(i) above by any Loan Party in an aggregate amount not to exceed $5,000,000 in the aggregate at any time outstanding.

(k) other Investments otherwise approved by the Requisite Lenders in an Approval Letter;

(l) payments on trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, and Investments received in full or partial satisfaction thereof from financially troubled account debtors; and

(m) creation of any additional Subsidiaries of any Loan Party in compliance with Section 6.11.

7.7 Financial and Performance Covenants.

(a) Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter set forth below to be greater than the ratio set forth below opposite such Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Total Leverage Ratio
March 31, 2019	2.00:1.00
June 30, 2019	2.00:1.00
September 30, 2019	1.80:1.00
December 31, 2019	1.60:1.00
March 31, 2020	1.30:1.00

(b) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1:00:1.00.

7.8 Fundamental Changes; Disposition of Assets. No Loan Party shall,

(a) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), other than (provided that none of the following shall be deemed to permit a Division/Series Transaction) (i) the merger of any Loan Party or any Subsidiary that is not a Loan Party with and into any Loan Party (except that, with respect to any such merger or consolidation involving the Borrower, the Borrower must be the surviving entity) or (ii) the merger of any Subsidiary that is not a Loan Party with and into any Loan Party or any other Subsidiary that is not a Loan Party; or

(b) convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except for Permitted Dispositions (provided, that the forgoing shall not be deemed to permit a Division/Series Transaction).

7.9 Limitation on Leases. No Loan Party will create, incur, assume or suffer to exist any obligation in respect of any Long-Term Lease which would cause the aggregate amount of all payments made by all Loan Parties pursuant to all such Long-Term Leases, including, without limitation, any residual payments at the end of any such Long-Term Lease, to exceed an amount equal to $2,000,000 in any calendar month without the approval of the Requisite Lenders.

7.10 Sales and Lease Backs. No Loan Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease, except for operating leases and Capital Leases permitted under Section 7.1.

7.11 Transactions with Management and Affiliates. No Loan Party shall either directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any member of a Loan Party’s management, any Affiliate or any shareholder thereof, and no Loan Party will suffer to exist any arrangement or understanding, regardless of whether such arrangement has been formalized, whereby services or the sale of any Property are provided to a member of a Loan Party’s management, an Affiliate or any shareholder thereof, on terms more favorable than such Loan Party would reasonably be expected to obtain in an arms’-length transaction with a Person that was not a member of a Loan Party’s management or that was not an Affiliate or any shareholder thereof, for similar services; provided that the foregoing restriction shall not apply to (a) any transaction between or among the Loan Parties, (b) issuances of Capital Stock and other Restricted Junior Payments expressly permitted by Section 7.4, (c) the maintenance of benefit plans and programs and other similar arrangements with employees, officers and directors, including, without limitation, vacation plans, health plans, life insurance plans, equity plans, indemnification arrangements, deferred compensation plans and retirement savings plans, in each case, in the ordinary course of business, (d) [reserved], (e) the ownership of Capital Stock of a Loan Party by any member of a Loan Party’s management and, to the extent otherwise permitted under this Agreement, the payment of any amounts in respect of such Capital Stock to such member of a Loan Party’s management and (f) any transaction or arrangement described on Schedule 4.27 (provided that none of the foregoing shall be deemed to permit a Division/Series Transaction).

7.12 Conduct of Business.

(a) From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, form or acquire any Foreign Subsidiary or engage in any business other than the businesses engaged in by such Loan Party on the Closing Date as presently conducted in the United States of America and any businesses, activities and operations reasonably related thereto or incidental thereto, including all general and administrative activities, and the leasing, operation or ownership of any assets related to such business.

(b) Holdings shall not engage in any business activities, in each case other than (i) ownership of the Capital Stock of the Borrower, (ii) activities incidental to maintenance of its legal existence, (iii) the performance of its obligations with respect to the Loan Documents to which it is a party, (iv) holding any cash or property received in connection with restricted payments made in accordance with Section 7.4 pending application thereof by it, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent expressly permitted hereunder, (vi) participating in tax, accounting and other administrative matters, (vii) providing indemnification to officers and directors in accordance with their Organizational Documents and (viii) activities incidental to the businesses or activities described in clauses (i) to (vii) of this sentence.

(c) Parent shall not engage in any business activities, in each case other than (i) ownership of the Capital Stock of Holdings, (ii) activities incidental to maintenance of its legal existence and required in order to satisfy the requirements of the Exchange Act, (iii) the performance of its obligations with respect to the Loan Documents to which it is a party, (iv) holding any cash or property received in connection with restricted payments made in accordance with Section 7.4 pending application thereof by it, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent expressly permitted hereunder, (vi) participating in tax, accounting and other administrative matters, (vii) providing indemnification to officers and directors in accordance with their Organizational Documents and (viii) activities incidental to the businesses or activities described in clauses (i) to (vii) of this sentence.

7.13 Reserved.

7.14 Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries, to change its Fiscal Year end from December 31.

7.15 Deposit Accounts. No Loan Party shall establish or maintain a Deposit Account or Securities Account other than (a) the Deposit Accounts or Securities Accounts covered by a Control Agreement listed in Schedule 7.15, and (b) Excluded Accounts, without executing and delivering to Administrative Agent a Control Agreement covering the applicable Deposit Account or Securities Account in a form acceptable to Administrative Agent and the Requisite Lenders.

7.16 Amendments to Organizational Agreements. No Loan Party shall materially amend or permit any material amendments to any Loan Party’s Organizational Documents in each case in a manner materially adverse to the Lenders or enter into a Division/Series Transaction without the prior written consent of the Requisite Lenders, which consent shall not be unreasonably withheld, delayed or conditioned.

7.17 Reserved.

7.18 OFAC; USA Patriot Act; Anti-Corruption Laws. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 4.22. No Loan Party or Subsidiary, nor to the knowledge of the Loan Party, any director, officer, agent, employee, or other person acting on behalf of the Loan Party or any Subsidiary, will use the proceeds of any Loan, directly or indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

7.19 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than Swap Agreements which are entered into in the ordinary course of business and not for speculative purposes.

7.20 Intercompany Transfers. Other than Investments permitted pursuant to Section 7.6, the Borrower and Holdings will not transfer assets to Fleet 10 or Fleet 11.

SECTION 8.

EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due the principal or premium (including the Payment Premium), if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by mandatory prepayment or otherwise; or (iii) when due, any interest on any Loan or any fee or any other amount due under any Loan Document; or

(b) Default in Other Agreements. (i) Failure of any Loan Party to pay when due any principal of or interest on one or more items of Indebtedness (other than as a result of the return to any lessor of any asset subject to a Capital Lease incurred pursuant to Section 7.1(g), where the underlying Capital Lease is no longer economically attractive to the Parent and its Subsidiaries (as determined in good faith by the Borrower)) in an amount individually or in the aggregate of $2,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) reserved, (iii) any termination event occurs under any Swap Agreement and the net amount payable by Borrower under the applicable Swap Agreement (after giving effect to any applicable netting arrangements) exceeds $2,000,000, (iv) any breach or default by any Loan Party with respect to any other material term of (A) one (1) or more items of Indebtedness (other than as a result of the return to any lessor of any asset subject to a Capital Lease incurred pursuant to Section 7.1(g), where the underlying Capital Lease is no longer economically attractive to the Parent and its Subsidiaries (as determined in good faith by the Borrower)) in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than as a result of the return to any lessor of any asset subject to a Capital Lease incurred pursuant to Section 7.1(g), where the underlying Capital Lease is no longer economically attractive to the Parent and its Subsidiaries (as determined in good faith by the Borrower)), in each case beyond the grace period, if any, provided therefor, if the cause of such breach or default is due to any Loan Party’s failure to make a payment when due or the effect of such breach or default is to cause or permit any Person to declare such Indebtedness (other than as a result of the return to any lessor of any asset subject to a Capital Lease incurred pursuant to Section 7.1(g), where the underlying Capital Lease is no longer economically attractive to the Parent and its Subsidiaries (as determined in good faith by the Borrower)) to be due and payable or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Loan Party to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity; or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Sections 6.1(a), (b), (c) or (d), 6.2, 6.3(a) (with respect to existence of the Borrower), 6.3(b), 6.6, 6.11, 6.13 or 6.14 or the failure of any Loan Party to perform or comply with any term or condition contained in Section 7; or

(d) Breach of Representations, etc. Any representation, warranty, or certification made or deemed made by any Loan Party in any Loan Document or in any certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of the knowledge of any Authorized Officer of any Loan Party of such breach or failure and the date notice thereof is given to the Borrower by Administrative Agent or any Lender; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this clause (g) or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount individually or in the aggregate in excess of $5,000,000 (to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company has not denied coverage) (other than solely against Fleet 10 or Fleet 11 related to Fleet 10 and 11 Indebtedness) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days (or in any event later than the date that enforcement proceedings shall have been commenced by any creditor upon such judgment order or five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of sixty (60) consecutive days; or

(j) Employee Benefit Plans. There shall occur one or more ERISA Events (determined without regard to any materiality standard included in the definition of such term) which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 or could reasonably be expected to have a Material Adverse Effect; or

(k) Change of Control. A Change of Control shall occur; or

(l) Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have, or it shall be asserted in writing by any Loan Party not to have, a valid and perfected Acceptable Lien in any Collateral (subject only to Permitted Liens) purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent to take any action within its control, or (iii) any Loan Party shall contest in writing the validity or enforceability of any Loan Document or any Lien on the Collateral or any purported Collateral in favor of Administrative Agent or deny in writing that it has any further liability under any Loan Document to which it is a party prior to the satisfaction in full of the Obligations; or

(m) Intercreditor Agreement. Any applicable Intercreditor Agreement with respect to any Indebtedness in a principal amount greater than $2,000,000 shall, following execution thereof, cease, in whole or in part, to be effective or cease to be legally valid, binding and enforceable against the holders of the Indebtedness other than the Secured Parties subject thereto or against any Loan Party.

8.2 Remedies. (a) Upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (b) upon the occurrence of any other Event of Default, upon notice to the Borrower to such effect by Administrative Agent (acting at the written direction of the Requisite Lenders), Administrative Agent, on behalf of the Lenders, may and shall have the right to take any of the following actions: (i) terminate all commitments; (ii) declare to be immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party, the Obligations; and (iii) enforce any and all Liens and security interests created pursuant to Collateral Documents. It is understood and agreed that in the event all or any portion of the Loans are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, an Event of Default upon the occurrence of a bankruptcy or insolvency event), the Payment Premium applicable at the time of such redemption or acceleration shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Payment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and the Loan Parties agree that it is reasonable under the circumstances currently existing. The Payment Premium shall also be payable in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PAYMENT PREMIUM IN CONNECTION WITH SUCH PAYMENT PREMIUM OR ACCELERATION. The Loan Parties expressly agree (to the fullest extent that each may lawfully do so) that: (A) the Payment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Payment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Payment Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Loan Parties expressly acknowledge that their agreement to pay the Payment Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans.

SECTION 9.

THE ADMINISTRATIVE AGENT

9.1 Appointment of Administrative Agent. Piper Jaffray Finance, LLC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Piper Jaffray Finance, in such capacity, to act as its agent (including as collateral agent) in accordance with the terms hereof and the other Loan Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 9.1 are solely for the benefit of Administrative Agent and the Lenders and no Loan Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any Affiliate thereof. The Administrative Agent shall not have any duties or obligations (express or implied) except those expressly set forth in the Loan Documents.

9.2 Powers and Limited Duties.

(a) Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have or be deemed to have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

(b) Each Lender hereby agrees that (i) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and (ii) except as otherwise expressly provided herein, Administrative Agent shall not have any duty to monitor the performance of the obligations of any Loan Party or any of their Affiliates under the Loan Documents, including a duty to disclose any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the person serving as Administrative Agent or any of its Affiliates in any capacity. As to any matters not expressly provided for by this Agreement (including collection of any amounts due on the Loans) or any matter that would require Administrative Agent to exercise any discretion hereunder or under any Loan Document, including without limitation, in connection with the enforcement of any right or remedy under the Loan Documents whether before or after a default, in connection with a bankruptcy proceeding (or similar relief) or otherwise, Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) solely upon the instructions of the Requisite Lenders, and such instructions shall be binding; provided, however, that Administrative Agent shall not be required to take any action at the direction of the Requisite

Lenders or otherwise which exposes Administrative Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable legal requirements unless Administrative Agent is furnished with an indemnification satisfactory to Administrative Agent with respect thereto. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent is permitted or required to take or to grant. Whether or not Administrative Agent makes such a request, at all times except with respect to an express obligation set forth herein, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from the Requisite Lenders, and Administrative Agent shall not incur liability to any Person by reason of so refraining. If, in performing its duties under this Agreement, Administrative Agent is required to decide between alternative courses of action or has received conflicting directions or any other directions from Lenders who do not satisfy the definition of Requisite Lenders, Administrative Agent may refrain from taking any action until it receives instructions from the Requisite Lenders.

(c) Each Lender agrees that in any instance in which this Agreement or other Loan Document provides that Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner. It is expressly agreed and acknowledged that Administrative Agent is not guaranteeing performance of or assuming any liability for the obligations of the Loan Parties or other parties hereto or any parties to the Collateral. The Administrative Agent shall not have liability for any failure, inability or unwillingness on the part of the Borrower to provide accurate and complete information on a timely basis to Administrative Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on Administrative Agent’s part of any of its duties hereunder or under the Loan Documents that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. The Lenders hereby authorize and empower Administrative Agent to execute and deliver on their behalf the Loan Documents and all related agreements, documents or instruments as shall be necessary or appropriate as determined by the Lenders in good form and in the forms presented to Administrative Agent as of the date hereof in order to effectuate the purposes of the Loan Documents and any such other related agreements, documents and instruments.

(d) For purposes of clarity, phrases such as “satisfactory to Administrative Agent,” “approved by Administrative Agent,” “acceptable to Administrative Agent,” “as determined by Administrative Agent,” “in Administrative Agent’s discretion,” “selected by Administrative Agent,” “elected by Administrative Agent,” “requested by Administrative Agent,” and phrases of similar import that authorize and permit Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to Administrative Agent (as the case may be) receiving written direction from the Lenders or Requisite Lenders, as applicable, to take such action or to exercise such rights (it being understood that nothing contained in this Agreement or other Loan Document shall impose a duty on Administrative Agent to make any such determination or take any action independent of such written direction from the Lenders or exercise any discretionary acts.)

9.3 General Immunity.

(a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. The Administrative Agent shall not be responsible for the satisfaction of any condition set forth in Section 3 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to Administrative Agent. The Administrative Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or any Loan Document. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. Subject to clause (b)(ii) hereof further limiting the liability of Administrative Agent, neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received written instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.6) or in accordance with the applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), or in accordance with the other applicable Collateral Document, as the case may be, Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.6) or in accordance with the applicable Collateral Document. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent shall first receive such advice or concurrence of the Lenders (as required by this Agreement) and until such instructions are received, Administrative Agent shall act, or refrain from acting, as it deems advisable. If Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require Administrative Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. The Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the responsibility of the Lenders and the Loan Parties. The Administrative Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent. The Administrative Agent has accepted and is bound by the Loan Documents executed by Administrative Agent as of the date of this Agreement and, as directed in writing by the Requisite Lenders, Administrative Agent shall execute additional Loan Documents delivered to it after the date of this Agreement; provided, however, that such additional Loan Documents do not adversely affect the rights, privileges, benefits and immunities of Administrative Agent. The Administrative Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Loan Documents to which such Administrative Agent is a party). No written direction given to Administrative Agent by the Requisite Lenders or any Loan Party that in the sole judgment of Administrative Agent imposes, purports to impose or might reasonably be expected to impose upon Administrative Agent any obligation or liability not set forth in or arising under this Agreement and the other Loan Documents will be binding upon Administrative Agent unless Administrative Agent elects, at its sole option, to accept such direction. The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of Administrative Agent, Administrative Agent will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and Administrative Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by Administrative Agent in good faith. The Administrative Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of Administrative Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Administrative Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. In the event that Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in Administrative Agent’s sole discretion may cause Administrative Agent to be considered an “owner or operator” under any environmental laws or otherwise cause Administrative Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, Administrative Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Administrative Agent will not be liable to any person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment. Each Lender authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents to which it is a party. Each Lender agrees that any action taken by Administrative Agent or Requisite Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by Administrative Agent or Requisite Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is received by Administrative Agent from Borrower or a Lender pursuant to Section 9.3(c) below, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable). The Administrative Agent shall not be liable for any error of judgment made in good faith unless it shall be proven that Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any other Loan Document or related documents shall obligate Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, punitive, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to Administrative Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, Administrative Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. The Administrative Agent will provide copies of notices, certificates, statements, reports and documents that it receives from the Borrower to the Lenders to the extent they are not required to be delivered to Lenders by the Borrower or any other party to this Agreement, and Administrative Agent shall have no obligation to review such notices, certificates, statements, reports or other documents except as expressly provided herein. The Administrative Agent shall not be under a duty to examine or independently evaluate, and shall not be charged with knowledge or notice of, the contents of any financial statements or reports delivered to it pursuant to the provisions of this Agreement or the Loan Documents, it being acknowledged that such deliveries are for the purpose of making such materials available to the Lenders.

(c) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Loan Documents, unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement or the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall provide notice to the Lenders and the Loan Parties. The Administrative Agent shall not have any obligation to take action or exercise any rights with respect to such Default or Event of Default unless directed by the Requisite Lenders in accordance with the provisions hereof. It shall remain the sole obligation of the Lenders to direct Administrative Agent to take any actions (or forebear from taking any action) after the occurrence of a Default or Event of Default, including any actions to be taken in any bankruptcy proceeding (or similar relief) of a Loan Party; provided further that, Administrative Agent shall not be required to take any action which exposes Administrative Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable legal requirements unless Administrative Agent is furnished with an indemnification satisfactory to Administrative Agent with respect thereto.

(d) Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors. Neither Administrative Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent: (i) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Loan Documents or any related documents on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Borrower; (iii) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the other Loan Documents, any related document or any other instrument or document furnished pursuant hereto or thereto; and (iv) shall incur no liability under or in respect of this Agreement or any other Loan Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. The Administrative Agent shall not have any liability to the Borrower or any Lender or any other Person for the Borrower’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Loan Document.

9.4 The Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity to the extent it becomes a Lender hereunder.

With respect to its participation in the Loans, if any, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Loan Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any of their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants to Administrative Agent that it has made its own independent investigation of the financial condition and affairs of each Loan Party, without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of each Loan Party. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the advances of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Loans, the other Loan Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

(b) Each Lender, by delivering its signature page to this Agreement or a joinder agreement and advancing the Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent and Lenders, as applicable.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share (or, if indemnification is sought after the date upon which all Loans shall have been paid in full, ratably in accordance with such outstanding Loans as in effect immediately prior to such date), severally agrees to indemnify Administrative Agent, its Affiliates and its officers, directors, employees, and agents of Administrative Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Loan Party, for and against any and all fees, claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted at any time (whether before or after payment of the Loans) against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Loan Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT; provided, no Lender shall be liable for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the commercially reasonable opinion of such Indemnitee Agent Party, be insufficient, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any claim, liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The agreements in this Section 9.6 shall survive the payment of the Loans and all other amounts payable hereunder.

9.7 Successor Administrative Agent.

(a) The Administrative Agent may (i) resign at any time or (ii) be replaced at any time upon the agreement of the Requisite Lenders, in each case by giving at least thirty (30) days’ prior written notice thereof to the Lenders and the Borrower. Upon any such notice of resignation or replacement, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent, which successor shall be reasonably acceptable to and approved by the Borrower; provided that the Borrower shall not have any such approval right if an Event of Default has occurred and is continuing at such time. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Requisite Lenders shall perform all of the duties of Administrative Agent, as applicable, hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. In such case, the Requisite Lenders shall appoint one Person to act as Administrative Agent for purposes of any communications with the Borrower, and until the Borrower shall have been notified in writing of such Person and such Person’s notice address as provided for in Section 10.1, the Borrower shall be entitled to give and receive communications to/from the resigning Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and the payment of the outstanding fees and expenses of the resigning Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the resigning Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be reasonably requested in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents (the reasonable out-of-pocket expenses of which shall be borne by the Borrower), whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any resigning Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of Administrative Agent; provided that (i) such assignee is an Eligible Assignee and (ii) the Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The Administrative Agent shall not be responsible for the acts or omissions of its sub-agents including its negligence and misconduct so long as they are selected by Administrative Agent with due care. The exculpatory, indemnification and other provisions of Sections 9.3 and 9.6 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection herewith. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Sections 9.3 and 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders and (ii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.8 Collateral Documents.

(a) The Administrative Agent under Collateral Documents; Releases. Each Lender and other Indemnitee hereby further irrevocably authorizes Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of Lenders with respect to the Collateral Documents and to enter into such other agreements with respect to the Collateral (including intercreditor agreements) as it may deem necessary without further consent from the Lenders. Subject to Section 10.6, without further written consent or authorization from the Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.6) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to the Guarantee and Collateral Agreement, in connection with a transaction permitted under the Loan Documents, or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.6) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty or exercise any other remedy provided under the Loan Documents (other than the right of set-off), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent (acting at the written direction of the Requisite Lenders), on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under this Agreement and the Collateral Documents may be exercised solely by Administrative Agent (acting at the written direction of the Requisite Lenders), and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or its nominee may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations arising under the Loan Documents as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

(c) Disclaimer. The Administrative Agent hereby disclaims any representation or warranty to the Lenders concerning and shall have no responsibility to Lenders for the existence, priority or perfection of the Liens and security interests granted hereunder or under any Loan Document or in the value of any of the Collateral and shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Administrative Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Borrower to the Collateral, as to the security afforded by this Agreement or any other Loan Document. The Administrative Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral, except as provided in the immediately following sentence when Administrative Agent has possession of the Collateral. The

Administrative Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. The Administrative Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Borrowers or any other party selected by Administrative Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and Administrative Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, Administrative Agent shall not be responsible to the Lenders for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided however that if instructed by the Requisite Lenders and at the expense of the Borrower, Administrative Agent shall arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments (collectively, the “Financing Statements”) for the perfection of security interests in the Collateral; provided, that, Administrative Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such Financing Statements all of which shall be provided in writing to Administrative Agent by the Requisite Lenders including the jurisdictions and filing offices where Administrative Agent is required to file such Financing Statements.

9.9 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Loan Party hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to such Person, that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing Request hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Borrower and Administrative Agent to an electronic mail address as directed by Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by Administrative Agent. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website (the “Platform”) shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.10 Proofs of Claim. The Lenders and each Loan Party hereby agree that after the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise, in each case to the extent directed by the Requisite Lenders:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and other agents and their agents and counsel and all other amounts due Lenders, Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, interim trustee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that the Requisite Lenders shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.10 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

SECTION 10.

MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent and the Borrower in writing. Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile, electronic transmission or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or electronic transmission; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, or all documents related to the foregoing, each Loan Party agrees, jointly and severally, to pay promptly (a) all reasonable and actual out-of-pocket costs and expenses of preparation of the Loan Documents, all documents related to the foregoing and any consents, amendments, waivers or other modifications thereto; (b) [reserved]; (c) all reasonable and actual out-of-pocket fees, expenses and disbursements of a single outside counsel to Administrative Agent or the Lenders in connection with the negotiation, preparation, execution, review and administration of the Loan Documents and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, of another firm of counsel, all documents related to the foregoing and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Loan Party; provided that the Loan Parties shall be required to reimburse only the actual and out-of-pocket fees of one counsel to the Lenders, selected by the Requisite Lenders; (d) all reasonable and actual out-of- pocket costs and expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of the Lenders pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Sections 2.14(c) and (d); (e) reasonable and actual out-of-pocket search fees, title insurance premiums and fees, expenses and disbursements of a single outside counsel to Administrative Agent; (f) all reasonable and actual out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of a single outside counsel and of any appraisers, consultants, engineers, advisors and agents reasonably employed or retained by Administrative Agent and its counsel) in connection with the administration by Administrative Agent, or the custody or preservation by Administrative Agent, of any of the Collateral; (g) all other reasonable and actual out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (h) any extraordinary fees of Administrative Agent (not routine or incurred in the ordinary course of business) and all reasonable and actual out-of-pocket costs and expenses, including fees of a single outside counsel, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, of another firm of counsel, the fees of any auditors, accountants, consultants, financial advisors, engineers or appraisers, and costs of settlement, incurred by Administrative Agent and Lenders in preserving or protecting any rights under this Agreement, in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of any Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided, that, prior to the earlier of (1) the occurrence of any Event of Default and (2), ninety (90) days prior to the Maturity Date, the maximum amount of fees and expenses reimbursable pursuant to this clause (h) shall be $200,000 and (i) all costs, fees and related expenses in connection with the formation and maintenance of any Person, structure or account necessary or reasonably desirable to Administrative Agent or the Lenders for tax planning purposes in connection with the Loans.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not any or all of the transactions contemplated hereby shall be consummated, each Loan Party agrees, jointly and severally, to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Lender, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors, representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no party hereto and no Indemnitee shall assert, and each such Person hereby waives, releases and agrees not to sue upon any claim against any other such Person, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each such Person hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Loan Party hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). Each Loan Party hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Loan Party), (ii) that it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Loan Party must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from a Loan Party shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against a Loan Party if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee.

(d) The provisions of this Section 10.3 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Obligations, the release of any Guarantor or of all or any portion of the Collateral, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of Administrative Agent or any Lender. All amounts due under this Section 10.3 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. All amounts due under this Section 10.3 shall be payable not later than ten (10) Business Days after demand therefor.

10.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and its/their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Administrative Agent (such consent to be given or withheld at the written direction of the Requisite Lenders), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest in any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for Cash at face value) participations in the Loans and other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

10.6 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.6(b) and 10.6(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Borrower and the Requisite Lenders (with a copy to the Administrative Agent) or (ii) in the case of any other Loan Document, the Borrower and Administrative Agent with the consent of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no waiver, amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the Maturity Date or result in the forbearance from the exercise of any rights or remedies hereunder past the Maturity Date;

(ii) waive, reduce or postpone any scheduled repayment due such Lender (but not prepayment);

(iii) reduce the rate of interest on any Loan of such Lender and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.5(c) or any fee payable to such Lender hereunder; provided that only consent of the Requisite Lenders shall be required to amend the definition of “Default Rate” or waive any obligations of any Loan Party to pay the Default Rate;

(iv) increase the Commitment of such Lender;

(v) extend the time for payment of any such interest or fees to such Lender;

(vi) reduce the principal amount of any Loan of such Lender or any Payment Premium owing to such Lender;

(vii) release any Guarantor from the Guaranty pursuant to the Guarantee and Collateral Agreement (except as may otherwise be permitted under this Agreement) or release the Liens securing all or substantially all of the Collateral;

(viii) amend, modify, terminate or waive any provision of Sections 2.10, 2.12, 10.5 or 10.6; or

(ix) amend the definition of “Requisite Lenders” or “Pro Rata Share”.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of the applicable Lenders, execute amendments, modifications, waivers or consents on behalf of such Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6(d) shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(e) Retirement of Loans. No Loan Party will, and Borrower will not permit any of its Subsidiaries or any of the Loan Parties to, directly or indirectly, offer to purchase or otherwise acquire any outstanding Loans.

(f) Amendment Consideration. None of Borrower or any of its Affiliates or any other party to any Loan Documents will, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Loan Documents unless each Lender of the Loans (irrespective of the kind and amount of Loans then owned by it) shall be informed thereof by Borrower and, if such Lender is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Borrower and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 10.6(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.

10.7 Successors and Assigns; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any such Person without the prior written consent of all Lenders (and any attempted assignment or transfer by any such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(c) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a $3,500 processing and recordation fee payable to Administrative Agent for its own account and (ii) all documentation and other information required by regulatory authorities under applicable “know your customers” regimes, and such other forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.14(f).

(d) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable “Recordation Date” (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (ii) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.7(e), the disposition of Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.7(f), as of the “Recordation Date” (for the avoidance of doubt, the date the Assignment is recorded in the Register), specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the advancement of any Loan hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver a new Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding principal balance under the Loans of the assignee and/or the assigning Lender. Loans and/or Commitments shall not be transferred in denominations of less than $1,000,000, provided, that if necessary to enable the registration of transfer by a Lender of its entire holding of Loans or Commitments, one Loan or Commitment may be in a denomination of less than $1,000,000; provided, further, that transfers by a Lender and its Affiliates shall be aggregated for purposes of determining whether or not such $1,000,000 threshold has been reached.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than a natural Person, any Loan Party, or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans or any other Obligation); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.6 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f)) (it being understood that the documentation required under Section 2.14(f) shall be delivered by the Participant to the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.7; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such greater payment results from a change in law that occurs after the Participant acquired the applicable participation, or is made with the Borrower’s prior written consent. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.14, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.12, 9.3(b) and 9.6 shall survive the payment of the Loans, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or any Loan or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Loans of any other Lender hereunder.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

10.15 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY, SUBJECT TO CLAUSE (D) HEREOF, THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY HERETO AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY HERETO IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (D) AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO THAT IS PARTY TO SUCH JUDICIAL PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. If the Borrower reasonably believes that any information being furnished by it or any other Loan Party to Administrative Agent or a Lender (“Recipient”) is confidential, the Borrower may so indicate by notice in writing to the Recipient, identifying the information with specificity (such identified information, the “Confidential Information”), in which event the Recipient will use commercially reasonable efforts to maintain the confidentiality thereof; provided however, that a Recipient may disclose such information (i) to its Affiliates, partners and members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, auditors, consultants, investors and prospective investors, agents or representatives with a need to know such Confidential Information (collectively “Permitted Recipients”), (ii) to any potential assignee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale of any or all of the Loans) or any of their agents and advisors (provided that such potential assignee or transferee shall have been advised of and agree to be bound by the provisions of this Section 10.17), (iii) if such information (x) becomes publicly available other than as a result of a breach of this Section 10.17 by such Recipient, (y) is in the possession of the Recipient or any of its Permitted Recipients at the time of disclosure or becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Loan Parties or (z) is independently developed by the Recipient or any of its Permitted Recipients without the use of or reliance on such information, (iv) to enable it to enforce or otherwise exercise any of its rights and remedies under any Loan Document or (v) as consented to by the Borrower. Notwithstanding anything to the contrary set forth in this Section 10.17 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information; provided, however, that in each case, Recipient or its Permitted Recipients furnish only that portion of such information which it is advised by such Recipient or its Permitted Recipient’s counsel is required to be disclosed. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority. Each Loan Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 10.17, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Loan Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Lenders’ or their Affiliates’ ability to make such investments or engage in such businesses.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19 Counterparts. This Agreement may be executed in any number of counterparts by facsimile, or PDF, and other electronic means, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

10.21 Disclosure. Each Loan Party and each Lender hereby acknowledge and agree that Administrative Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Loan Parties and their respective Affiliates, including the ownership, purchase and sale of Capital Stock in any Loan Party and their respective Affiliates and each Lender hereby expressly consents to such relationships.

10.22 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

10.23 Advertising and Publicity. No Loan Party or Lender shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Lenders pursuant to this Agreement and the other Loan Documents without the prior written consent of the Borrower, Administrative Agent and the Requisite Lenders. Nothing in the foregoing shall be construed to prohibit any Loan Party from making any submission or filing which it is required to make by applicable law (including securities laws, rules and regulations), stock exchange rules or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with applicable law, rule or judicial process and (b) unless specifically prohibited by applicable law, rule or court order, the Borrower shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof.

10.24 Acknowledgments and Admissions. The Borrower hereby represents, warrants and acknowledges and admits that:

(a) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;

(b) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof;

(c) there are no representations, warranties, covenants, undertakings or agreements by Administrative Agent or any Lender as to the Loan Documents except as expressly set out in this Agreement;

(d) none of Administrative Agent or any Lender has any fiduciary obligation toward it with respect to any Loan Document or the transactions contemplated thereby;

(e) no partnership or joint venture exists with respect to the Loan Documents between any Loan Party, on the one hand, and Administrative Agent or any Lender, on the other;

(f) Administrative Agent is not any Loan Party’s agent;

(g) Reserved;

(h) should an Event of Default occur or exist, each of Administrative Agent and each Lender will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time;

(i) without limiting any of the foregoing, no Loan Party is relying upon any representation or covenant by any of Administrative Agent or any Lender, or any representative thereof, and no such representation or covenant has been made, that any of Administrative Agent or any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents; and

(j) Administrative Agent and the Lenders have all relied upon the truthfulness of the acknowledgments in this Section 10.24 in deciding to execute and deliver this Agreement and to become obligated hereunder.

10.25 Third Party Beneficiaries. Except as stated in Section 9.7(c), there are no third party beneficiaries of this Agreement.

10.26 Entire Agreement. This Agreement, and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

10.27 Replacement of Notes. Upon receipt by Borrower of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Lender of such Note is, or is a nominee for, another Lender with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, Borrower at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Loan or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

10.28 Intercreditor Agreements. In accordance with the terms of each Intercreditor Agreement, each of the Lenders executing this Agreement agrees to be bound to and by the terms of such Intercreditor Agreement, and hereby instructs Administrative Agent to execute and deliver (on behalf of each Lender) such Intercreditor Agreement on its behalf in the forms presented to it.

NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, THIS AGREEMENT, THE LIENS CREATED PURSUANT TO THE COLLATERAL DOCUMENTS AND THE RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS PROVIDED FOR HEREIN ARE SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND SUCH INTERCREDITOR AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL CONTROL.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

U.S. WELL SERVICES, LLC

By:	/s/ Kyle O’ Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

USWS HOLDINGS LLC

By:	/s/ Kyle O’ Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’ Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

PIPER JAFFRAY FINANCE, LLC, as The Administrative Agent

By:	/s/ Amrit Agrawal
Name: Amrit Agrawal
Title: Co-Chief Operating Officer

PIPER JAFFRAY FINANCE, LLC, as Lender

By:	/s/ Amrit Agrawal
Name: Amrit Agrawal
Title: Co-Chief Operating Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

APPENDIX A

COMMITMENTS

Initial Term Loan Commitment

Lender	Initial Term Loan Commitment (U.S. $)
Piper Jaffray Finance, LLC	$40,000,000
Total	$40,000,000

Delayed Draw Term Loan Commitment 1

Lender	Delayed Draw Commitment (U.S. $)
Piper Jaffray Finance, LLC	$20,000,000
Total	$20,000,000

Delayed Draw Term Loan Commitment 2

Lender	Delayed Draw Commitment (U.S. $)
Piper Jaffray Finance, LLC	$15,000,000
Total	$15,000,000

APPENDIX A TO CREDIT AGREEMENT

APPENDIX B

NOTICE ADDRESSES

U.S. WELL SERVICES, LLC

770 SOUTH POST OAK LANE, SUITE 405

HOUSTON, TEXAS 77056

ATTENTION: KYLE O’NEILL

TELEPHONE: (917) 656-1674

EMAIL: KONEILL@USWELLSERVICES.COM

THE ADMINISTRATIVE AGENT’S OFFICE:

PIPER JAFFRAY FINANCE, LLC

AS THE ADMINISTRATIVE AGENT

345 PARK AVENUE, 12TH FLOOR

NEW YORK, NEW YORK 10154

ATTENTION: AMRIT AGRAWAL

TELEPHONE: 212-284-5015

EMAIL: AMRIT.A.AGRAWAL@PJC.COM

APPENDIX B TO CREDIT AGREEMENT

EXHIBIT A

FORM OF BORROWING REQUEST

                    ,     , 20

U.S. Well Services, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.2 of the Second Lien Credit Agreement dated as of December 14, 2018 (together with all amendments, restatements, amendment and restatements, supplements or other modifications thereto from time to time, the “Credit Agreement”; and, unless otherwise defined herein, each capitalized term used herein shall have the meaning specified in the Credit Agreement) among the Borrower, the other Loan Parties, the Lenders from time to time party thereto and Piper Jaffray Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”), hereby requests a Loan as follows:

(a) Aggregate amount of the requested Loan is $[                ].

(b) Date the Loan is to be made is [                ], 20 [                ].

The undersigned certifies that he/she is a Responsible Officer of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that:

1. The Borrower is entitled to request Loans under the terms and conditions of the Credit Agreement.

2. As of the date of this Borrowing Request1, immediately after giving effect to the advancement of such Loan, each representation and warranty of the Borrower contained in Section 4 of the Credit Agreement (excluding any representations and warranties that expressly refer to a different date, which such representations and warranties are true and correct as of such earlier date) is true and correct.

3. As of the date of this Borrowing Request, immediately after giving effect to the advancement of such Loan, no Default or Event of Default has occurred and is continuing.

4. The Borrower is in pro forma compliance with Section 7.7 of the Credit Agreement upon the making of the Loan.

5. The proceeds of any funds requested pursuant to this Borrowing Request will only be used in accordance with the Credit Agreement.

7. The Borrower’s wire information for the disbursement of funds is:

1	The Borrowing Request shall be received by the Administrative Agent no later than 10:00 a.m., New York, New York in accordance with Section 2.2(c) of the Credit Agreement.

SCHEDULE 4.11 TO CREDIT AGREEMENT

[•]

[•]

[•]

[•]

[Signature Page Follows]

EXHIBIT A TO CREDIT AGREEMENT

Yours truly,

U.S. WELL SERVICES, LLC

By:
Name:
Title:

EXHIBIT A TO CREDIT AGREEMENT

EXHIBIT B

FORM OF APPROVAL LETTER

Reference is made to the Second Lien Credit Agreement, dated as of December 14, 2018 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among U.S. Well Services, LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties, the Lenders from time to time party thereto and Piper Jaffray Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement shall have the same meanings when used herein.

The Credit Agreement contemplates that certain Approval Letters may be given from time to time in connection therewith in order to specify certain exemptions, requirements, allowances or approvals for certain Indebtedness and/or Liens, or Investments. This letter is such an Approval Letter and is given by the Requisite Lenders in order so to approve the [                ] that are specified in the schedule attached hereto, which approval shall remain in effect for the time period (if any) specified in such schedule. This letter [is in addition to/supersedes] all previous Approval Letters dealing with [                ].

This letter is a Loan Document, and all provisions of the Credit Agreement that apply to Loan Documents shall apply hereto.

This letter may be separately executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Approval Letter.

Please execute a counterpart of this letter in the place provided below to evidence your agreement to the foregoing and your continuing ratification of the Credit Agreement and the other Loan Documents in consideration of the approval herein contained.

By signing below, the undersigned Lenders, constituting Requisite Lenders, hereby authorize and direct the Administrative Agent to execute this Approval Letter.

The parties hereto hereby agree that the Administrative Agent shall be entitled to all of its rights, privileges, protections, indemnities and immunities in connection with its execution of this Approval Letter.

[Signature Page Follows]

EXHIBIT B TO CREDIT AGREEMENT

Yours truly,

Acknowledged:	PIPER JAFFRAY FINANCE, LLC, as Administrative Agent

By:
Name:
Title:

Lender:	[ ], as Lender

By:
Name:
Title:

EXHIBIT B TO CREDIT AGREEMENT

EXHIBIT C

FORM OF NOTE

$[                ]

FOR VALUE RECEIVED, U S. WELL SERVICES, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [                ] (the “Lender”) or its registered permitted assigns, at the office of Piper Jaffray Finance, LLC (in such capacity, the “Administrative Agent”), the principal sum of [                ] Dollars ($[                ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement as hereinafter defined), in Dollars and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Loan, at such office, in like money and funds, for the period commencing on the date of the advancement of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date and amount of each Loan, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books. Failure to make any such notation shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by the Lender of this Note.

This Note is one of the Notes referred to in the Second Lien Credit Agreement dated as of December 14, 2018 (such Credit Agreement as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the other Loan Parties, the Lenders from time to time party thereto (including the Lender) and the Administrative Agent. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

FOR INFORMATION REGARDING THIS NOTE, PLEASE CONTACT KYLE O’NEILL, CHIEF FINANCIAL OFFICER, AT 770 SOUTH POST OAK LANE, SUITE 405, HOUSTON, TX 77056, TEL: (917) 656-1674.

[Signature Page Follows]

EXHIBIT C TO CREDIT AGREEMENT

EXECUTED as of the date first written above.

U.S. WELL SERVICES, LLC

By:
Name:
Title:

EXHIBIT C TO CREDIT AGREEMENT

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

                         , 20

The undersigned hereby certifies in his/her capacity as an Authorized Officer and not in his/her individual capacity that he/she is an Authorized Officer of U.S. WELL SERVICES, LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to Section 6.1(d) of the Second Lien Credit Agreement, dated as of December [14], 2018 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Loan Parties, the Lenders from time to time party thereto and Piper Jaffray Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

1.	As of the date hereof, no Default or Event of Default has occurred and is continuing [or specify Default and describe], and

2.

Attached hereto as Schedule 1 are the detailed computations necessary to determine whether the Borrower is in compliance with Section 7.7 of the Credit Agreement as of the end of the [Fiscal Quarter/ Fiscal Year] ending [                ].

[Signature Page Follows]

EXHIBIT D TO CREDIT AGREEMENT

Yours truly,

U.S. WELL SERVICES, LLC

By:
Name:
Title:

EXHIBIT D TO CREDIT AGREEMENT

Schedule I to Compliance Certificate

FOR THE [FISCAL QUARTER/ FISCAL YEAR] ENDING [mm/dd/yy] (the

“Compliance Date”)

1.	Total Leverage Ratio

Actual::[•]

Required:         :1.00

2.	Fixed Charge Coverage Ratio

Actual::[•]

Required:         [•]:1.00

EXHIBIT D TO CREDIT AGREEMENT

EXHIBIT E

FORM OF CLOSING DATE CERTIFICATE

December [•], 2018

The undersigned, in his/her capacity as an Authorized Officer of U.S. WELL SERVICES, LLC, a Delaware limited liability company (“Borrower”), and not in his/her individual capacity, hereby certifies as follows:

1. This Closing Date Certificate is delivered pursuant to Section 3.1(p) of the Second Lien Credit Agreement, dated as of December 14, 2018 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; and, the capitalized terms not otherwise defined herein shall have the meanings specified in the Credit Agreement), among the Borrower, the other Loan Parties, the Lenders from time to time party thereto and Piper Jaffray Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

2. I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is reasonably necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify to the Administrative Agent and the Lenders, in my capacity as an Authorized Officer of the Borrower and not in my individual capacity, that as of the date hereof:

(a) as of the Closing Date, immediately after giving effect to the advancement of the Loans on the Closing Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of the Closing Date (or to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date); and

(b) as of the Closing Date, the Borrower has performed and complied with all covenants, agreements, obligations and conditions contained in the Credit Agreement that are required to be performed or complied with on or before the Closing Date including, but not limited to, those set forth in Section 3.1 of the Credit Agreement, in each case except to the extent any such obligations have been waived, or the deadlines thereof extended, by the Requisite Lenders in writing.

[Signature Page Follows]

EXHIBIT E TO CREDIT AGREEMENT

EXECUTED as of the date first written above.

U.S. WELL SERVICES, LLC

By:
Name:
Title:

EXHIBIT E TO CREDIT AGREEMENT

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

December [•], 2018

The undersigned, in his/her capacity as an Authorized Officer of U.S. WELL SERVICES, LLC, a Delaware limited liability company (“Borrower”), and not in his/her individual capacity, hereby certifies as follows:

1. Reference is made to that certain Second Lien Credit Agreement, dated as of December [14], 2018 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Loan Parties, the Lenders from time to time party thereto and Piper Jaffray Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms not otherwise defined herein shall have the meanings specified in the Credit Agreement.

2. I have reviewed the terms of Sections 3.1(o) and 4.21 of the Credit Agreement, the definition of the term “Solvent” and the other definitions and provisions contained in the Credit Agreement and the other Loan Documents relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, after giving effect to the consummation of the transactions contemplated by the Credit Agreement (including the making of the Loan on the Closing Date), the Loan Parties and their Subsidiaries, taken as a whole on a consolidated basis, are Solvent.

[Signature Page Follows]

EXHIBIT F TO CREDIT AGREEMENT

EXECUTED as of the date first written above.

U.S. WELL SERVICES, LLC

By:
Name:
Title:

EXHIBIT F TO CREDIT AGREEMENT

EXHIBIT G

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(See Attached)

EXHIBIT G TO CREDIT AGREEMENT

EXECUTION COPY

U.S. WELL SERVICES, LLC

GUARANTEE AND COLLATERAL AGREEMENT

DATED AS OF DECEMBER 14, 2018

i

ii

This GUARANTEE AND COLLATERAL AGREEMENT, dated as of December 14, 2018, is made by U.S. Well Services, LLC, a Delaware limited liability company (the “Borrower”), and each of the other signatories hereto as Grantors (together with any other Person that becomes a party hereto from time to time after the date hereof pursuant to Section 10.14 below, the “Grantors”), in favor of Piper Jaffray Finance, LLC, as administrative agent and collateral agent for the Secured Parties (as defined below) (in such capacities, together with its successors and permitted assigns, the “Administrative Agent”).

R E C I T A L S

A. Borrower is party to that certain Second Lien Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of even date herewith among the Borrower, USWS Holdings, LLC, a Delaware limited liability company, U.S. Well Services, Inc., a Delaware corporation (“Parent”), the lenders party thereto (the “Lenders”) and the Administrative Agent.

B. It is a condition precedent to the obligation of the Lenders to make the Loans (as defined in the Credit Agreement) that each Grantor shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders.

C. Now, therefore, in consideration of the premises herein and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make the Loans thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, each term defined above shall have the meaning indicated above. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms, as well as all uncapitalized terms which are defined in the UCC on the date hereof, are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Supporting Obligations, and Tangible Chattel Paper.

(b) The following terms shall have the following meanings:

“Account Debtor” shall mean a Person (other than any Grantor) obligated on an Account, Chattel Paper, or General Intangible.

“Administrative Agent” shall have the meaning assigned such term in the recitals hereto.

“Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Borrower” shall have the meaning assigned such term in the preamble hereto.

“Collateral” shall have the meaning assigned such term in Section 3.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Credit Agreement” shall have the meaning assigned such term in the recitals hereto.

“Excluded Swap Obligation” means, with respect to any Loan Party individually, determined on a Loan Party by Loan Party basis, any Indebtedness in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee by such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Indebtedness in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Indebtedness in respect of any Swap Agreement.

“Existing Credit Agreement” means that certain Amended and Restated Senior Secured Credit Agreement, dated as of February 2, 2017 among U.S. Bank, National Association, as administrative and collateral agent, the Borrower and the lenders from time to time party thereto, as such agreement has heretofore been, and may hereafter be, amended, restated, amended and restated, supplemented or otherwise modified.

“Grantors” shall have the meaning assigned such term in the preamble hereto.

“Guarantors” shall mean, collectively, each Grantor other than the Borrower.

“Guarantor Obligations” means, with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement, any other Loan Document, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Securities.

“Lenders” shall have the meaning assigned such term in the recitals hereto.

“LLC” means, with respect to any Grantor, each limited liability company described or referred to in Schedule 2 in which such Grantor has an interest.

“LLC Agreement” means each operating agreement relating to an LLC, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

“Obligations” shall mean, collectively, all Indebtedness, liabilities and obligations of the Borrower, each Guarantor, and their respective Subsidiaries to the Secured Parties, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with the Credit Agreement, the other Loan Documents and all other agreements, guarantees, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Loans, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post- filing or post-petition interest is allowed in such proceeding), fees, premiums (including any Payment Premium (as defined in the Credit Agreement)), reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by and expenses incurred in order to preserve any Collateral or security interest, each to the extent owed pursuant to Section 10.2 of the Credit Agreement, whether due after acceleration or otherwise and whether or not primary, secondary, direct, indirect, contingent or otherwise (including obligations of performance).

“Partnership” means, with respect to any Grantor, each partnership described or referred to in Schedule 2 in which such Grantor has an interest.

“Partnership Agreement” means each operating agreement relating to a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

“Pledged Entity” means any issuer of a Pledged Security.

“Pledged LLC Interests” means, with respect to any Grantor (other than Parent), all right, title and interest of such Grantor as a member of all LLCs and all right, title and interest of such Grantor in, to and under the LLC Agreements.

“Pledged Notes” means all promissory notes listed on Schedule 2, all intercompany notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Partnership Interests” means, with respect to any Grantor, all right, title and interest of such Grantor as a limited or general partner in all Partnerships and all right, title and interest of such Grantor in, to and under the Partnership Agreements.

“Pledged Securities” means: (a) the Capital Stock described or referred to in Schedule 2 (as the same may be supplemented from time to time pursuant to a Supplement), including all Pledged LLC Interests and Pledged Partnership Interests; and (b) (i) the certificates or instruments, if any, representing such Capital Stock, (ii) all dividends (cash, Capital Stock or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and Property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such securities, (iii) all replacements, additions to and substitutions for any of the Property referred to in this definition, including, without limitation, claims against third parties, (iv) all other Collateral constituting securities, (v) the proceeds, interest, profits and other income of or on any of the Property referred to in this definition, (vi) all security entitlements in respect of any of the foregoing, if any, and (vii) all books and records relating to any of the Property referred to in this definition.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Obligations” means (i) in the case of the Borrower, the Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations; provided that in each case, solely with respect to any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Loan Party shall in any event be excluded from the “Secured Obligations” owing by such Loan Party.

“Secured Parties” shall mean each Lender, the Administrative Agent, and their respective successors and assigns.

“Security Termination” means such time as when each of the following shall have occurred: (x) the Secured Obligations have been indefeasibly paid in full in cash and (ii) the Loans and all commitments under the Credit Agreement have been terminated. For purposes of clarification, “Security Termination” shall have occurred for purposes of this Agreement if all events provided in clauses (i)-(ii) above have occurred, and the occurrence of “Security Termination” shall not be affected by contingent indemnity obligations for which no claim or demand has been made under the Loan Documents that survive the termination of any such Loan Document.

“UCC” means the Uniform Commercial Code of the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the date hereof. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (a) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, in any event including the vehicles listed on Schedule 7 and all tires and other appurtenances to any of the foregoing.

Section 1.02 Other Definitional Provisions; References. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The gender of all words shall include the masculine, feminine, and neuter, as appropriate. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise stated herein. Any reference herein to an exhibit, schedule or annex shall be deemed to refer to the applicable exhibit, schedule or annex attached hereto unless otherwise stated herein. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE II

GUARANTEE

Section 2.01 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and each of their respective successors, endorsees, transferees and permitted assigns, the prompt and complete payment and performance by the Borrower and the Guarantors when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. This is a guarantee of payment and not collection and the liability of each Guarantor is primary and not secondary.

(b) Anything herein or in the Credit Agreement or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this ARTICLE II or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d) Each Guarantor agrees that if the maturity of any of the Secured Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this ARTICLE II shall remain in full force and effect until Security Termination.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until Security Termination.

(f) To the extent that such Guarantor is a Qualified ECP Guarantor, each Guarantor hereby guarantees the payment and performance of all Secured Obligations of the Borrower and each other Guarantor and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by such Person in order for such Person to honor its obligations under this Agreement (provided, however, that each such Guarantor shall only be liable under this Section 2.01(f) for the maximum amount of such liability that can be hereby incurred (i) without rendering its obligations under this Section 2.01(f), or otherwise under this Agreement or any Loan Document, as it relates to such other Persons, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount and (ii) without rendering such Guarantor liable for amounts to creditors, other than the Secured Parties, that such Guarantor would not otherwise have made available to such creditors if this Section 2.01(f) was not in effect). The obligations of each Guarantor under this Section 2.01(f) shall remain in full force and effect until all Secured Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties. The parties intend that this Section 2.01(f) constitute, and this Section 2.01(f) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 2.02 Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the designated office of the Administrative Agent specified pursuant to the Credit Agreement.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.01 Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Administrative Agent, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(1) all Accounts;

(2) all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);

(3) all Commercial Tort Claims set forth on Schedule 6;

(4) all Deposit Accounts other than payroll, withholding tax and other fiduciary Deposit Accounts;

(5) all Documents;

(6) all General Intangibles (including, without limitation, rights in and under any Swap Agreements);

(7) all Goods (including, without limitation, all Inventory and all Equipment);

(8) all Instruments;

(9) all Investment Property;

(10) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

(11) all Pledged Notes;

(12) all Pledged Securities;

(13) all Supporting Obligations;

(14) all Vehicles and all title documents with respect to Vehicles;

(15) all books and records pertaining to the Collateral;

(16) all other personal property of any Grantor, whether tangible or intangible and wherever located;

(17) all other property of any Grantor held by the Administrative Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power; and

(18) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing.

Notwithstanding the foregoing, this Section 3.01 does not grant a security interest in any Excluded Assets, and such property shall, only for so long as it constitutes an Excluded Asset, not be included as “Collateral” for purposes of this Agreement.

Section 3.02 Transfer of Pledged Notes and Pledged Securities. Subject to any Intercreditor Agreement, all certificates and instruments representing or evidencing the Pledged Notes and the Pledged Securities shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and, in the case of an instrument or certificate in registered form, shall be duly indorsed to the Administrative Agent or in blank by an effective indorsement (whether on the certificate or instrument or on a separate writing), and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Notes and the Pledged Securities to the Administrative Agent.

Section 3.03 Grantors Remain Liable under Accounts, Chattel Paper and Payment Intangibles. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Chattel Paper and Payment Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any such other Secured Party of any payment relating to such Account, Chattel Paper or Payment Intangible pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

ARTICLE IV

ACKNOWLEDGMENTS, WAIVERS AND CONSENTS

Section 4.01 Acknowledgments, Waivers and Consents.

(a) Each Grantor acknowledges and agrees that the obligations undertaken by it under this Agreement may involve the guarantee and the provision of collateral security for the obligations of Persons other than such Grantor and that such Grantor’s guarantee and provision of collateral security for the Secured Obligations are absolute, irrevocable and unconditional under any and all circumstances. In full recognition and furtherance of the foregoing, each Grantor understands and agrees, to the fullest extent permitted under applicable law and except as may otherwise be expressly and specifically provided in the Credit Agreement or any other Loan Document, that each Grantor shall remain obligated hereunder (including, without limitation, with respect to any guarantee made by such Grantor hereby and the collateral security provided by such Grantor herein) and the enforceability and effectiveness of this Agreement and the liability of such Grantor, and the rights, remedies, powers and privileges of the Administrative Agent and the other Secured Parties under this Agreement, the other Loan Documents shall not be affected, limited, reduced, discharged or terminated in any way:

(i) notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (A) any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent in its own discretion or at the direction of any Secured Party and any of the Secured Obligations continued; (B) the Secured Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Administrative Agent in its own discretion or at the direction of the Requisite Lenders; (C) the Credit Agreement, the other Loan Documents, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms thereof, as the Administrative Agent (or the Requisite Lenders, or all Lenders, as the case may be), as applicable, and the Borrower, as applicable, may deem advisable from time to time; (D) the Borrower, any other Grantor or any other Person may from time to time accept or enter into new or additional agreements, security documents, guarantees or other instruments in addition to, in exchange for or relative to, any Loan Document, all or any part of the Secured Obligations or any Collateral now or in the future serving as security for the Secured Obligations, in each case pursuant to the terms and conditions thereof; (E) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released; and (F) any other event shall occur which constitutes a defense or release of sureties generally; and

(ii) without regard to, and each Grantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of, (A) the illegality, invalidity or unenforceability against any Grantor, any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any other Grantor or any other Person against the Administrative Agent or any other Secured Party, (C) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any other Grantor or any other Person at any time liable for the payment of all or part of the Secured Obligations or the failure of the Administrative Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person; or any sale, lease or transfer of any or all of the assets of any Grantor, or any changes in the shareholders of any Grantor; (D) the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Secured Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Grantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Secured Obligations; (E) any failure of the Administrative Agent or any other Secured Party to marshal assets in favor of any Grantor or any other Person, to exhaust any Collateral for all or any part of the Secured Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Grantor or any other Person or to take any action whatsoever to mitigate or reduce any Grantor’s liability under this Agreement, any other Loan Document; (F) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (G) the possibility that the Secured Obligations may at any time and from time to time exceed the aggregate liability of such Grantor under this Agreement; or (H) any other circumstance or act whatsoever, including any action or omission of the type described in this Section 4.01 (with or without notice to or knowledge of any Grantor), which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of the Borrower for the Secured Obligations, or of such Grantor under the guarantee contained in ARTICLE II or with respect to the collateral security provided by such Grantor herein, or which might be available to a surety or guarantor, in bankruptcy or in any other instance.

(b) Each Grantor hereby waives to the extent permitted by law: (i) except as expressly provided otherwise in any Loan Document, all notices to such Grantor, or to any other Person, including but not limited to, notices of the acceptance of this Agreement, the guarantee contained in ARTICLE II or the provision of collateral security provided herein, or the creation, renewal, extension, modification, accrual of any Secured Obligations, or notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in ARTICLE II or upon the collateral security provided herein, or of default in the payment or performance of any of the Secured Obligations owed to the Administrative Agent or any other Secured Party and enforcement of any right or remedy with respect thereto; or notice of any other matters relating thereto; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in ARTICLE II and the collateral security provided herein and no notice of creation of the Secured Obligations already or hereafter contracted by the Borrower need be given to any Grantor; and all dealings between the Borrower and any of the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in ARTICLE II and on the collateral security provided herein; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) all rights of revocation with respect to the Secured Obligations, the guarantee contained in ARTICLE II and the provision of collateral security herein; and (iv) all principles or provisions of law which conflict with the terms of this Agreement and which can, as a matter of law, be waived.

(c) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Borrower, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in ARTICLE II or any property subject thereto.

Section 4.02 No Subrogation, Contribution or Reimbursement. Notwithstanding any payment made by any Grantor hereunder or any set-off or application of funds of any Grantor by the Administrative Agent or any other Secured Party, no Grantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Grantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Grantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Grantor in respect of payments made by such Grantor hereunder, in each case until Security Termination, and each Grantor hereby expressly subordinates and agrees not to exercise any such rights of subrogation, reimbursement, indemnity and contribution until Security Termination. Any rights of subrogation, reimbursement, indemnity and contribution such Grantor may have against the Borrower, any other Grantor or against any collateral or security or guarantee or right of offset held by the Administrative Agent or any other Secured Party shall be junior and subordinate to any rights the Administrative Agent and the other Secured Parties may have against the Borrower and such Grantor and to all right, title and interest the Administrative Agent and the other Secured Parties may have in any collateral or security or guarantee or right of offset. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, for the benefit of the Secured Parties, may use, sell or dispose of any item of Collateral or security as it sees fit, subject to Section 7.04, without regard to any subrogation rights any Grantor may have.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into the Credit Agreement and to make the Loans, each Grantor hereby represents and warrants to the Administrative Agent and each Secured Party that:

Section 5.01 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects (or, to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date), provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 5.01, be deemed to be a reference to such Guarantor’s knowledge.

Section 5.02 Benefit to the Guarantor. The Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the Guarantors are engaged in related businesses. Each Guarantor’s guaranty and surety obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, such Guarantor; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

Section 5.03 Perfected Liens. The security interests granted pursuant to this Agreement, upon filing of a UCC-1 financing statement in the appropriate filing office and other actions listed on Schedule 3 (which, in the case of all filings and other documents referred to on Schedule 3, have been delivered to the Administrative Agent in completed and duly executed form), will constitute valid perfected second priority Liens (subject to Permitted Encumbrances or Liens permitted pursuant to Section 7.2 of the Credit Agreement) in all of the Collateral which may be perfected by filing such financing statement in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor.

Section 5.04 Legal Name, Organizational Status, Chief Executive Office. On the date hereof, the correct legal name of such Grantor, such Grantor’s jurisdiction of organization, organizational number, taxpayer identification number and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.

Section 5.05 Prior Names, Addresses. Schedule 4 correctly sets forth (a) all names and trade names that such Grantor has used in the last five (5) years and (b) each chief executive office of such Grantor over the last five (5) years (if different from that which is set forth in Section 5.04 above).

Section 5.06 Pledged Securities.

(a) The shares (or such other interests) of Pledged Securities pledged by such Grantor hereunder constitute all the issued and outstanding shares (or such other interests) of all classes of the Capital Stock of each Pledged Entity owned by such Grantor. All the shares (or such other interests) of the Pledged Securities have been duly and validly issued and are fully paid and nonassessable (or, with respect to the Pledged Securities that are Capital Stock in a partnership or limited liability company, has been duly and validly issued); and such Grantor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement or the security interests securing the obligations under the Existing Credit Agreement or otherwise permitted under the Credit Agreement.

(b) There are no restrictions on transfer (that have not been waived or otherwise consented to) in the LLC Agreement, governing any Pledged LLC Interest or the Partnership Agreement governing any Pledged Partnership Interest or any other agreement relating thereto which would limit or restrict: (i) the grant of a security interest in the Pledged LLC Interests or the Pledged Partnership Interests, (ii) the perfection of such security interest or (iii) the exercise of remedies in respect of such perfected security interest in the Pledged LLC Interests or the Pledged Partnership Interests, in each case, as contemplated by this Agreement. Upon the exercise of remedies in respect of the Pledged LLC Interests or the Pledged Partnership Interests, a transferee or assignee of a membership interest or a partnership interest, as the case may be, of such LLC or Partnership, as the case may be, shall become a member or partner, as the case may be, of such LLC or Partnership, as the case may be, entitled to participate in the management thereof and, upon the transfer of the entire interest of such Grantor, such Grantor shall cease to be a member or partner, as the case may be.

(c) Such Grantor is the record and beneficial owner of the Investment Property, free of adverse claims, pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement, the security interests securing the obligations under the Existing Credit Agreement or otherwise permitted under the Credit Agreement..

(d) No Pledged Entity is party to any Partnership Agreement or LLC Agreement that includes an election to treat the membership interests or partnership interests of such Grantor as a security under Section 8-103 of the UCC.

Section 5.07 Instruments and Chattel Paper. Such Grantor has delivered to the Administrative Agent all Collateral constituting Instruments and Chattel Paper having an aggregate outstanding or stated amount of greater than $250,000, except to the extent that the Existing Credit Agreement is outstanding and such Collateral has been delivered to the administrative agent thereunder. No Collateral constituting Chattel Paper or Instruments contains any statement therein to the effect that such Collateral has been assigned to an identified party other than the Administrative Agent (other than any such statement therein to the effect that such Collateral has been assigned to the administrative agent under the Existing Credit Agreement), and the grant of a security interest in such Collateral in favor of the Administrative Agent hereunder does not violate the rights of any other Person as a secured party.

Section 5.08 Accounts. The amount represented by such Grantor to the Administrative Agent and the Lenders from time to time as owing by each Account Debtor or by all Account Debtors in respect of the Accounts, Chattel Paper and Payment Intangibles will at such time be the materially correct amount actually owing by such Account Debtor or Account Debtors thereunder. The place where each Grantor keeps its records concerning the Accounts, Chattel Paper and Payment Intangibles is the address set forth on Schedule 4.

Section 5.09 Governmental Obligors. None of the Account Debtors on such Grantor’s Accounts, Chattel Paper or Payment Intangibles is a Governmental Authority.

Section 5.10 Tangible Assets. On the date hereof, Goods constituting Inventory and Equipment (other than mobile goods and Equipment employed at jobsites in the ordinary course of business in compliance with the terms of the Credit Agreement) are kept at the locations listed on Schedule 5.

Section 5.11 Vehicles. Schedule 7 is a complete and correct list of all Vehicles owned by such Grantor on the date hereof.

Section 5.12 Commercial Tort Claims.

(a) On the date hereof, except to the extent listed in Section 3.01 above, no Grantor has rights in any Commercial Tort Claim with potential claimed or payable value to the relevant Grantor in excess of $250,000.

(b) Upon the filing of a financing statement against such Grantor covering any Commercial Tort Claim referred to in Section 6.07 hereof in the jurisdiction specified in Schedule 4 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for liens with respect to the obligations under the Existing Credit Agreement or liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

ARTICLE VI

COVENANTS

Each Grantor covenants and agrees that, from and after the date of this Agreement until Security Termination:

Section 6.01 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

Section 6.02 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest in the Collateral created by this Agreement as a perfected security interest (subject only to Permitted Encumbrances, the security interests securing the obligations under the Existing Credit Agreement and liens permitted under the Credit Agreement) and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Subject to the terms of any Intercreditor Agreement, at any time and from time to time, and at the sole expense of such Grantor, such Grantor will promptly and duly give, execute, deliver, indorse, file or record any and all financing statements, continuation statements, amendments, notices (including, without limitation, notifications to financial institutions and any other Person), contracts, agreements, assignments, certificates, stock powers or other instruments, obtain any and all governmental approvals and consents and take or cause to be taken any and all steps or acts that may be necessary or as the Administrative Agent or any Secured Party may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Administrative Agent or any other Secured Party to enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens or to otherwise obtain or preserve the full benefits of this Agreement and the rights, powers and privileges herein granted.

(c) Subject to the terms of any Intercreditor Agreement, without limiting the obligations of the Grantors under Section 6.02(b): (i) upon the reasonable request of the Administrative Agent at the direction of the Requisite Lenders or any other Secured Party, such Grantor shall take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent at the direction of the Requisite Lenders or any Lender) reasonably requested by the Administrative Agent to cause the Administrative Agent to (A) have “control” (within the meaning of Sections 9-104, 9-105, 9- 106, and 9-107 of the UCC) over any Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property (including the Pledged Securities and the Pledged Notes), or Letter-of-Credit Rights, including, without limitation, executing and delivering any agreements, in form and substance reasonably satisfactory to the Administrative Agent, with securities intermediaries, issuers or other Persons in order to establish “control”, and each Grantor shall promptly notify the Administrative Agent and the other Secured Parties of such Grantor’s acquisition of any such Collateral, and (B) be a “protected purchaser” (as defined in Section 8-303 of the UCC); (ii) with respect to Collateral other than certificated securities and Goods covered by a document in the possession of a Person other than such Grantor or the Administrative Agent, such Grantor shall obtain written acknowledgment that such Person holds possession for the Administrative Agent’s benefit; and (iii) with respect to any Collateral constituting Goods that are in the possession of a bailee, such Grantor shall provide prompt notice to the Administrative Agent of any such Collateral then in the possession of such bailee, and such Grantor shall take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent or any other Secured Party) necessary or reasonably requested by the Administrative Agent to cause the Administrative Agent to have a perfected security interest in such Collateral under applicable law.

(d) This Section 6.02 and the obligations imposed on each Grantor by this Section 6.02 shall be interpreted as broadly as possible in favor of the Administrative Agent and the other Secured Parties in order to effectuate the purpose and intent of this Agreement.

Section 6.03 Maintenance of Records. Such Grantor will keep and maintain, at its own cost and expense records of the Collateral in accordance with sound and prudent business practices. For the Administrative Agent’s and the other Secured Parties’ further security, the Administrative Agent, for the ratable benefit of the Secured Parties, shall have a security interest in all of such Grantor’s books and records pertaining to the Collateral, and such Grantor shall allow inspection of any such books and records by the Administrative Agent, any Lender or by their representatives during normal business hours and upon reasonable prior notice at the reasonable request of the Administrative Agent or any Lender to the extent required under the Credit Agreement and shall provide such clerical and other assistance as may be reasonably requested with regard thereto.

Section 6.04 Further Identification of Collateral. Such Grantor will furnish to the Administrative Agent and the Secured Parties from time to time, at such Grantor’s sole cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

Section 6.05 Pledged Securities.

(a) Subject to any Intercreditor Agreement, if such Grantor shall become entitled to receive or shall receive any stock certificate or other instrument (including, without limitation, any certificate or instrument representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate or instrument issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Pledged Entity, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares (or such other interests) of the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or other equivalent instrument of transfer reasonably acceptable to the Administrative Agent covering such certificate or instrument duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.

(b) In the case of each Grantor which is a Pledged Entity, such Pledged Entity agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities and Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.05(a) with respect to the Pledged Securities issued by it and (iii) the terms of Section 7.01(c) and Section 7.05 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.01(c) or Section 7.05 with respect to the Pledged Securities and Investment Property issued by it.

(c) Except as set forth in Schedule 2, the Pledged Securities will at all times constitute not less than 100% of the Capital Stock of the Pledged Entity thereof owned by any Grantor. Each Grantor will not permit any Pledged Entity that is the issuer of any of the Pledged Securities to issue any new shares (or other interests) of any class of Capital Stock of such Pledged Entity without the prior written consent of the Administrative Agent or as may be permitted by the Credit Agreement.

(d) In the case of each Grantor that is a partner in a Partnership, such Grantor hereby consents to the extent required by the applicable Partnership Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Partnership Interests in such Partnership and to the transfer of such Pledged Partnership Interests to the Administrative Agent or its nominee (on behalf of the Secured Parties) and to the substitution of the Administrative Agent or its nominee as a substituted partner in such Partnership with all the rights, powers and duties of a general partner or a limited partner, as the case may be. In the case of each Grantor that is a member of an LLC, such Grantor hereby consents to the extent required by the applicable LLC Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged LLC Interests in such LLC and to the transfer of such Pledged LLC Interests to the Administrative Agent or its nominee (on behalf of the Secured Parties) and to the substitution of the Administrative Agent or its nominee as a substituted member of the LLC with all the rights, powers and duties of a member of such LLC.

(e) Such Grantor shall not agree to any amendment of a Partnership Agreement or an LLC Agreement that (i) in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Partnership Interests or Pledged LLC Interests pledged by such Grantor hereunder or (ii) causes any Partnership Agreement or LLC Agreement to include an election to treat the membership interests or partnership interests of such Grantor as a security under Section 8-103 of the UCC.

Section 6.06 Instruments and Tangible Chattel Paper. Subject to any Intercreditor Agreement, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper in an aggregate outstanding or stated amount of greater than $250,000, such Instrument or Tangible Chattel Paper shall be promptly, but in any event within ten (10) Business Days (or such later period as may be consented to by the Administrative Agent), delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

Section 6.07 Commercial Tort Claims. If such Grantor shall at any time hold or acquire a Commercial Tort Claim that satisfies the requirements of the following sentence, such Grantor shall, within thirty (30) days after such Commercial Tort Claim satisfies such requirements (or such later date as may be consented to by the Administrative Agent), notify the Administrative Agent and the other Secured Parties in a writing signed by such Grantor containing a brief description thereof, and granting to the Administrative Agent in such writing (for the ratable benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The provisions of the preceding sentence shall apply only to a Commercial Tort Claim that satisfies the following requirements: (i) the monetary value claimed by or payable to the relevant Grantor in connection with such Commercial Tort Claim shall exceed $250,000, and (ii) either (A) such Grantor shall have filed a law suit or counterclaim or otherwise commenced legal proceedings (including, without limitation, arbitration proceedings) against the Person against whom such Commercial Tort Claim is made, or (B) such Grantor and the Person against whom such Commercial Tort Claim is asserted shall have entered into a written settlement agreement with respect to such Commercial Tort Claim. In addition, to the extent that the existence of any Commercial Tort Claim held or acquired by any Grantor is disclosed by such Grantor in any public filing with the SEC or any successor thereto or analogous Governmental Authority, or to the extent that the existence of any such Commercial Tort Claim is disclosed in any press release issued by any Grantor, then, upon the request of the Administrative Agent, the relevant Grantor shall, within thirty (30) days after such request is made (or such later period as may be consented to by the Administrative Agent), transmit to the Administrative Agent and the other Secured Parties a writing signed by such Grantor containing a brief description of such Commercial Tort Claim and granting to the Administrative Agent in such writing (for the ratable benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.08 Vehicles.

(a) No Vehicle (i) shall permit its certificate of title/ownership to be transferred to another jurisdiction without notifying the Administrative Agent prior to thirty (30) days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) to such transfer and demonstrating compliance with such other jurisdiction’s certificate of title statute in order to properly perfect the Administrative Agent’s security interest in such Vehicle and (ii) no Vehicle shall be removed from the state which has issued the certificate of title/ownership for a period that is in excess of the statutory period which would require such Vehicle to be “re-titled” in any other jurisdiction.

(b) Subject to the terms of any Intercreditor Agreement, within thirty (30) days after the Closing Date (or such later period as may be consented to by the Administrative Agent), and, with respect to any Vehicles acquired by such Grantor subsequent to the date hereof, within thirty (30) days after the date of acquisition thereof (or such later period as may be consented to by the Administrative Agent), all applications for certificates of title/ownership indicating the Administrative Agent’s second priority security interest in the Vehicle covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which the Administrative Agent shall deem advisable to perfect its security interests in the Vehicles.

ARTICLE VII

REMEDIAL PROVISIONS

Section 7.01 Pledged Securities.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent at the direction of the Requisite Lenders shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7.01(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Securities paid in the normal course of business of the relevant Pledged Entity, to the extent permitted in the Credit Agreement and by the terms of the applicable organizational documents, and to exercise all voting and corporate, membership or partnership rights with respect to the Pledged Securities.

(b) Subject to any Intercreditor Agreement, if an Event of Default shall occur and be continuing, then at any time in the Requisite Lenders’ discretion without notice, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Secured Obligations in accordance with any Intercreditor Agreement, and if no other such Intercreditor Agreement is then in effect, then in accordance with Section 2.10(b) of the Credit Agreement, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate, membership, partnership and other rights pertaining to such Pledged Securities at any meeting of shareholders (or other equivalent body) of the relevant Pledged Entity or Pledged Entities or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Pledged Entity, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Requisite Lenders may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Subject to any Intercreditor Agreement, each Grantor hereby authorizes and instructs each Pledged Entity issuing any Pledged Securities pledged by such Grantor hereunder (and each Pledged Entity party hereto hereby agrees) to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Pledged Entity shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, upon and after receipt of the instruction described in clause (i), pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

(d) Subject to any Intercreditor Agreement, if the Pledged Entity issuing any Pledged Securities is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Grantor in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Securities issued by such Pledged Entity shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise, at the direction of the Requisite Lenders, such voting and other consensual rights, but the Administrative Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

Section 7.02 Collections on Accounts, Etc. The Administrative Agent hereby authorizes each Grantor to collect upon the Accounts, Instruments, Chattel Paper and Payment Intangibles and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Subject to any Intercreditor Agreement, upon the request of the Administrative Agent (at the direction of the Requisite Lenders), at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify the Account Debtors that the applicable Accounts, Chattel Paper and Payment Intangibles have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may in its own name or in the name of others communicate with the Account Debtors to verify with them to its satisfaction the existence, amount and terms of any Accounts, Chattel Paper or Payment Intangibles.

Section 7.03 Proceeds. Subject to any Intercreditor Agreement, if required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, Instruments, Chattel Paper and Payment Intangibles, when collected or received by each Grantor, and any other cash or non-cash Proceeds received by each Grantor upon the sale or other disposition of any Collateral, shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a special collateral account maintained by the Administrative Agent, subject to withdrawal by the Administrative Agent at the direction of the Requisite Lenders for the ratable benefit of the Secured Parties only, as hereinafter provided, and, until so turned over, shall be held by such Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties, segregated from other funds of any such Grantor. Each deposit of any such Proceeds shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. All Proceeds (including, without limitation, Proceeds constituting collections of Accounts, Chattel Paper, Instruments) while held by the Administrative Agent (or by any Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties) shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided. At such intervals as may be agreed upon by each Grantor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Requisite Lenders’ election, the Administrative Agent shall apply all or any part of the funds on deposit in said special collateral account on account of the Secured Obligations in accordance with Section 2.10(b) of the Credit Agreement.

Section 7.04 Remedies

(a) Subject to any Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Administrative Agent at the direction of the Requisite Lenders, on behalf of the Secured Parties, may exercise in its discretion, in addition to all other rights, remedies, powers and privileges granted to them in this Agreement, the other Loan Documents, and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights, remedies, powers and privileges of a secured party under applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, the Administrative Agent at the direction of the Requisite Lenders, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. If an Event of Default shall occur and be continuing, each Grantor further agrees, at the Administrative Agent’s request (acting at the direction of the Requisite Lenders), to assemble the Collateral and make it available to the Administrative Agent at places which the Requisite Lenders shall reasonably select, whether at such Grantor’s premises or elsewhere. Any such sale or transfer by the Administrative Agent either to itself or to any other Person shall be absolutely free from any claim of right by Grantor, including any equity or right of redemption, stay or appraisal which Grantor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, the Administrative Agent at the direction of the Requisite Lenders shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.04, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder to the extent owed pursuant to Section 10.2 of the Credit Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, in accordance with each other Intercreditor Agreement, or if no other such Intercreditor Agreement is then in effect, then in accordance with Section 2.10(b) of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, will the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each

Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder, except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or such Secured Parties or their respective agents. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) calendar days before such sale or other disposition.

(b) Subject to any Intercreditor Agreement, in the event that the Administrative Agent at the direction of the Requisite Lenders elects not to sell the Collateral, the Administrative Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Secured Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner. The Administrative Agent at the direction of the Requisite Lenders may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

Section 7.05 Private Sales of Pledged Securities. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the relevant Pledged Entity to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Pledged Entity would agree to do so. Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 7.05 valid and binding and in compliance with any and all other applicable Governmental Requirements. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.05 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.05 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants, except for a defense that no Event of Default has occurred under the Credit Agreement. The provisions of this Section 7.05 shall in each case be subject to the terms of any Intercreditor Agreement.

Section 7.06 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency to the extent owed pursuant to Section 10.2 of the Credit Agreement.

Section 7.07 Non-Judicial Enforcement. Subject to any Intercreditor Agreement, the Administrative Agent at the direction of the Requisite Lenders may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Administrative Agent to enforce its rights by judicial process. The proceeds of any sale of the Collateral or any part thereof and all other monies received by any Secured Party in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied, in each case, subject to any Intercreditor Agreement:

(a) First, to the payment of all reasonable expenses incurred by the Administrative Agent or any Secured Party incident to the enforcement of this Agreement, the Credit Agreement or any of the Obligations (including, without limiting the generality of the foregoing, expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees and legal fees) to the extent owed pursuant to Section 10.2 of the Credit Agreement, and to the payment of all other reasonable charges, expenses, liabilities and advances incurred or made by the Administrative Agent or any Secured Party under this Agreement or in executing any trust or power permitted hereunder to the extent owed pursuant to Section 10.2 of the Credit Agreement; and

(b) Second, in accordance with the terms of each other Intercreditor Agreement, and if no other such Intercreditor Agreement is then in effect, then in accordance with Section 2.10(b) of the Credit Agreement.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Administrative Agent’s Appointment as Attorney-in-Fact, Etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate and lawful action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, subject, in each case, to any Intercreditor Agreement:

(i) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(ii) execute, in connection with any sale provided for in Section 7.04 or Section 7.05, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent at the direction of the Requisite Lenders shall direct; (B) take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, General Intangible, Chattel Paper or Payment Intangible or with respect to any other Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent at the direction of the Requisite Lenders for the purpose of collecting any all such moneys due under any Account, Instrument or General Intangible or with respect to any other Collateral whenever payable; (C) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) receive, change the address for delivery, open and dispose of mail addressed to any Grantor, and to execute, assign and indorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of any Grantor; (F) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (G) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (H) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent at the direction of the Requisite Lenders may deem appropriate; and (I) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option, or at the direction of the Requisite Lenders, and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 8.01(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.01(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Requisite Lenders may direct the Administrative Agent, at their option, but without any obligation so to do, to perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The reasonable expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 8.01, together with interest thereon at the Default Rate, but in no event to exceed the Highest Lawful Rate, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 8.02 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9- 207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Administrative Agent and the Secured Parties shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Secured Obligations, or to take any steps necessary to preserve any rights against any Grantor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any other Secured Party to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Administrative Agent or any other Secured Party now has or may hereafter have against each Grantor, any Grantor or other Person.

Section 8.03 Financing Statements. Pursuant to the UCC and any other applicable law, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Requisite Lenders reasonably determine necessary or appropriate to perfect the security interests of the Administrative Agent under this Agreement. Additionally, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Grantor”, “all personal property of the Grantor” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 8.04 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE IX

SUBORDINATION OF INDEBTEDNESS

Section 9.01 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower (to any Grantor) or of any Grantor (to any other Grantor), whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired. After and during the continuation of an Event of Default, no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.

Section 9.02 Claims in Bankruptcy. Subject to any Intercreditor Agreement, in the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Grantor, (a) the Administrative Agent on behalf of the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims and (b) each Grantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Secured Parties for application against the Secured Obligations as provided in Section 2.10(b) of the Credit Agreement. Should the Administrative Agent or any Secured Party receive, for application upon the Secured Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantor and the Borrower or another Grantor, shall constitute a credit upon the Guarantor Claims, then upon Security Termination, the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Secured Parties to the extent that such payments to the Administrative Agent and the other Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Secured Obligations, and such subrogation shall be with respect to that proportion of the Secured Obligations which would have been unpaid if the Administrative Agent and the other Secured Parties had not received dividends or payments upon the Guarantor Claims.

Section 9.03 Payments Held in Trust. Subject to any Intercreditor Agreement, in the event that notwithstanding Section 9.01 and Section 9.02, any Grantor should receive any funds, payments, claims or distributions that are prohibited by such Sections, then it agrees: (a) to hold in trust for the Administrative Agent and the other Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Secured Parties; and each Grantor covenants promptly to pay the same to the Administrative Agent.

Section 9.04 Liens Subordinate. Each Grantor agrees that, until Security Termination, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Secured Obligations, regardless of whether such encumbrances in favor of such Grantor, the Administrative Agent or any other Secured Party presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Grantor, during the period prior to Security Termination, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

Section 9.05 Notation of Records. Upon the reasonable request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01 [Reserved].

Section 10.02 Waiver. No failure on the part of the Administrative Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent or any Secured Party of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.

Section 10.03 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 11.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

Section 10.04 Payment of Expenses, Indemnities, Etc.

(a) Each Grantor agrees to pay or promptly reimburse the Administrative Agent and each other Secured Party, to the extent owed pursuant to Section 10.2 of the Credit Agreement, for all reasonable advances, charges, costs and expenses (including, without limitation, all costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral and all attorneys fees, legal expenses and court costs) incurred by any Secured Party in connection with the exercise of its respective rights and remedies hereunder, including, without limitation, any advances, charges, costs and expenses that may be incurred in any effort to enforce any of the provisions of this Agreement or any obligation of any Grantor in respect of the Collateral or in connection with (i) the preservation of the Lien of, or the rights of the Administrative Agent or any other Secured Party under this Agreement, (ii) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such costs and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, or (iii) collecting against such Grantor under the guarantee contained in ARTICLE II or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party.

(b) Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, court costs and attorneys’ fees, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement) incurred because of, incident to, or with respect to, the Collateral (including, without limitation, any exercise of rights or remedies in connection therewith) or the execution, delivery, enforcement, performance and administration of this Agreement, to the extent the Borrower would be required to do so pursuant to Sections 10.2 or 10.3 of the Credit Agreement. All amounts for which any Grantor is liable pursuant to this Section 10.03 shall be due and payable by such Grantor to the Secured Parties upon demand.

Section 10.05 Amendments in Writing; Conflicts. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the Credit Agreement. In the event of a conflict between any term or Provision of this Agreement and the Credit Agreement, the Credit Agreement shall control.

Section 10.06 Successors and Assigns. The provisions of this Agreement shall be binding upon each Grantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns; provided that such transfers and assignments are permitted by and have been made pursuant to the Credit Agreement.

Section 10.07 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any of the Loan Documents to which a Grantor is a party shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document.

Section 10.08 Counterparts. This Agreement may be executed in any number of counterparts by facsimile and other electronic means, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart, each of which shall have the same force and effect as a manually signed original.

Section 10.09 Survival. The obligations of the parties under Section 10.03 shall survive Security Termination. To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each Collateral Document shall continue in full force and effect. In such event, each Collateral Document shall be automatically reinstated and each Grantor shall take such action as may be reasonably requested by the Administrative Agent to effect such reinstatement.

Section 10.10 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 10.11 No Oral Agreements. This Agreement, the Credit Agreement, the other Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. This Agreement, the Credit Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 10.12 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY, SUBJECT TO CLAUSE (iv) HEREOF, THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY HERETO AT ITS ADDRESS PROVIDED ON THE SCHEDULES HERETO IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY HERETO IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY IN THE COURTS OF ANY OTHER JURISDICTION WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(c) EACH PARTY HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER, UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY

CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.12 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HEREOF OR HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.13 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement, the Credit Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby, by the Credit Agreement or any other Loan Document or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Lenders.

EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER COLLATERAL DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Each Grantor warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against the Borrower, any other Grantor, the Administrative Agent or the other Secured Parties or any other Person or against any collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

Section 10.14 Additional Grantors. The Borrower will cause each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to the Credit Agreement and is not a signatory hereto to become a Grantor for all purposes of this Agreement by execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I.

Section 10.15 Set-Off. Each Grantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Secured Party may otherwise have, each Secured Party shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset balances held by it or by any of its Affiliates for account of any Grantor or any Subsidiary at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Secured Party’s Loans, or any other amount due and payable to such Secured Party hereunder, which is not paid when due (regardless of whether such balances are then due to such Person), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Secured Party’s failure to give such notice shall not affect the validity thereof.

Section 10.16 Releases

(a) Release Upon Payment in Full. The grant of a security interest hereunder and all of rights, powers and remedies in connection herewith shall, to the extent permitted by law, remain in full force and effect until Security Termination or in connection with a transaction described in clause (b) below. Upon the occurrence of Security Termination or a transaction described in clause (b) below, the security interests and Liens granted hereunder will automatically release and this Agreement shall automatically be of no further force and effect subject to the first sentence of Section 10.08 of this Agreement and the Administrative Agent will promptly release, reassign and transfer the Collateral to the Grantors and declare this Agreement to be of no further force or effect subject to the first sentence of Section 10.08 of this Agreement.

(b) Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, unless such release is prohibited by any Intercreditor Agreement. At the request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release (or such shorter time as the Administrative Agent may agree in its reasonable discretion), a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

(c) Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Administrative Agent or the other Secured Parties hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Secured Obligations or otherwise to be in full satisfaction of the Secured Obligations, and the Secured Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Parties shall have applied payments (including, without limitation, collections from Collateral) towards the Secured Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 10.15(a).

Section 10.17 Intercreditor Agreement. Reference is made to the Intercreditor Agreement dated as of December 14, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, USWS Holdings LLC, (“Holdings”), the Parent, each other grantor party thereto (the “Subsidiary Grantors” and together with the Company, Holdings and Parent, the “Loan Parties”), U.S. Bank National Association, as agent for the First Lien Lenders (as defined therein) (in such capacity, the “First Lien Administrative Agent”), and the Administrative Agent. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

Section 10.18 Reinstatement. The obligations of each Grantor under this Agreement (including, without limitation, with respect to the guarantee contained in ARTICLE II and the provision of Collateral herein) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 10.19 Administrative Agent. The Administrative Agent has executed this Agreement as directed under and in accordance with the Credit Agreement and will perform this Agreement solely in its capacity as Administrative Agent for the Secured Parties. In performing under this Agreement, the Administrative Agent shall have all such rights, protections and immunities granted it under the Credit Agreement and shall not be personally liable under any circumstances. Subject to the terms of the Credit Agreement, the Administrative Agent shall have no obligation to perform or exercise any discretionary act.

Section 10.20 Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

[Signatures begin next page]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

U.S. WELL SERVICES, LLC

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

USWS HOLDINGS LLC

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

USWS FLEET 10, LLC, by U.S. Well Services, Inc., its sole manager

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

USWS FLEET 11, LLC, by U.S. Well Services, Inc., its sole manager

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

SIGNATURE PAGE TO

GUARANTEE AND COLLATERAL AGREEMENT

Acknowledged and Agreed to as of the date hereof by:

ADMINISTRATIVE AGENT:	PIPER JAFFRAY FINANCE, LLC, solely in its capacity as Administrative Agent not individually

	By:	/s/ Amrit Agrawal
Name: Amrit Agrawal
Title: Co-Chief Operating Officer

SIGNATURE PAGE TO

GUARANTEE AND COLLATERAL AGREEMENT

EXHIBIT H

[RESERVED]

EXHIBIT H TO CREDIT AGREEMENT

EXHIBIT I

[RESERVED]

EXHIBIT I TO CREDIT AGREEMENT

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit Agreement, dated as of December 14, 2018 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among U.S. Well Services, LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties, the Lenders from time to time party thereto and Piper Jaffray Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or any applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[•]

EXHIBIT J-1 TO CREDIT AGREEMENT

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For

U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit Agreement, dated as of December [14], 2018 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among U.S. Well Services, LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties, the Lenders from time to time party thereto and Piper Jaffray Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lenders with a certificate of its non- U.S. Person status on IRS Form W-8BEN (or any applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[•]

EXHIBIT J-2 TO CREDIT AGREEMENT

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit Agreement, dated as of December [14], 2018 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among U.S. Well Services, LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties, the Lenders from time to time party thereto and Piper Jaffray Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten- percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an IRS Form W-8BEN (or any applicable successor form) from each of its partners/members eligible to claim the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[•]

EXHIBIT J-3 TO CREDIT AGREEMENT

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit Agreement, dated as of December [14], 2018 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among U.S. Well Services, LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties, the Lenders from time to time party thereto and Piper Jaffray Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Note(s) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Loan(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten- percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or any applicable successor form) from each of its partners/members eligible to claim the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[•]

EXHIBIT J-4 TO CREDIT AGREEMENT

EXHIBIT K

FORM OF ASSIGNMENT AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of             , 20[●] between [Insert name of Assignor] (“Assignor”) and [Insert name of Assignee] (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, amended and restated, modified or otherwise supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Section 10.7 of the Credit Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Commitments and Loans as specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf, and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor for recording by the Administrative Agent. The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted and recorded in the Register by the Administrative Agent, (c) the settlement date specified on Annex I, and (d) the receipt by Assignor of the Purchase Price specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

6. Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

NOTICE ADDRESS FOR ASSIGNOR [•] [•] Telephone: [•] Email: [•]

[NAME OF ASSIGNEE]

By:
Name:
Title:

NOTICE ADDRESS FOR ASSIGNEE [•] [•] Telephone: [•] Email: [•]

ACKNOWLEDGED this day of , 20[•]

Piper Jaffray Finance, LLC, as Administrative Agent

By:
Name:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: U.S. Well Services, LLC, a Delaware limited liability company

2.

Name and Date of Credit Agreement: Second Lien Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, Piper Jaffray Finance, LLC, as administrative agent and collateral agent, the lenders from time to time party thereto and other parties party thereto, dated as of December [14], 2018

3.	Date of Assignment Agreement:

4.	Amount of Term Loan Assigned:

5.	Settlement Date:

6.	Wire Instructions and Notice Information:

Assignee:	Assignor:

Attn:	Attn:
Fax No.:	Fax No.:

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

EXHIBIT L

FORM OF INTERCREDITOR AGREEMENT

[See attached]

EXHIBIT L TO CREDIT AGREEMENT

EXECUTION VERSION

INTERCREDITOR AGREEMENT

dated as of

December 14, 2018 between

U.S. BANK NATIONAL ASSOCIATION,

as First Lien Administrative Agent,

and

PIPER JAFFRAY FINANCE, LLC,

as Second Lien Administrative Agent

THIS IS THE INTERCREDITOR AGREEMENT REFERRED TO IN THE COLLATERAL DOCUMENTS

REFERRED TO IN THE FACILITY AGREEMENTS REFERRED TO HEREIN.

- i -

- ii -

This INTERCREDITOR AGREEMENT dated as of December 14, 2018 (this “Agreement”), is between U.S. BANK NATIONAL ASSOCIATION, as administrative agent for the First Lien Lenders (as defined below) (in such capacity, together with any successor administrative agent to the extent permitted under the terms of the First Lien Credit Agreement, the “First Lien Administrative Agent”), and PIPER JAFFRAY FINANCE, LLC, as administrative agent for the Second Lien Lenders (as defined below) (in such capacities, together with any successor administrative agent and/or collateral agent to the extent permitted by the terms of the Second Lien Credit Agreement, the “Second Lien Administrative Agent”).

PRELIMINARY STATEMENT

Reference is made to (a) the Amended and Restated Senior Secured Credit Agreement dated as of February 2, 2017 (as amended through the date hereof, including by the Third Amendment to Amended and Restated Senior Secured Credit Agreement dated as of December 14, 2018, and as hereafter amended, restated, amended and restated, supplemented, or otherwise modified from time to time, subject to the limitations in Section 7.01, the “First Lien Credit Agreement”), among U.S. WELL SERVICES, LLC (the “Company”), USWS HOLDINGS LLC (“Holdings”), U.S. WELL SERVICES, INC., a Delaware corporation (“Parent”), each other Guarantor party thereto from time to time (the “Subsidiary Guarantors” and together with the Company, Parent and Holdings, the “Loan Parties” and each a “Loan Party”), the lenders from time to time party thereto (the “First Lien Lenders”), and the First Lien Administrative Agent, (b) the Second Lien Credit Agreement dated as of December 14, 2018 (as hereafter amended, restated, amended and restated, supplemented, or otherwise modified from time to time subject to the limitations in Section 7.01, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Facility Agreements”), among the Company, Holdings, Parent, the lenders from time to time party thereto (the “Second Lien Lenders”) and the Second Lien Administrative Agent, and (c) the Collateral Documents referred to in the Facility Agreements.

RECITALS

A. The First Lien Lenders have agreed to make loans and other extensions of credit to the Company pursuant to the First Lien Credit Agreement on the condition, among others, that the First Lien Obligations (such term and each other capitalized term used but not defined in the preliminary statement or these recitals having the meaning given it in Article I) shall be secured by first priority Liens on, and security interests in, the First Lien Collateral.

B. The Second Lien Lenders have agreed to make loans to the Company pursuant to the Second Lien Credit Agreement on the condition, among others, that the Second Lien Obligations shall be secured by second priority Liens on, and security interests in, the Second Lien Collateral.

C The Facility Agreements require, among other things, that the parties hereto set forth in this Agreement, among other things, their respective rights, obligations and remedies with respect to the Collateral.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Administrative Agent (for itself and on behalf of the First Lien Secured Parties) and the Second Lien Administrative Agent (for itself and on behalf of the Second Lien Secured Parties) agree as follows:

ARTICLE I

Definitions

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement, the Second Lien Credit Agreement, or the Collateral Documents, as set forth herein.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agents” means collectively each of the First Lien Administrative Agent and the Second Lien Administrative Agent.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis), or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Each officer or director (or Person holding an equivalent position) of a Loan Party shall be considered an Affiliate of such Loan Party and of each other Loan Party. For the avoidance of doubt, under no circumstances shall any Lender or Affiliate thereof be deemed an “Affiliate” of any Loan Party due to such Lender’s or Affiliate’s role as Lender.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof, as the same may be amended, supplemented, restated, amended and restated, and otherwise modified from time to time in accordance with the terms hereof.

“Asset Sale” means the Disposition of any Collateral to any Person other than another Grantor.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Capital Stock” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, or in general any instruments commonly known as “equity securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any Disposition of property in lieu of condemnation, as the case may be, of Collateral of any Person or any of its Subsidiaries.

“Collateral” means, collectively, the First Lien Collateral and the Second Lien Collateral.

“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Company” has the meaning assigned to such term in the preliminary statement of this Agreement.

“DIP Financing” has the meaning assigned to such term in Section 6.01(a)(ii).

“DIP Financing Liens” has the meaning assigned to such term in Section 6.01(a)(ii).

“Discharge of First Lien Obligations” means, subject to Section 7.02 and Section 7.04, (a) the payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) and premium, if any, on all First Lien Obligations outstanding under the First Lien Loan Documents, (b) the payment in full in cash of all other

First Lien Obligations (other than Swap Obligations, and Unasserted Contingent Obligations) that are due and payable or otherwise accrued and owing at or before the time such principal and interest are paid, (c) the payment in full in cash of all Swap Obligations under all Secured Swap Agreements which have been terminated and the termination of all Secured Swap Agreements (other than any Secured Swap Agreement as to which the Company has made arrangements satisfactory to the applicable Permitted Swap Provider in its sole discretion to protect such Permitted Swap Provider from default risk under such Secured Swap Agreement (and communicated to the First Lien Administrative Agent)), and (d) termination or expiration of all commitments to lend under the First Lien Credit Agreement.

“Discharge of Second Lien Obligations” means, subject to Section 7.02 and Section 7.04, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) and premium (including the Payment Premium), if any, on all Second Lien Obligations outstanding under the Second Lien Loan Documents, (b) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or before the time such principal and interest are paid, and (c) termination or expiration of all commitments to lend under the Second Lien Credit Agreement.

“Disposition,” “Dispose” or “Disposed” means any sale, lease, transfer, assignment, farm-out, conveyance, release, abandonment, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest), including any Casualty Event.

“Enforcement Action” means any action to enforce or exercise any legal, equitable, or other rights or remedies with respect to all or any material portion of the Collateral or any proceeds thereof, whether or not commenced in a court, including any foreclosure or similar action, any action to receive or dispose or take possession or ownership of all or any material portion of the Collateral or any proceeds thereof, any action involving setoff, credit, recoupment, netting, or similar action, and any other action described in Section 3.02.

“Facility Agreements” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Facility Documents” means the First Lien Loan Documents and the Second Lien Loan Documents.

“First Lien Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement, except as otherwise specified in Section 7.02(a).

“First Lien Cap” means $65,000,000.00. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the “First Lien Cap” refers only to First Lien Principal Obligations (other than any capitalized interest or payments in kind, if any) and does not include or apply to (and in no way caps) interest (including capitalized interest or payments in kind, if any), fees, premium or other amounts due under the First Lien Loan Documents.

“First Lien Collateral” means all assets of any Grantor now or at any time hereafter subject to Liens securing any First Lien Obligations.

“First Lien Collateral Documents” means the “Collateral Documents”, as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement, and shall include each loan or credit agreement evidencing any initial or subsequent replacement, substitution, renewal, or Refinancing of the First Lien Obligations under the then effective First Lien Credit Agreement, in each case as the same may from time to time be amended, amended and restated, supplemented, modified, replaced, substituted, renewed or Refinanced, except as otherwise specified in Section 7.02(a).

“First Lien Lenders” has the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Loan Documents” means the “Loan Documents”, as defined in the First Lien Credit Agreement, except as otherwise specified in Section 7.02(a).

“First Lien Obligations” means the “Obligations”, as defined in the First Lien Credit Agreement on the date hereof, except as otherwise specified in Section 7.02(a).

“First Lien Principal Obligations” means, as of any date of determination, the outstanding principal amount of loans under the First Lien Loan Documents. First Lien Principal Obligations shall not include the principal amount of any First Lien Refinancing Debt that substantially concurrently with the incurrence thereof Refinances any of the then-existing First Lien Principal Obligations.

“First Lien Refinancing Debt” means Debt that Refinances First Lien Obligations pursuant to Section 7.02(a).

“First Lien Refinancing Notice” has the meaning assigned to such term in Section 7.02(a).

“First Lien Requisite Lenders” means the “Requisite Lenders”, as defined in the First Lien Credit Agreement.

“First Lien Secured Parties” means, at any time, (a) the First Lien Lenders, (b) the First Lien Administrative Agent, (c) the Permitted Swap Providers, (d) each other Person to whom any of the First Lien Obligations (including First Lien Obligations constituting Unasserted Contingent Obligations) is owed, and (e) the successors and permitted assigns of each of the foregoing.

“First Priority Liens” means all Liens on the Collateral securing the First Lien Obligations, whether created under the First Lien Collateral Documents or acquired by possession, statute (including any judgment Lien), operation of law, subrogation or otherwise.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” means (a) the Company, (b) Holdings, (c) Parent and (d) each other Person (including each other Loan Party) that shall have created or purported to create any First Priority Lien or Second Priority Lien on all or any part of its assets to secure any First Lien Obligations or any Second Lien Obligations.

“Guarantors” means, collectively, Holdings, Parent and each Subsidiary that has guaranteed, or that may from time to time hereafter guarantee, the First Lien Obligations or the Second Lien Obligations.

“Holdings” has the meaning given to such term in the preliminary statement of this Agreement.

“Insolvency Proceeding” means (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor under any Bankruptcy Law, or (d) a general assignment for the benefit of creditors by any Grantor.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

“Net Asset Sale Proceeds” means the “Net Asset Sale Proceeds”, as defined in the Second Lien Credit Agreement.

“Net Insurance/Condemnation Proceeds” means the “Net Insurance/Condemnation Proceeds”, as defined in the Second Lien Credit Agreement.

“New First Lien Administrative Agent” has the meaning assigned to such term in Section 7.02(a).

“New First Lien Loan Documents” has the meaning assigned to such term in Section 7.02(a).

“New First Lien Obligations” has the meaning assigned to such term in Section 7.02(a).

“New Second Lien Administrative Agent” has the meaning assigned to such term in Section 7.02(b).

“New Second Lien Loan Documents” has the meaning assigned to such term in Section 7.02(b).

“New Second Lien Obligations” has the meaning assigned to such term in Section 7.02(b).

“Obligations” means and includes all First Lien Obligations, all New First Lien Obligations, and all Second Lien Obligations and all New Second Lien Obligations, as applicable.

“Parent” has the meaning given to such term in the preliminary statement of this Agreement.

“Permitted Swap Provider” means any counterparty to a Swap Agreement with the Company that has entered into a Swap Intercreditor Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.01(a).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Cash, securities, accounts and contract rights.

“Refinance” means, in respect of any Obligations, to refinance, extend, renew, refund, restructure, replace, repay or otherwise modify, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for, such Obligations, in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit or loan agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Release” has the meaning assigned to such term in Section 3.04.

“Second Lien Cap” means $75,000,000. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the “Second Lien Cap” refers only to Second Lien Principal Obligations (other than any capitalized interest or payments in kind) and does not include or apply to (and in no way caps) interest (including capitalized interest or payments in kind), fees, premium or other amounts due under the Second Lien Loan Documents.

“Second Lien Administrative Agent” has the meaning assigned to such term in the preliminary statement of this Agreement, except as otherwise specified in Section 7.02(b).

“Second Lien Collateral” means all assets of any Grantor now or at any time hereafter subject to Liens securing any Second Lien Obligations.

“Second Lien Collateral Documents” means the “Collateral Documents”, as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement, and shall include each loan or credit agreement evidencing any initial or subsequent replacement, substitution, renewal, or Refinancing of the Second Lien Obligations under the then effective Second Lien Credit Agreement, in each case as the same may from time to time be amended, amended and restated, supplemented, modified, replaced, substituted, renewed or Refinanced, except as otherwise specified in Section 7.02(b).

“Second Lien Lenders” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Loan Documents” means the “Loan Documents”, as defined in the Second Lien Credit Agreement, except as otherwise specified in Section 7.02(b).

“Second Lien Mortgage” means any Second Lien Collateral Document granting a Lien on any real property Collateral.

“Second Lien Obligations” means the “Obligations” as defined in the Second Lien Credit Agreement on the date hereof, except as otherwise specified in Section 7.02(b).

“Second Lien Permitted Actions” has the meaning assigned to such term in Section 3.01(a)(xv).

“Second Lien Payment Suspension Event” means the delivery of notice by the First Lien Administrative Agent to the Second Lien Administrative Agent that an Event of Default has occurred and is continuing under the First Lien Loan Documents; provided that any Second Lien Payment Suspension Event that has occurred shall cease upon the earlier of (a) the commencement of any Insolvency Proceeding other than an involuntary proceeding under the Bankruptcy Code or any similar Bankruptcy Law, and (b) the entry of an order for relief or similar event following the commencement of an Insolvency Proceeding that is an involuntary proceeding under the Bankruptcy Code or any similar Bankruptcy Law.

“Second Lien Principal Obligations” means, as of any date of determination, the outstanding principal amount of loans under the Second Lien Loan Documents. Second Lien Principal Obligations shall not include the principal amount of any Second Lien Refinancing Debt that substantially concurrently with the incurrence thereof Refinances any of the then-existing Second Lien Principal Obligations.

“Second Lien Refinancing Debt” means Debt that Refinances Second Lien Obligations pursuant to Section 7.02(b).

“Second Lien Refinancing Notice” has the meaning assigned to such term in Section 7.02(b).

“Second Lien Requisite Lenders” means the “Requisite Lenders”, as defined in the Second Lien Credit Agreement.

“Second Lien Secured Parties” means, at any time, (a) the Second Lien Lenders, (b) the Second Lien Administrative Agent, (c) each other Person to whom any of the Second Lien Obligations (including Unasserted Contingent Obligations) is owed and (d) the successors and permitted assigns of each of the foregoing.

“Second Priority Liens” means all Liens on the Collateral securing the Second Lien Obligations, whether created under the Second Lien Collateral Documents or acquired by possession, statute (including any judgment Lien), operation of law, subrogation or otherwise.

“Secured Parties” means collectively each of the First Lien Secured Parties and the Second Lien Secured Parties.

“Secured Swap Agreement” means any Swap Agreement between the Company and any Permitted Swap Provider.

“Standstill Period” has the meaning assigned to such term in Section 3.02(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding

“Subsidiary Guarantors” has the meaning given to such term in the preliminary statement of this Agreement.

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or other financial measures and whether exchange traded, “over-the-counter” or otherwise.

“Swap Intercreditor Agreement” means each intercreditor agreement entered into among First Lien Administrative Agent on behalf of the Lenders, the Borrower and a counterparty to a Swap Agreement approved by the First Lien Administrative Agent and one or more other Persons, in each case in form and substance reasonably acceptable to First Lien Administrative Agent.

“Swap Obligations” means, with respect to any Secured Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Secured Swap Agreement, all obligations then due and owing thereunder to the Permitted Swap Provider a party thereto, including all related fees, expenses and other amounts owed to such Permitted Swap Provider in connection therewith.

“Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligations) in respect of which no assertion of liability (whether oral or written)

and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time, other than assertions, claims, demands or notices which have been withdrawn in writing, paid or satisfied.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, (b) any reference herein (i) to any Person shall be construed to include such Person’s successors and assigns and (ii) to the Company or any other Grantor shall be construed to include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor, as the case may be, in any Insolvency Proceeding, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections of this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Lien Priorities

Section 2.01 Relative Priorities. Notwithstanding (a) the date, manner or order of grant, attachment or perfection of any Second Priority Lien or any First Priority Lien, (b) any provision of the UCC or any other applicable Legal Requirement or the provisions of any Collateral Document or any other Facility Document, (c) any defect in, or non-perfection, setting aside, or avoidance of a Lien or a First Lien Loan Document or a Second Lien Loan Document, (d) the modification of a First Lien Loan Document or a Second Lien Loan Document, (e) the exchange of any security interest in any Collateral for a security interest in other Collateral, (f) the commencement of an Insolvency Proceeding or (g) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Grantor in respect of a First Lien Obligation or a Second Lien Obligation or holder of such obligation, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties hereby agrees that, so long as the Discharge of First Lien Obligations has not occurred:

(A) any First Priority Lien now or hereafter held by or for the benefit of any First Lien Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens,

(B) any Second Priority Lien now or hereafter held by or for the benefit of any Second Lien Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens, and

(C) the First Priority Liens shall be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens for all purposes, whether or not any First Priority Liens are subordinated in any respect to any other Lien securing any other obligation of the Company, any other Grantor or any other Person;

Section 2.02 Prohibition on Contesting Liens. Each of the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, and the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it will not, and hereby waives any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, perfection, validity or enforceability of any Second Priority Lien or any First Priority Lien, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of (i) the First Lien Administrative Agent or any other First Lien Secured Party to enforce this Agreement, or (ii) the Second Lien Administrative Agent or any other Second Lien Secured Party to enforce this Agreement.

Section 2.03 No New Liens. The parties hereto agree that so long as the Discharge of First Lien Obligations has not occurred, none of the Grantors shall, or shall permit any of its Subsidiaries to, (i) grant or permit any additional Liens on any asset to secure any Second Lien Obligations unless such Lien is in favor of the Second Lien Administrative Agent and such Grantor or such Subsidiary has granted, or concurrently therewith grants, a Lien on such asset in favor of the First Lien Administrative Agent to secure the First Lien Obligations, or (ii) grant or permit any additional Liens on any asset to secure any First Lien Obligations (other than assets in respect of which the Second Lien Administrative Agent has declined a Lien) unless such Lien is in favor of the First Lien Administrative Agent and such Grantor or such Subsidiary has granted, or concurrently therewith grants, a Lien on such asset in favor of the Second Lien Administrative Agent to secure the Second Lien Obligations, with each such Lien referenced in this Section 2.03 to be subject to the provisions of this Agreement, in each case, subject to the terms and conditions hereof (including Sections 5.01 and 5.02 hereof).

To the extent that the provisions of this Section 2.03 are not complied with for any reason, without limiting any other right or remedy available to the First Lien Administrative Agent or the other First Lien Secured Parties, the Second Lien Administrative Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that any amounts received by or distributed to any Second Lien Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.03 shall be subject to Section 4.02.

Section 2.04 Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the First Lien Obligations and the Second Lien Obligations shall be secured by the same Collateral. In furtherance of the foregoing, the parties hereto agree:

(a) to cooperate in good faith in order to determine, upon any reasonable request by the First Lien Administrative Agent or the Second Lien Administrative Agent, the specific assets included in the First Lien Collateral and the Second Lien Collateral, the steps taken to perfect the First Priority Liens and the Second Priority Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Loan Documents;

(b) that, except as may otherwise be approved by the First Lien Administrative Agent, the Second Lien Collateral Documents shall be in all material respects in the same form as the First Lien Collateral Documents, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement;

(c) that at no time before the Discharge of First Lien Obligations shall there be (i) any Grantor that is an obligor in respect of the Second Lien Obligations that is not also an obligor in respect of the First Lien Obligations, or (ii) except as expressly permitted by the First Lien Loan Documents, a Lien (whether perfected or not) on any Property to secure the Second Lien Obligations that is not also granted (and similarly perfected) to secure the First Lien Obligations; and

(d) that at no time before the Discharge of Second Lien Obligations shall there be (i) any Grantor that is an obligor in respect of the First Lien Obligations that is not also an obligor in respect of the Second Lien Obligations, or (ii) except as expressly permitted by the Second Lien Loan Documents, a Lien (whether perfected or not) on any Property to secure the First Lien Obligations that is not also granted (and similarly perfected) to secure the Second Lien Obligations.

Section 2.05 Judgment Creditors. In the event that any Second Lien Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Lien Obligations and the Second Priority Liens and the Second Lien Obligations, as applicable) to the same extent as all other Liens securing the Second Lien Obligations are subject to the terms of this Agreement.

Section 2.06 No Debt Subordination. Nothing contained in this Agreement is intended to subordinate any debt claim by a Second Lien Secured Party to a debt claim by a First Lien Secured Party. Other than to the extent constituting secured claims on the Collateral, all debt claims of the First Lien Secured Parties and the Second Lien Secured Parties are intended to be pari passu.

ARTICLE III

Enforcement of Rights; Matters Relating to Collateral

Section 3.01 Exercise of Rights and Remedies.

(a) Subject to Section 3.02(a), so long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced, the First Lien Administrative Agent and the other First Lien Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the Disposition (and, to the extent provided in Section 3.04, any Release in connection therewith) with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency Proceeding), in each case, without any consultation with or the consent of the Second Lien Administrative Agent or any other Second Lien Secured Party; provided that the interests of the Second Lien Secured Parties shall attach to the proceeds thereof, subject to the relative priorities described in Section 2.01; provided further, that, notwithstanding the foregoing,

(i) in any Insolvency Proceeding, the Second Lien Administrative Agent and any Second Lien Secured Party may file a proof of claim or statement of interest with respect to the Second Lien Obligations;

(ii) the Second Lien Administrative Agent may take any action to create, perfect, preserve or protect the validity and enforceability of the Second Priority Liens provided that no such action is, (A) adverse to the existence, perfection or priority status of the First Priority Liens or the rights of the First Lien Administrative Agent or any other First Lien Secured Party to exercise remedies in respect thereof, or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Second Priority Liens provided in Section 3.04; and provided, further, that, without limiting Section 5.01 hereof, no Administrative Agent shall have any obligation under this Agreement to create, perfect, preserve or protect the validity and enforceability of the First Priority Liens or Second Priority Liens.

(iii) the Second Lien Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Second Lien Obligations to the extent not inconsistent with the terms of this Agreement;

(iv) the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors, as provided in Section 3.03 other than, for the avoidance of doubt, any Enforcement Action;

(v) the Second Lien Secured Parties may (A) present a cash bid for Collateral or purchase Collateral for cash at any Section 363 hearing or at any public or judicial foreclosure sale and (B) credit bid for Collateral pursuant to Section 363(k) of the Bankruptcy Code (provided that such credit bid may only be made if the Discharge of First Lien Obligations has occurred or will occur concurrently as a result of a cash bid for such Collateral in addition to such credit bid);

(vi) the Second Lien Secured Parties shall be entitled to vote on any plan of reorganization, to the extent consistent with the provisions hereof and as otherwise permitted under the Bankruptcy Code;

(vii) subject to Section 3.02(a) and Section 3.02(b), the Second Lien Administrative Agent and the other Second Lien Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period; and

(viii) the Second Lien Secured Parties may object to any proposed acceptance of Collateral by the First Lien Administrative Agent or a First Lien Secured Party pursuant to Section 9-620 of the Uniform Commercial Code; and

(ix) the Second Lien Secured Parties may enforce the terms of any subordination agreement (other than this Agreement to the extent this Agreement is a “subordination agreement” pursuant to Section 6.08) with respect to any Indebtedness subordinated to its Second Priority Principal Obligations (the actions described in clauses (i) through (ix) above being referred to herein as the “Second Lien Permitted Actions”). Except for the Second Lien Permitted Actions, unless and until the Discharge of First Lien Obligations has occurred, the sole right of the Second Lien Administrative Agent and the other Second Lien Secured Parties with respect to the Collateral shall be to (A) hold a Lien on the Collateral or such other collateral in respect of the applicable Second Lien Principal Obligations pursuant to the Second Lien Loan Documents, as applicable, and (B) receive the proceeds of the Collateral, if any, remaining after the Discharge of First Lien Obligations has occurred.

(b) Subject to Section 3.02(a), so long as the Discharge of First Lien Obligations has not occurred, the Second Lien Administrative Agent (on behalf of itself and the other Second Lien Secured Parties) hereby agrees that, in exercising rights and remedies with respect to the Collateral, the First Lien Administrative Agent and the other First Lien Secured Parties may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole and absolute discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. Unless an Insolvency Proceeding has commenced and is continuing, the First Lien Administrative Agent agrees to provide at least five days’ prior written notice to the Second Lien Administrative Agent of its intention to foreclose upon or Dispose of any Collateral.

(c) The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Collateral Document or any other Second Lien Loan Document before the Discharge of First Lien Obligations, shall be deemed to restrict in any way the rights and remedies of the First Lien Administrative Agent or the other First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the other First Lien Loan Documents.

Section 3.02 No Interference. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, whether or not any Insolvency Proceeding has been commenced, the Second Lien Secured Parties:

(a) will not, so long as the Discharge of First Lien Obligations has not occurred and except for Second Lien Permitted Actions, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Collateral (including the enforcement of any right under any account control agreement (if any), any letter to purchasers of production, or any similar agreement or arrangement to which the Second Lien Administrative Agent or any other Second Lien Secured Party is a party) or

(B) commence or join with any Person (other than the First Lien Administrative Agent acting alone or in concert with the Second Lien Administrative Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action) with respect to any Collateral; provided, however, that the Second Lien Administrative Agent may, subject to the other provisions of this Agreement (including the turnover provisions of Article IV) enforce or exercise any or all such rights and remedies, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, after a period of forty-five (45) days has elapsed since the date on which the Second Lien Administrative Agent has delivered to the First Lien Administrative Agent written notice of the acceleration of the Second Lien Obligations (the “Standstill Period”); provided further, however, that notwithstanding the expiration of the Standstill Period or anything herein to the contrary, except for Second Lien Permitted Actions, in no event shall the Second Lien Administrative Agent or any other Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Lien Administrative Agent or any other First Lien Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to all or any material portion of the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Lien Administrative Agent by the First Lien Administrative Agent), or any Grantor, acting with the consent of the First Lien Administrative Agent, shall have commenced and shall be diligently pursuing any action to Dispose of all or any material portion of the Collateral;

(b) subject to Section 3.01(a)(viii), will not contest, protest or object to (x) any foreclosure action or proceeding brought by the First Lien Administrative Agent or any other First Lien Secured Party, (y) any other enforcement or exercise by any First Lien Secured Party of any rights or remedies relating to the Collateral under the First Lien Loan Documents or otherwise, or (z) any action taken by any Grantor to Dispose of Collateral with the consent of the First Lien Administrative Agent when an Event of Default has occurred and is continuing under the First Lien Loan Documents, in each case so long as Second Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.01;

(c) subject to the rights of the Second Lien Secured Parties under clause (i) above, will not object to the forbearance by the First Lien Administrative Agent or any other First Lien Secured Party from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to the Collateral;

(d) will not, so long as the Discharge of First Lien Obligations has not occurred and except for Second Lien Permitted Actions, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or enforcement of any remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to any Collateral or any condemnation award (or deed in lieu of condemnation) relating to any Collateral;

(e) will not, except for Second Lien Permitted Actions, take any action that would hinder, in any manner, any exercise of remedies under the First Lien Loan Documents, including any Disposition of any Collateral, whether by foreclosure or otherwise;

(f) will not, except for Second Lien Permitted Actions, object to the manner in which the First Lien Administrative Agent or any other First Lien Secured Party may seek to enforce or collect the First Lien Obligations or the First Priority Liens, regardless of whether any action or failure to act by or on behalf of the First Lien Administrative Agent or any other First Lien Secured Party is, or could be, adverse to the interests of the Second Lien Secured Parties, and will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable Legal Requirement with respect to the Collateral or any similar rights a junior secured creditor may have under applicable Legal Requirement; and

(g) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Obligation or any provision of any First Lien Collateral Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement or under applicable Legal Requirement; provided, however, that, in the case of clauses (a) through (g) above, the Liens granted to secure the Second Lien Obligations of the Second Lien Secured Parties shall attach to any proceeds remaining from any such enforcement actions taken by the First Lien Administrative Agent or any First Lien Secured Party in accordance with this Agreement after application of such Proceeds to the extent necessary to meet the requirements of a Discharge of First Lien Obligations.

Section 3.03 Rights as Unsecured Creditors. The Second Lien Administrative Agent and the other Second Lien Secured Parties may, in accordance with the terms of the Second Lien Loan Documents and applicable Legal Requirement, enforce rights and exercise remedies against the Company and any other Grantor as unsecured creditors (other than initiating or joining any involuntary case or proceeding under the Bankruptcy Code not initiated by the First Lien Administrative Agent); provided that no such action is otherwise inconsistent with the terms of this Agreement. Nothing in this Agreement shall prohibit the acceleration of the Second Lien Obligations and, subject to Sections 4.01, 4.02, and 4.03, the receipt by the Second Lien Administrative Agent or any other Second Lien Secured Party of the required or optional payments of principal, premium, interest, fees and other amounts due under the Second Lien Loan Documents.

Section 3.04 Automatic Release of Second Priority Liens.

(a) If, in connection with (i) any Disposition of any Collateral permitted under the terms of the First Lien Loan Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any Disposition of Collateral, (1) the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, (x) releases any of the First Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the First Lien Obligations or (2) the First Priority Liens are otherwise released as permitted by the First Lien Loan Documents (in each case, a “Release”), other than any such Release granted following the Discharge of First Lien Obligations then, subject to Section 3.04(b) and subject to the last sentence of this Section 3.04(a), the Second Priority Liens on such Collateral, or the obligations of such Guarantor under its guarantee of the Second Lien Obligations shall be automatically, unconditionally and simultaneously released, and the Second Lien Administrative Agent shall, for itself and on behalf of the other Second Lien Secured Parties (and at the reasonable cost and expense of the Borrower), promptly execute and deliver to the First Lien Administrative Agent, the relevant Grantor or such Guarantor such termination statements, releases and other documents as the First Lien Administrative Agent or the relevant Grantor or Guarantor may reasonably request (in each case, at the relevant Grantor or Guarantor’s sole and reasonable cost and expense) to effectively confirm such Release; provided that, in the case of a Disposition of Collateral (other than any such Disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral), the Second Priority Liens shall not be so released if such Disposition is not permitted under the terms of the Second Lien Credit Agreement. The automatic release of the Second Priority Liens pursuant to the terms above shall be effective (A) in the case of a Disposition of Collateral (other than any such Disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral), only if a Grantor has provided notice, to the extent such notice is required under the Second Lien Loan Documents, of such Disposition to the Second Lien Administrative Agent at least five days prior to effecting such Disposition (or such shorter time period as may be set forth in the applicable Second Lien Loan Document or as may otherwise be acceptable to the Second Lien Administrative Agent in its sole discretion), and (B) in the case of a Disposition of Collateral in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral by the First Lien Administrative Agent, unless an Insolvency Proceeding has commenced and is continuing, only if the First Lien Administrative Agent has provided the prior notice required under the last sentence of Section 3.01(b) above (or such shorter time period acceptable to the Second Lien Administrative Agent in its sole discretion).

(b) The Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Administrative Agent, and any officer or agent of the First Lien Administrative Agent, with full power of substitution, as the attorney-in-fact of each Second Lien Secured Party for the purpose of carrying out the provisions of this Section 3.04 and taking any action and executing any instrument (in each case, at the applicable Guarantor’s or Grantor’s sole and reasonable cost and expense) that the First Lien Administrative Agent may deem necessary or advisable at any time before the Discharge of First Lien Obligations to accomplish the purposes of this Section 3.04 (including any endorsements or other instruments of transfer, termination or release), which appointment is irrevocable and coupled with an interest.

Section 3.05 Notice of Exercise of Second Liens. The Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party agrees that upon termination of the Standstill Period, if the Second Lien Administrative Agent or other Second Lien Secured Party intends to commence any Enforcement Action, then the Second Lien Administrative Agent or such other Second Lien Secured Party shall first deliver notice thereof in writing to the First Lien Administrative Agent not less than five (5) days before taking any such Enforcement Action. Such notices may be given during the Standstill Period. Failure to give such notice shall not impair the effectiveness of such Enforcement Action, nor create any claim or cause of action against the Second Lien Administrative Agent.

ARTICLE IV

Payments

Section 4.01 Payment Suspension; Application of Proceeds.

(a) If any Second Lien Payment Suspension Event has occurred and is continuing, no Grantor shall make, and the Second Lien Administrative Agent and the other Second Lien Secured Parties shall not receive, any payment or other distribution on account of the Second Lien Obligations until after the Discharge of First Lien Obligations, and any payment or other distribution made or received contrary to this sentence shall be subject to Section 4.02 and Section 4.03. If no Second Lien Payment Suspension Event shall have occurred and be continuing, the Grantors may make, and the Second Lien Administrative Agent and any other Second Lien Secured Parties may receive, any payment or other distribution on account of the Second Lien Obligations permitted or required under the Second Lien Loan Documents, provided that, notwithstanding the foregoing, in the event of any Insolvency Proceeding, all payments and distributions from Collateral shall be in accordance with the lien priorities under this Agreement and the provisions of this Agreement in respect thereof, and otherwise in accordance with any applicable laws, regulations, or orders in effect under the Bankruptcy Code or any Bankruptcy Law in connection with any such Insolvency Proceeding, and nothing in this sentence shall permit any payment or distribution to the Second Lien Administrative Agent or any other Second Lien Secured Parties that is inconsistent with such priorities, provisions, laws, regulations, or orders.

(b) Other than any payment or other distribution by the Grantor to the Second Lien Administrative Agent or any other Second Lien Secured Parties permitted pursuant to the second sentence of Section 4.01(a), so long as the Discharge of First Lien Obligations has not occurred, any Collateral or proceeds thereof received by the First Lien Administrative Agent or any Grantor in connection with (i) any Asset Sale, (ii) any Casualty Event or (iii) any Disposition of, or collection on, such Collateral, upon the enforcement or exercise of any right or remedy (including any right of setoff) shall, from and after the occurrence and during the continuance of any Event of Default under the First Lien Loan Documents, be applied by the First Lien Administrative Agent to the First Lien Obligations (or if received by the Grantor, shall be delivered to the First Lien Administrative Agent to be applied to the First Lien Obligations), with any such proceeds applied to revolving loans thereunder resulting in a permanent reduction of revolving commitments thereunder.

(c) Upon the Discharge of First Lien Obligations, the First Lien Administrative Agent shall deliver to the Second Lien Administrative Agent any remaining Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Administrative Agent to the Second Lien Obligations, and the Grantors hereby consent to, and direct the First Lien Administrative Agent to, make such deliveries of remaining Collateral and any remaining proceeds thereof.

Section 4.02 Payment Over. So long as the Discharge of First Lien Obligations has not occurred, any Collateral, or any proceeds thereof or payment with respect thereto (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.03), received by the Second Lien Administrative Agent or any other Second Lien Secured Party in connection with any Disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, other than any payment made by a Grantor to the Second Lien Administrative Agent or any other Second Lien Secured Party that is permitted by the second sentence of Section 4.01(a), shall be segregated and held in trust for the benefit of the First Lien Secured Parties and forthwith transferred or paid over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations occurs, the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Administrative Agent, and any officer or agent of the First Lien Administrative Agent, with full power of substitution, the attorney-in-fact of each Second Lien Secured Party for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the First Lien Administrative Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is irrevocable and coupled with an interest.

Section 4.03 Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that, any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof shall (for so long as the Discharge of First Lien Obligations has not occurred) be segregated and held in trust for the benefit of the First Lien Secured Parties and forthwith paid over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Second Lien Administrative Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Lien Obligations has occurred. Until the Discharge of First Lien Obligations occurs, the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Administrative Agent, and any officer or agent of the First Lien Administrative Agent, with full power of substitution, the attorney-in-fact of each such Second Lien Secured Party for the limited purpose of carrying out the provisions of this Section 4.03 and taking any action and executing any instrument that the First Lien Administrative Agent may deem necessary or advisable to accomplish the purposes of this Section 4.03, which appointment is irrevocable and coupled with an interest.

ARTICLE V

Bailment

Section 5.01 Bailment for Perfection of Certain Security Interests

(a) The First Lien Administrative Agent agrees that if it shall at any time hold a First Priority Lien on any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the First Lien Administrative Agent, or of agents or bailees of the First Lien Administrative Agent (such Collateral being referred to herein as the “Pledged or Controlled Collateral”), the First Lien Administrative Agent shall, solely for the purpose of perfecting the Second Priority Liens granted under the Second Lien Loan Documents and subject to the terms and conditions of this Article V, also hold such Pledged or Controlled Collateral as bailee for the Second Lien Administrative Agent. The First Lien Administrative Agent shall not charge the Second Lien Secured Parties a fee for holding such Collateral as bailee pursuant hereto.

(b) Subject to Section 3.02(a), so long as the Discharge of First Lien Obligations has not occurred, the First Lien Administrative Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other First Lien Loan Documents as if the Second Priority Liens did not exist. The obligations and responsibilities of the First Lien Administrative Agent to the Second Lien

Administrative Agent and the other Second Lien Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as bailee in accordance with this Section 5.01. Without limiting the foregoing, the First Lien Administrative Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The First Lien Administrative Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Collateral Document or any other document, have a fiduciary relationship in respect of any other First Lien Secured Party, the Second Lien Administrative Agent or any other Second Lien Secured Party.

(c) Upon the Discharge of First Lien Obligations, the First Lien Administrative Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, (i) if any Second Lien Obligations are outstanding at such time, to the Second Lien Administrative Agent, and (ii) if no Second Lien Obligations are outstanding at such time, to the applicable Grantor or to whomever shall be entitled thereto, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, subject to the provisions of Section 5.01(d), the First Lien Administrative Agent agrees to take such actions in its power as shall be reasonably requested by the Second Lien Administrative Agent to permit the Second Lien Administrative Agent to obtain, for the benefit of the Second Lien Secured Parties, a first priority security interest in the Pledged or Controlled Collateral, and the Grantors hereby consent, and direct the First Lien Administrative Agent and the First Lien Secured Parties to, deliver such Pledged or Controlled Collateral to the Second Lien Administrative Agent.

(d) The First Lien Administrative Agent shall not be required to take any such action requested by the Second Lien Administrative Agent pursuant to Section 5.01(c) that the First Lien Administrative Agent in good faith believes exposes it to any liability for expenses or other amounts unless the First Lien Administrative Agent receives an indemnity with respect to such action reasonably satisfactory to it from the Second Lien Administrative Agent and Second Lien Secured Parties.

(e) Following the Discharge of First Lien Obligations, and so long as the Discharge of Second Lien Obligations has not occurred, the Second Lien Administrative Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other Second Lien Loan Documents as if the First Priority Liens did not exist. The obligations and responsibilities of the Second Lien Administrative Agent to the First Lien Administrative Agent and the other First Lien Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as bailee in accordance with this Section 5.01. Without limiting the foregoing, the Second Lien Administrative Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The Second Lien Administrative Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Collateral Document or any other document, have a fiduciary relationship in respect of any other Second Lien Secured Party, the First Lien Administrative Agent or any other First Lien Secured Party.

(f) Upon the Discharge of Second Lien Obligations, the Second Lien Administrative Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty to the applicable Grantor or to whomever shall be entitled thereto, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral.

Section 5.02 Bailment for Perfection of Certain Security Interests – Other Control Collateral. Before the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, each of the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, and the First Lien Administrative Agent, for itself and on behalf of each other First Lien Secured Party, agrees that if any such Secured Party shall at any time hold a Lien on any Pledged or Controlled Collateral, and if such Pledged or Controlled Collateral is in fact in the possession or under the control of such Secured Party or any of its respective agents or bailees, such Secured Party shall, solely for the purpose of perfecting the First Priority Liens granted under the First Lien Loan Documents and the Second Priority Liens granted under the Second Lien Loan Documents also hold such Pledged or Controlled Collateral as bailee for, and hereby acknowledges that it shall hold possession of such Pledged or Controlled Collateral for the benefit of, the First Lien Administrative Agent and the Second Lien

Administrative Agent. No obligations shall be imposed on the Second Lien Administrative Agent, any First Lien Secured Party or Second Lien Secured Party by reason of this Section 5.02(a), and none of the Secured Parties shall have a fiduciary relationship in respect of any other party by reason of this Section 5.02(a). No party shall be required to take any action requested by any other party that such party in good faith believes exposes it to any liability for expenses or other amounts unless such party receives an indemnity reasonably satisfactory to it from the party requesting action (it being agreed that nothing herein shall obligate any of the Administrative Agents to indemnify any other party in its individual capacity). No Secured Party shall charge the First Lien Administrative Agent, or the Second Lien Administrative Agent a fee for holding such Collateral as bailee pursuant hereto. Before the Discharge of First Lien Obligations, if requested by the First Lien Administrative Agent, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it shall as promptly as practical turn over to the First Lien Administrative Agent any Collateral in the possession or control of a Second Lien Secured Party, or take such steps as reasonably requested (at the relevant Grantor’s sole cost and expense) to enable to First Lien Administrative Agent to acquire control of any Collateral over which such Second Lien Secured Party has control. Upon the Discharge of First Lien Obligations, if requested by the Second Lien Administrative Agent, the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that it shall as promptly as practical turn over to the Second Lien Administrative Agent any Collateral in the possession or control of a First Lien Secured Party, or take such steps as reasonably requested (at the relevant Grantor’s sole and reasonable cost and expense) to enable the Second Lien Administrative Agent to acquire control of any Collateral over which such First Lien Secured Party has control.

ARTICLE VI

Insolvency Proceedings

Section 6.01 Finance and Sale Matters.

(a) Until the Discharge of First Lien Obligations has occurred, if any Grantor becomes subject to any Insolvency Proceeding, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that the Second Lien Secured Parties:

(i) will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall oppose or object to such use of cash collateral;

(ii) will not oppose or object to any post-petition financing in an aggregate principal amount up to $25,000,000, whether provided by the First Lien Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), or the Liens securing any DIP Financing (“DIP Financing Liens”), unless and to the same extent that the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens, the Second Lien Administrative Agent will, for itself and on behalf of the other Second Lien Secured Parties, subordinate the Second Priority Liens to the First Priority Liens and such DIP Financing Liens on the terms of this Agreement; provided that the foregoing shall not prohibit the Second Lien Administrative Agent or the Second Lien Secured Parties from objecting to any portions (and only such portions) of any such DIP Financing that (1) provide that, under a plan of reorganization, the DIP Financing may be converted into or constitute a portion of an exit financing for the Company (or the applicable Grantors) or (2) requires confirmation of all or substantially all of the specific and material terms of a plan of reorganization other than terms for a sale, liquidation or other Disposition of Collateral; provided further, that, nothing herein shall prohibit the Second Lien Administrative Agent or the Second Lien Secured Parties from proposing, offering or providing (or supporting any third party in doing the same) any DIP Financing with liens that do not prime the prepetition liens securing the First Lien Obligations;

(iii) except to the extent permitted by paragraph (b) of this Section 6.01, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens;

(iv) shall not be prohibited from seeking adequate protection in the form of additional collateral, provided that the First Lien Secured Parties agree that they are fully secured and provided that the First Lien Secured Parties shall also be granted a Lien on such additional collateral as security for the First Lien Obligations and the provider of any DIP Financing may also be granted a Lien on such collateral as security for any DIP Financing and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any DIP Financing (and all obligations relating thereto) and to any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other First Priority Liens under this Agreement and the Liens securing any DIP Financing; and

(v) will not oppose or object to any Disposition of any Collateral free and clear of the Second Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, if the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall consent to such Disposition so long as the interests of the Second Lien Secured Parties in the Collateral (and any post-petition Property subject to adequate protection liens, if any, in favor of the Second Lien Administrative Agent) attach to the proceeds, if any, thereof, subject to the terms of this Agreement.

(b) Until the Discharge of First Lien Obligations has occurred, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall contest, or support any other Person in contesting, (i) any request by the First Lien Administrative Agent or any other First Lien Secured Party for adequate protection or (ii) any objection, based on a claim of a lack of adequate protection, by the First Lien Administrative Agent or any other First Lien Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, before the Discharge of First Lien Obligations, in connection with any DIP Financing or use of cash collateral, (A) any First Lien Secured Party is granted adequate protection in the form of a Lien on additional collateral, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under this Agreement, or (B) any Second Lien Secured Party is granted adequate protection in the form of a Lien on additional collateral, the First Lien Administrative Agent shall, for itself and on behalf of the other First Lien Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Second Priority Lien on the same basis as the other First Priority Liens are senior to the Second Priority Liens under this Agreement as security for the First Lien Obligations.

Section 6.02 Relief from the Automatic Stay. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, so long as the Discharge of First Lien Obligations has not occurred, no Second Lien Secured Party shall, without the prior written consent of the First Lien Administrative Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any part of the Collateral, any proceeds thereof or any Second Priority Lien.

Section 6.03 Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of each of the First Lien Obligations and the Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.04 Post-Petition Interest.

(a) The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall oppose or seek to challenge any claim by the First Lien Administrative Agent or any other First Lien Secured Party for allowance in any Insolvency Proceeding of First Lien Obligations consisting of post-petition interest (whether at the Default Rate (as defined in the First Lien Credit Agreement) or otherwise in accordance with the First Lien Credit Agreement), fees or expenses to the extent of the aggregate value of the Collateral (it being understood and agreed that such value shall be determined taking into account the existence of the First Priority Liens on the Collateral but without regard to the existence of the Second Priority Liens on the Collateral).

(b) The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that no First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Administrative Agent or any other Second Lien Secured Party for allowance in any Insolvency Proceeding of Second Lien Obligations consisting of post-petition interest (whether at the Default Rate (as defined in the Second Lien Credit Agreement) or otherwise in accordance with the Second Lien Credit Agreement), fees or expenses to the extent of the aggregate value of the Collateral (it being understood and agreed that such value shall be determined taking into account the existence of the First Priority Liens on the Collateral but without regard to the existence of the Second Priority Liens on the Collateral).

Section 6.05 Certain Waivers by the Second Lien Secured Parties. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, waives any claim any Second Lien Secured Party may hereafter have against any First Lien Secured Party arising out of (a) the election by any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) any use of cash collateral or financing arrangement, or any grant of a Lien on the Collateral, in any Insolvency Proceeding.

Section 6.06 Certain Voting Matters. Each of the First Lien Administrative Agent, on behalf of the First Lien Secured Parties, and the Second Lien Administrative Agent, on behalf of the Second Lien Secured Parties, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any Insolvency Proceeding.

Section 6.07 Separate Grants of Security and Separate Classification. Each of the First Lien Administrative Agent, on behalf of the First Lien Secured Parties, and the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Loan Documents and the Second Lien Loan Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the First Lien Obligations and the Second Lien Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of first lien and second lien senior secured claims), then the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of first lien and second lien senior secured claims against the Company and/or other Grantors in respect of the Collateral with the effect being that (i) to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether at the Default Rate (as defined in the First Lien Credit Agreement) or otherwise in accordance with the First Lien Credit Agreement) before any distribution is made in respect of the claims held by the Second Lien Secured Parties, and (ii) each Second Lien Secured Party shall hold in trust for the benefit of the First Lien Secured Parties and forthwith turn over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties amounts otherwise received or receivable by such Second Lien Secured Party to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

Section 6.08 Insolvency Proceedings; Subordination Agreement. This Agreement shall continue in full force and effect, notwithstanding the commencement of any Insolvency Proceeding by or against the Company or any Subsidiary. The parties hereto further acknowledge and agree that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and shall continue in full force and effect, notwithstanding the commencement of any Insolvency Proceeding by or against the Company or any Subsidiary. All references in this Agreement to the Company or any Subsidiary or any other Grantor will include such Person or Persons as a debtor-in-possession and any receiver or trustee for such Person or Persons in an Insolvency Proceeding.

Section 6.09 [Reserved].

ARTICLE VII

Other Agreements

Section 7.01 Matters Relating to Facility Documents.

(a) Each of the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, and each of the Grantors agrees that before the Discharge of First Lien Obligations, the First Lien Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified (and consents to or waivers of noncompliance from the terms thereof may be granted) in accordance with their terms, and the Obligations under the First Lien Loan Documents may be Refinanced, in each case, without the consent of any Second Lien Secured Party; provided, however, that, (x) in each case with respect to a Refinancing, the holders of the Obligations resulting from any such Refinancing, or a duly authorized agent on their behalf, shall agree in writing to be bound by the terms of this Agreement and (y) without the consent of the Second Lien Requisite Lenders (but for the avoidance of doubt no required consent of any other Second Lien Secured Parties), no such amendment, restatement, amendment and restatement, supplement, modification, consent, waiver or Refinancing (or successive amendments, restatements, amendments and restatements, supplements, modifications or Refinancings) shall (i) contravene any material provision of this Agreement, (ii) permit the incurrence of any First Lien Principal Obligations after the date of this Agreement if, immediately after giving effect such incurrence, the First Lien Principal Obligations would exceed the First Lien Cap then in effect, (iii) increase the “Applicable Margin” or similar component of the interest rate (including any interest that is paid-in-kind) under the First Lien Loan Documents (excluding increases resulting from the accrual of interest at the default rate or a deficiency rate) by more than 200 basis points without the Company offering an equivalent increase in the “Applicable Margin” or similar component of the interest rate under the Second Lien Loan Documents (excluding increases resulting from the accrual of interest at the default rate or a deficiency rate) to the Second Lien Administrative Agent and the Second Lien Lenders, (iv) subject to the last sentence of this clause (a), excluding any fees paid or to be paid in connection with obtaining any consents, amendments or waivers, or any maturity extension, in respect of the First Lien Loan Documents, add or increase any fees to the First Lien Loan Documents by more than 150 basis points in the aggregate to the fees set forth in the First Lien Loan Documents (as in effect on the date hereof), (v) [reserved]; (vi) increase the two percent (2%) additional margin of interest that becomes due in connection with a default; (vii) contractually subordinate in right of payment any of the First Lien Obligations incurred under the First Lien Credit Agreement or contractually subordinate the First Priority Liens (other than a subordination to any permitted obligations secured by Liens permitted under the First Lien Credit Agreement and the Second Lien Credit Agreement), (viii) amend any covenant or event of default in a manner that directly restricts one or more Grantors from making payments to the Second Lien Collateral Agent or the Second Lien Lenders under the Second Lien Credit Agreement that would otherwise not be prohibited under the First Lien Credit Agreement as in effect on the date hereof or (ix) change to any earlier date any scheduled dates for payment of principal or of interest on the First Lien Obligations.

(b) The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, and each of the Grantors agrees that the Second Lien Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified (and consents to or waivers of noncompliance from the terms thereof may be granted) in accordance with their terms and the Second Lien Obligations may be Refinanced, in each case, without the consent of any First Lien Secured Party; provided however, that, until the Discharge of

First Lien Obligations, (x) in each case with respect to a Refinancing, the holders of the Obligations resulting from any such Refinancing, or a duly authorized agent on their behalf, shall agree in writing to be bound by the terms of this Agreement and (y) without the prior written consent of the First Lien Requisite Lenders (but for the avoidance of doubt no required consent of any other First Lien Secured Parties), no Second Lien Loan Document may be amended, restated, amended and restated, supplemented or otherwise modified, or entered into, or Refinanced, or the non-compliance from the terms thereof be consented to or waived, to the extent such amendment, restatement, amendment and restatement, supplement or modification, or the terms of such new Second Lien Loan Document, or such Refinancing, or consent or waiver would (i) contravene any material provision of this Agreement, (ii) result in the aggregate principal amount of the loans made under the Second Lien Loan Documents to exceed the Second Lien Cap, (iii) increase the “Applicable Margin” or similar component of the interest rate (including any interest that is paid-in-kind) under the Second Lien Loan Documents by more than 200 basis points (excluding increases resulting from the accrual of interest at the default rate) without the Company offering an equivalent increase in the “Applicable Margin” or similar component of the interest rate under the First Lien Loan Documents (excluding increases resulting from the accrual of interest at the default rate) to the First Lien Administrative Agent and the First Lien Lenders, (iv) subject to the last sentence of this clause (b), excluding any fees paid or to be paid in connection with obtaining any consents, amendments or waivers, or any maturity extension, in respect of the Second Lien Loan Documents, add or increase any fees to the Second Lien Loan Documents (as in effect on the date hereof) by more than 150 basis points in the aggregate to the fees set forth in the Second Lien Loan Documents (as in effect on the date hereof), (v) increase the two percent (2%) additional margin of interest that becomes due in connection with a default, (vi) change to earlier dates any scheduled dates for payment of principal or of interest on the Second Lien Obligations, (vii) change any default or event of default provisions set forth in the Second Lien Loan Documents in a manner materially adverse to the First Lien Secured Parties, (viii) change the redemption, prepayment, repurchase, tender or defeasance provisions set forth in the Second Lien Loan Documents in a manner that would require a redemption, prepayment, repurchase, tender or defeasance not required pursuant to the terms of the Second Lien Loan Documents as of the date hereof (other than extensions in the times therefor but including any increases to the prepayment premiums required in connection therewith) or in a manner otherwise adverse to First Lien Secured Parties, (ix) add to the Second Lien Collateral other than as specifically provided by this Agreement, (x) add, supplement or otherwise modify any financial covenant to make it more restrictive than the First Lien Credit Agreement or the negative covenants to make them, taken as a whole, materially more restrictive than the First Lien Credit Agreement, (xi) otherwise materially increase the obligations of the Company or the other Loan Parties thereunder or confer additional rights on the Second Lien Secured Parties in a manner which, taken as a whole, are materially adverse to the First Lien Secured Parties, (xii) amend the definition of “Collateral,” “Fixed Charge Coverage Ratio”, “Net Asset Sale Proceeds”, “Net Insurance/Condemnation Proceeds,” “Total Leverage Ratio” or any component definition thereof, or Section 2.7 or Section 2.9 of the Second Lien Credit Agreement (or the defined terms used therein or the components thereof), in each case, in a manner materially adverse to the First Lien Secured Parties, or (xiii) amend any covenant or event of default in a manner that directly restricts one or more Grantors from making payments to the First Lien Administrative Agent or the First Lien Lenders under the First Lien Credit Agreement that would otherwise not be prohibited under the Second Lien Credit Agreement as in effect on the date hereof. Without prejudice to any rights of the First Lien Lenders under the First Lien Credit Agreement (including any covenants therein that may restrict such Refinancings), Obligations under the Second Lien Loan Documents may be Refinanced if (A) the terms and conditions of such Second Lien Refinancing Debt are not materially less favorable in the aggregate to the First Lien Secured Parties and not materially less favorable in the aggregate to the Company and its Subsidiaries, in each case, than the terms and conditions of the Obligations then outstanding under the Second Lien Credit Agreement (in all cases determined by the Company in good faith), (B) the final maturity and the weighted average life to maturity of such Second Lien Refinancing Debt is at least equal to that of the Obligations then outstanding under the Second Lien Credit Agreement as in effect on the date hereof and (C) if such Second Lien Refinancing Debt is secured, the holders of such Second Lien Refinancing Debt, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of this Agreement.

(c) Each of the Grantors, and the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that (i) the Second Lien Credit Agreement and each Second Lien Collateral Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the First Lien Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) any Second Lien Mortgage covering any Collateral shall contain such other language as the First Lien Administrative Agent may reasonably request to reflect the subordination of such Second Lien Mortgage to the applicable First Lien Collateral Document covering such Collateral pursuant to this Agreement.

(d) Each of the Company and the First Lien Administrative Agent, for itself and on behalf of each other First Lien Secured Party, agrees that the Company will not, and will not be permitted to, incur new First Lien Principal Obligations in excess of the First Lien Cap in effect at the time of such incurrence without the consent of the Second Lien Requisite Lenders (but for the avoidance of doubt no consent of any other Second Lien Secured Parties). Notwithstanding anything herein to the contrary and for the avoidance of doubt, this Section 7.01(d) and any other provision herein related to a First Lien Cap shall cease to apply upon the occurrence of the Discharge of Second Lien Obligations.

Section 7.02 Effect of Refinancing of First Lien Obligations and Second Lien Obligations.

(a) If, substantially contemporaneously with the Discharge of First Lien Obligations to the extent not prohibited by the terms of the Second Lien Credit Agreement, the Company Refinances the First Lien Obligations (including an increase thereof, or any change to the terms thereof, in each case to the extent permitted by Section 7.01 hereof) and provided that (a) such Refinancing is not prohibited by the terms of this Agreement and (b) the Company gives to the Second Lien Administrative Agent written notice (the “First Lien Refinancing Notice”) electing the application of the provisions of this Section 7.02(a) to such First Lien Refinancing Debt, then (i) such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (ii) such First Lien Refinancing Debt and all other obligations under the loan documents evidencing such Obligations (the “New First Lien Obligations”) shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (iii) the credit agreement (or similar instrument) and the other loan and security documents evidencing such First Lien Refinancing Debt (the “New First Lien Loan Documents”) shall automatically be treated as the First Lien Credit Agreement and the First Lien Loan Documents and, in the case of New First Lien Loan Documents that are security documents, as the First Lien Collateral Documents for all purposes of this Agreement, (iv) the Administrative Agent under the New First Lien Loan Documents (the “New First Lien Administrative Agent”) shall be deemed to be the First Lien Administrative Agent for all purposes of this Agreement and (v) the lenders under the New First Lien Loan Documents shall be deemed to be the First Lien Lenders for all purposes of this Agreement. Upon receipt of a First Lien Refinancing Notice, which notice shall include the identity of the New First Lien Administrative Agent, the Second Lien Administrative Agent shall promptly enter into such documents and agreements (including amendments, restatements, supplements or other modifications to this Agreement) as the Company or such New First Lien Administrative Agent may reasonably request in order to provide to the New First Lien Administrative Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Company shall cause the agreement, document or instrument pursuant to which the New First Lien Administrative Agent is appointed to provide that the New First Lien Administrative Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.03 but subject to the exceptions in the first parenthetical thereof, if the New First Lien Obligations are secured by assets of the Grantors that do not also secure the Second Lien Obligations, the applicable Grantors shall promptly grant to the Second Lien Administrative Agent for the benefit of the Second Lien Secured Parties a Second Priority Lien on such assets to secure the Second Lien Obligations, each of such Liens being subject to the terms of this Agreement.

(b) If, substantially contemporaneously with the Discharge of Second Lien Obligations to the extent not prohibited by the terms of the First Lien Credit Agreement, the Company Refinances the Second Lien Obligations (including an increase thereof, or any change to the terms thereof, in each case to the extent permitted by Section 7.01 hereof) and provided that (a) such Refinancing is not prohibited by the terms of this Agreement and (b) the Company gives to the First Lien Collateral Agent written notice (the “Second Lien Refinancing Notice”) electing the application of the provisions of this Section 7.02(b) to such Second Lien Refinancing Debt, then (i) such Discharge of Second Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (ii) such Second Lien Refinancing Debt and all other obligations under the loan documents evidencing such Obligations (the “New Second Lien Obligations”) shall automatically be treated as Second Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (iii) the credit agreement (or similar instrument) and the other loan and security documents evidencing such Second Lien Refinancing Debt (the “New Second Lien Loan Documents”) shall automatically be treated as the Second Lien Credit Agreement and the Second Lien Loan Documents and, in the case of New Second Lien Loan Documents that are security documents, as the Second Lien Collateral Documents for all purposes of this Agreement, (iv) the administrative agent or collateral agent, as applicable, under the New Second Lien Loan

Documents (the “New Second Lien Administrative Agent”) shall be deemed to be the Second Lien Administrative Agent for all purposes of this Agreement and (v) the lenders under the New Second Lien Loan Documents shall be deemed to be the Second Lien Lenders for all purposes of this Agreement. Upon receipt of a Second Lien Refinancing Notice, which notice shall include the identity of the New Second Lien Administrative Agent, the First Lien Administrative Agent shall promptly enter into such documents and agreements (including amendments, restatements, supplements or other modifications to this Agreement) as the Company or such New Second Lien Administrative Agent may reasonably request in order to provide to the New Second Lien Administrative Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Company shall cause the agreement, document or instrument pursuant to which the New Second Lien Administrative Agent is appointed to provide that the New Second Lien Administrative Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.03, if the New Second Lien Obligations are secured by assets of the Grantors that do not also secure the First Lien Obligations, the applicable Grantors shall promptly grant to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties a First Priority Lien on such assets to secure the First Lien Obligations, each of such Liens being subject to the terms of this Agreement.

Section 7.03 No Waiver by First Lien Secured Parties. Other than with respect to the Second Lien Permitted Actions, nothing contained herein shall prohibit or in any way limit the First Lien Administrative Agent or any other First Lien Secured Party from opposing, challenging or objecting to, in any Insolvency Proceeding or otherwise, any action taken, or any claim made, by the Second Lien Administrative Agent or any other Second Lien Secured Party, including any request by the Second Lien Administrative Agent or any other Second Lien Secured Party for adequate protection or any exercise by the Second Lien Administrative Agent or any other Second Lien Secured Party of any of its rights and remedies under the Second Lien Loan Documents or otherwise.

Section 7.04 Reinstatement.

(a) If, in any Insolvency Proceeding or otherwise, all or part of any payment with respect to the First Lien Obligations previously made shall be rescinded for any reason whatsoever, then the First Lien Obligations shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Lien Secured Parties and the Second Lien Secured Parties provided for herein.

(b) If in any Insolvency Proceeding or otherwise, all or part of any payment with respect to the Second Lien Obligations previously made shall be rescinded for any reason whatsoever, then the Second Lien Obligations shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Lien Secured Parties and the Second Lien Secured Parties provided for herein.

Section 7.05 Further Assurances. Each of the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, and each Grantor, for itself and on behalf of its Subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable Legal Requirement, or which the First Lien Administrative Agent or the Second Lien Administrative Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities and rights and remedies with respect to Collateral provided for herein.

Section 7.06 Purchase Right.

(A) Without prejudice to the enforcement of any of the First Lien Lender’s rights or remedies under this Agreement, any other First Lien Loan Documents, at law or in equity or otherwise, the First Lien Administrative Agent, on behalf of the First Lien Lenders, agrees that in the event of (i) an acceleration of all the First Lien Obligations in accordance with the terms of the First Lien Loan Documents, (ii) the occurrence of a Second Lien

Prepayment Suspension Event, (iii) a payment default under the First Lien Credit Agreement that is not cured, or waived by the First Lien Requisite Lenders, within sixty (60) days of its occurrence (iv) the commencement of any Insolvency Proceeding with respect to any Obligor (any such event, the “Trigger Event”), the First Lien Lenders will, within 10 Business Days of the first Trigger Event (or such later day as may be agreed by the Second Lien Administrative Agent), offer the Second Lien Lenders (acting collectively) the option to purchase at 100% of the entire aggregate outstanding amount of the First Lien Principal Obligations (and to assume the entire amount of unfunded commitments under the First Lien Loan Documents), at the Purchase Price (together with the deposit of cash collateral as set forth below), without warranty or representation or recourse. The “Purchase Price” will be an amount, payable in cash, equal to the sum of (x) in the case of all loans, advances or other similar extensions of credit that constitute First Lien Obligations (including drawn letters of credit) and all loans, advances or other similar extensions of credit (including drawn letters of credit) provided by any of the First Lien Lenders in connection with a DIP Financing then outstanding (in an aggregate principal amount up to $25,000,000 or such greater principal amount as not opposed or objected to by the Second Lien Secured Parties), 100% of the principal amount thereof and all accrued and unpaid interest (including where applicable, default interest) thereon through the date of purchase, plus (y), in the case of obligations under terminated Secured Swap Agreements, 100% of the aggregate Swap Obligations then due and payable or otherwise accrued and owing thereunder (unless, with respect to any particular Secured Swap Agreement, such other arrangements have been made by the Grantors and the applicable Permitted Swap Provider who is a party to such Secured Swap Agreement in a manner satisfactory to such Permitted Swap Provider in its sole discretion (and communicated to the First Lien Administrative Agent)), plus (z) all other First Lien Obligations (including fees, expenses, indemnities and other amounts, including out-of- pocket expenses (such as the fees and expenses of attorneys and other professionals)), which are then outstanding to the various First Lien Secured Parties, pursuant to the terms of the various First Lien Loan Documents and other agreements and instruments secured by the First Lien Security Documents (but not including Unasserted Contingent Obligations). The Purchase Price shall be accompanied by delivery to the First Lien Administrative Agent of cash collateral in immediately available funds, to be deposited under the sole dominion and control of the First Lien Administrative Agent, in such amount as the First Lien Administrative Agent determines is reasonably necessary to secure the First Lien Lenders in connection with any issued and outstanding letters of credit under the First Lien Financing Documents but in any event not to exceed 103% of the sum of the aggregate undrawn amount of all such letters of credit outstanding pursuant to the First Lien Loan Documents. It is understood and agreed that (i) at the time any facing or similar fees are owing to an issuer with respect to any letter of credit, the First Lien Administrative Agent may apply amounts deposited with it as described above to pay same and (ii) upon any drawing under any letter of credit, the First Lien Administrative Agent shall apply amounts deposited with it as described above to repay the respective unpaid drawing. After giving effect to any payment made as described above in this paragraph (A), those amounts (if any) then on deposit with the First Lien Administrative Agent as cash collateral, described in this paragraph (A) which exceed 103% of the sum of the aggregate undrawn amount of all then outstanding letters of credit, shall be returned to the respective purchaser or purchasers, as their interests appear. Furthermore, at such time as all letters of credit have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above have been made, any excess cash collateral then on deposit with the First Lien Administrative Agent as described above in this paragraph (A) (and not previously applied or released as provided above) shall be returned to the respective purchaser or purchasers, as their interests appear.

(B) The Second Lien Lenders (acting collectively) shall irrevocably accept or reject such offer within sixty (60) days of the receipt thereof by the Second Lien Administrative Agent and the parties shall endeavor to close promptly thereafter. The Second Lien Lenders shall only be permitted to acquire the entire amount of the First Lien Principal Obligations, and may not acquire less than all of such First Lien Principal Obligations. If the Second Lien Lenders timely accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Administrative Agent and the Second Lien Administrative Agent. If the Second Lien Lenders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the First Lien Lenders shall have no further obligations and may take any further actions in their sole discretion as permitted in accordance with the First Lien Loan Documents and this Agreement. Each First Lien Lender will retain all rights to indemnification and expense reimbursement provided in the relevant First Lien Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 7.06. Upon the consummation of the purchase and sale of the First Lien Obligations, the First Lien Administrative Agent shall, at the request of the Second Lien Administrative Agent, resign from its role in accordance with the applicable First Lien Loan Document (and comply with any provisions contained therein with respect to successors to such role or the powers granted in connection with such role) and cooperate with an orderly transition of Liens in the Collateral.

(C) The purchase and sale of the First Lien Obligations under this Section 7.06 will be without recourse and without representation or warranty of any kind by the First Lien Lenders, except that the First Lien Lenders shall severally and not jointly represent and warrant to the Second Lien Lenders that on the date of the purchase, immediately before giving effect to such purchase: (i) the principal of and accrued and unpaid interest on the First Lien Obligations are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; (ii) each First Lien Lender owns the First Lien Obligations purported to be owned by it free and clear of any Liens; and (iii) that such First Lien Lender has the right to assign the First Lien Obligations.

ARTICLE VIII

Representations and Warranties

Section 8.01 Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any Governmental Authority or any provision of any indenture, agreement or other instrument binding upon such party.

Section 8.02 Representations and Warranties of Each Administrative Agent. Each Administrative Agent represents and warrants to the other parties hereto that it has been authorized by the Lenders under and as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, to enter into this Agreement for and on behalf of such Lenders.

ARTICLE IX

No Reliance; No Liability; Obligations Absolute

Section 9.01 No Reliance; Information. Each Administrative Agent, for itself and on behalf of the applicable other Secured Parties, acknowledges that (a) it and such Secured Parties have, independently and without reliance upon, (i) in the case of the First Lien Secured Parties, any Second Lien Secured Party, and (ii) in the case of the Second Lien Secured Parties, any First Lien Secured Party, and based on such documents and information as they have deemed appropriate, made their own credit analyses and decisions to enter into the Facility Documents to which they are party, and (b) it and such Secured Parties will, independently and without reliance upon, (i) in the case of the First Lien Secured Parties, any Second Lien Secured Party and (ii) in the case of the Second Lien Secured Parties, any First Lien Secured Party, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decisions in taking or not taking any action under this Agreement or any other Facility Document to which they are party. No Secured Party shall have any duty to disclose to any other Secured Party, any information relating to Parent, Holdings, the Company or any Subsidiary, or any other circumstance bearing upon the risk of nonpayment of any of the First Lien Obligations or the Second Lien Obligations, as the case may be, that is known or becomes known to any of them or any of their Affiliates. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other Secured Party, it shall be under no obligation (i) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

Section 9.02 No Warranties or Liability.

(a) The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, no Second Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, no First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b) No Administrative Agent or other Secured Party shall have any express or implied duty to any other Administrative Agent or Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any First Lien Loan Document and any Second Lien Loan Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(c) Except to the extent that may otherwise be expressly provided in this Agreement, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no First Lien Secured Party shall have any liability to the Second Lien Administrative Agent or any other Second Lien Secured Party, and hereby waives any claim against any First Lien Secured Party, arising out of any and all actions which the First Lien Administrative Agent or the other First Lien Secured Parties may take or permit or omit to take with respect to (i) the First Lien Loan Documents (other than this Agreement), (ii) the collection of the First Lien Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral.

Section 9.03 Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of each of the Administrative Agents and the other Secured Parties shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Facility Document;

(b) subject to the limitations set forth in Section 7.01, any change in the time, place or manner of payment of, or in any other term of (including the Refinancing of), all or any portion of the First Lien Obligations or the Second Lien Obligations, it being specifically acknowledged that a portion of the First Lien Obligations consists or may consist of Obligations that are revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c) subject to the limitations set forth in Section 7.01, any change in the time, place or manner of payment of, or, in any other term of, all or any portion of the First Lien Obligations or the Second Lien Obligations;

(d) any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Facility Document;

(e) the securing of any First Lien Obligations or Second Lien Obligations with any additional collateral or guaranty agreements, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any First Lien Obligations or Second Lien Obligations; or

(f) any other circumstances that otherwise might constitute a defense available to, or a discharge of, Holdings, Parent, the Company or any Subsidiary in respect of the First Lien Obligations, the Second Lien Obligations, or this Agreement, or any of the Second Lien Secured Parties in respect of this Agreement.

ARTICLE X

Miscellaneous

Section 10.01 Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, or delivered by electronic mail to the electronic mail address, as follows:

(i) if to the Company or any other Grantor, to it at its address for notices set forth in the Facility Agreements; and

(ii) if to the First Lien Administrative Agent, to it at its address for notices set forth in the First Lien Credit Agreement; and

(iii) if to the Second Lien Administrative Agent, to it at its address for notices set forth in the Second Lien Credit Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if the sender receives an acknowledgement of receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agents, provided that the foregoing shall not apply to notices to any party if such party has notified the other parties hereto that it is incapable of receiving notices by electronic communication.

Unless the applicable Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each Grantor and each Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Facility Documents, the provisions of this Agreement shall control; provided, however, that (a) as between any Grantor, on the one hand, and any First Lien Secured Party on the other hand, the terms of this Agreement (i) shall not result in a waiver of any default or event of default under any document entered into in connection with First Lien Obligations and (ii) do not constitute the right or permission of any Grantor to incur any indebtedness or to grant any lien which is not expressly permitted, or to take any other actions which are prohibited, under the First Lien Credit Agreement, and (b) as between any Grantor, on the one hand, and any Second Lien Secured Party on the other hand, the terms of this Agreement (i) shall not result in a waiver of any default or event of default under any document entered into in connection with Second Lien Obligations, and (ii) do not constitute the right or permission of any Grantor to incur any indebtedness or to grant any lien which is not expressly permitted, or to take any other actions which are prohibited, under the Second Lien Credit Agreement.

Section 10.03 Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and such covenants and agreements shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any and all rights the Second Lien Secured Parties may now or hereafter have under applicable Legal Requirement to revoke this Agreement or any of the provisions of this Agreement. The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, hereby waives any and all rights the First Lien Secured Parties may now or hereafter have under applicable Legal Requirement to revoke this Agreement or any of the provisions of this Agreement.

Section 10.04 Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.05 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the First Lien Administrative Agent (subject to compliance with Section 10.6 of the First Lien Credit Agreement) and the Second Lien Administrative Agent (subject to compliance with Section 10.6 of the Second Lien Credit Agreement), provided that no such agreement shall amend, modify or otherwise affect (i) the rights or obligations of the Company or any Grantor without such Person’s prior written consent; or (ii) Sections 3.04(b), 5.01(c)(ii), 7.01, 7.02, 7.05, 8.01, 10.01, 10.03, 10.04, 10.05, 10.07, 10.08, 10.09, 10.12, 10.13, and 10.14 of this Agreement and related definitions, in each case, in a manner adverse to the Company, without the prior written consent of the Company.

Section 10.06 Subrogation.

(a) So long as the Discharge of First Lien Obligations has not occurred, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any rights of subrogation it or they may acquire as a result of any payment hereunder; provided, however, that, as between the Company and the other Grantors, on the one hand, and the Secured Parties on the other hand, any such payment that is paid over to the First Lien Administrative Agent pursuant to this Agreement shall be deemed not to reduce any of the Second Lien Obligations unless and until the Discharge of First Lien Obligations shall have occurred and the First Lien Administrative Agent delivers any such payment to the Second Lien Administrative Agent.

(b) The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any right of subrogation it or they may have or otherwise acquire as a result, and solely to the extent, of the repayment (by the Company or otherwise) of outstanding First Lien Obligations with proceeds of loans made under any of the Second Lien Loan Documents.

Section 10.07 Applicable Law; Jurisdiction.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(b) Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Legal Requirement, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other document related hereto against the Company or any other Grantor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Company and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 10.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

Section 10.09 Parties in Interest. The provisions of this Agreement shall be binding upon each Loan Party party hereto, the First Lien Administrative Agent, the Second Lien Administrative Agent, and their respective successors and assigns, as well as the other First Lien Secured Parties and Second Lien Secured Parties, all of whom are bound by this Agreement. The provisions of this Agreement shall inure to the benefit of First Lien Administrative Agent, the Second Lien Administrative Agent, the First Lien Secured Parties, the Second Lien Secured Parties, and their respective successors and assigns. The provisions of this Agreement referenced in Section 10.05(b)(ii) shall inure to the benefit of the Company. The First Lien Secured Parties, the Second Lien Secured Parties, and their respective successors and assigns are intended to be third party beneficiaries of this Agreement. Except for the parties to this Agreement to the extent aforesaid, the First Lien Secured Parties, the Second Lien Secured Parties, and their respective successors and assigns, no other Person shall have or be entitled to assert rights or benefits hereunder.

Section 10.10 Specific Performance. Each Administrative Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Parties.

Section 10.11 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.12 Counterparts. This Agreement may be executed in any number of counterparts by facsimile, or PDF, and other electronic means, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 10.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties and the Second Lien Secured Parties in relation to one another. Except as expressly provided in this Agreement, none of the Company, any other Grantor, any Guarantor or any other creditor thereof shall have any rights or obligations hereunder and none of the Company, any other Grantor or any Guarantor may rely on the terms hereof except to the extent of any obligations in favor of the Company or other Grantor expressly provided for herein and the provisions referenced in Section 10.05(b) hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor or any Guarantor to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Section 10.14 Concerning the Administrative Agents. It is understood and agreed that (a) the First Lien Administrative Agent is entering into this Agreement in its capacity as administrative agent under the First Lien Credit Agreement and the provisions of the First Lien Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the First Lien Administrative Agent hereunder, and (b) the Second Lien Administrative Agent is entering into this Agreement in its capacity as administrative agent under the Second Lien Credit Agreement and the provisions of the Second Lien Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Second Lien Administrative Agent hereunder. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall require any Administrative Agent to monitor any Grantor’s or Guarantor’s financial condition, compliance with covenants or any other circumstance bearing on the risk of non-payment, except as may be expressly provided in the applicable Facility Document.

Section 10.15 Sharing of Information. The Company agrees that each First Lien Secured Party and each Second Lien Secured Party may (but is not obligated to) share with any other First Lien Secured Party and any other Second Lien Secured Party, any information provided to such disclosing First Lien Secured Party or Second Lien Secured Party notwithstanding an request or demand by the Company that such information be kept confidential; provided, that such information shall otherwise be subject to the respective confidentiality provisions in the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable.

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IN WITNESS WHEREOF, the patties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as First Lien
Administrative Agent

By:	/s/ Alexandra Robb
Name: Alexandra Robb
Title: Assistant Vice President

lntercreditor Agreement

PIPER JAFFRAY FINANCE, LLC, as Second Lien
Administrative Agent

By:	/s/ Amrit Agrawal
Name: Amrit Agrawal
Title: Co-Chief Operating Officer

lntercreditor Agreement

ACKNOWLEDGED:

U.S. WELL SERVICES, LLC, as Borrower

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

USWS HOLDINGS LLC, as Holdings

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title:	Chief Financial Officer

U.S. WELL SERVICES, INC., as Parent

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title:	Chief Financial Officer

USWS FLEET 10, LLC, as a Guarantor, By U.S. Well Services, Inc., its sole manager

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

USWS FLEET 11, LLC, as a Guarantor, By U.S. Well Services, Inc., its sole manager

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer

Intercreditor Agreement

ANNEX I

Provision for the Second Lien Credit Agreement

“Reference is made to the Intercreditor Agreement dated as of December 14, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between U.S. Bank National Association, as agent for the First Lien Lenders (as defined therein) (in such capacity, the “First Lien Administrative Agent”), and PIPER JAFFRAY FINANCE, LLC, as administrative agent and collateral agent for the Second Lien Lenders (as defined therein) (in such capacities, the “Second Lien Administrative Agent”). Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as “Second Lien Administrative Agent” and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to permit the incurrence of the Obligations hereunder and to extend credit to the Company and such lenders are intended third party beneficiaries of such provisions.”

Provision for the Second Lien Collateral Documents

“Reference is made to the Intercreditor Agreement dated as of December 14, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), U.S. Bank National Association, as agent for the First Lien Lenders (as defined therein) (in such capacity, the “First Lien Administrative Agent”), and PIPER JAFFRAY FINANCE, LLC, as administrative agent and collateral agent for the Second Lien Lenders (as defined therein) (in such capacities, the “Second Lien Administrative Agent”). Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.”

EXHIBIT M

[RESERVED]

EXHIBIT M TO CREDIT AGREEMENT

EXHIBIT N

FORM OF LANDLORD ESTOPPEL, CONSENT AND ACCESS AGREEMENT

This LANDLORD ESTOPPEL, CONSENT AND ACCESS AGREEMENT (this “Agreement”) is executed as of                     , 20[•], between                     , a                     (“Landlord”), and PIPER JAFFRAY FINANCE, LLC, a national banking association (“Administrative Agent”).

RECITALS:

A. Landlord and [                     ] (“Tenant”), executed that certain leased dated as of             (the “Lease”), for the property (the “Premises”) located at                    .

B. Tenant is granting Administrative Agent a lien and security interest in substantially all of Tenant’s assets, which now or hereafter may be located on or about the Premises (the “Collateral”) pursuant to that certain Guarantee and Collateral Agreement dated as of December 14, 2018 among Tenant, certain others party thereto and Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”) in connection with that certain Second Lien Credit Agreement dated on December 14, 2108 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Tenant, certain others party thereto, the lenders party thereto, and Administrative Agent.

C. Tenant and Administrative Agent have requested that Landlord consent to the granting, by Tenant to Administrative Agent, of a lien and security interest in the Collateral, whether now or hereafter located in the Premises and that Landlord subordinate its Landlord’s lien in the Collateral to the liens and security interests of Administrative Agent securing Tenant’s obligation to make payments on indebtedness and obligations to Administrative Agent, and Landlord has agreed to such lien and security interest and to subordinate its Landlord’s lien on the terms and conditions hereof.

AGREEMENTS:

1. Consent. Landlord consents to the granting by Tenant to Administrative Agent of liens and security interests in the Collateral under the Collateral Agreement and acknowledges and agrees that such liens and security interests shall not cause or result in a violation, breach or default under the Lease.

2. Representation. To induce Administrative Agent to enter into the Collateral Agreement, Landlord represents and warrants to Administrative Agent the following:

(a) a true, correct and complete copy of the Lease and all of the amendments and modifications of, and assignments with respect to the Lease, is attached hereto as Exhibit A, and except to the extent set forth on Exhibit A, the Lease has not been modified or amended in any respect whatsoever and represents the entire agreement between Landlord and Tenant;

EXHIBIT N TO CREDIT AGREEMENT

(b) Landlord is the present lessor under the Lease and is the fee simple owner of the Premises;

(c) the term of the Lease commenced on                     , and expires (unless extended as provided in the Lease) on                     ; and

(d) to the knowledge of Landlord, 1) Tenant is not at this time otherwise in default under any of the terms or provisions of the Lease, and 2) there is no event or condition in existence as of the date hereof which would, with the passage of time or the giving of notice or both, constitute a default under the Lease or otherwise entitle Landlord to terminate the Lease or exercise any other remedy thereunder.

3. Subordination. Landlord subordinates to the security interest of Administrative Agent any and all liens, claims or other rights which Landlord may have in or to the Collateral by virtue of the Lease or which may arise by operation of law, equity, or otherwise. The subordination by Landlord of its landlord’s lien rights shall not (a) prevent Landlord from exercising any and all rights under the Lease so long as Administrative Agent’s prior rights in the Collateral are recognized or (b) be deemed to waive (1) Landlord’s right to receive rent or other payments due under the Lease, whether such rights arise under the Lease, at law, in equity or pursuant to the United States Bankruptcy Code or any other laws affecting creditors’ rights or (2) Landlord’s rights to pursue assets of Tenant other than the Collateral.

4. Access. Subject to the terms and conditions contained in the Lease and this Agreement, upon written notice from Administrative Agent to Landlord that an Event of Default has occurred and is continuing under the Credit Agreement, Administrative Agent may enter the Premises for the purpose of repossessing, removing, selling, or otherwise dealing with the Collateral in accordance with the provisions of Tenant’s financing agreements and all applicable law. Such rights shall commence from the date Administrative Agent enters the Premises and thereafter continue on the condition that Landlord shall endeavor to provide Administrative Agent with written notice thereof if Landlord terminates the Lease or Tenant’s right to possess the Premises.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Agreement, the parties may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.

EXHIBIT N TO CREDIT AGREEMENT

The Administrative Agent has executed this Agreement as directed under and in accordance with the Credit Agreement and will perform this Agreement solely in its capacity as Administrative Agent. In performing under this Agreement, the Administrative Agent shall have all such rights, protections and immunities granted it under the Credit Agreement.

[Signature Page Follows]

EXHIBIT N TO CREDIT AGREEMENT

EXECUTED as of the date first written above.

LANDLORD:	,	a

By:
Name:
Title:

AGENT:	,	a

EXHIBIT N TO CREDIT AGREEMENT

JOINDER

Tenant consents and agrees to the above Agreement, which was entered into at Tenant’s request. The foregoing Agreement shall not alter, waive or diminish any of Tenant’s obligations under the Lease. The above Agreement discharges any obligations of Landlord under the Lease to enter into a subordination or waiver agreement with Administrative Agent.

TENANT:

[Loan Party]

By:
Name:

EXHIBIT N TO CREDIT AGREEMENT

EXHIBIT A

LEASE AND ALL AMENDMENTS, MODIFICATIONS AND ASSIGNMENTS

EXHIBIT N TO CREDIT AGREEMENT